UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Valley National Bancorp

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A LETTER TO OUR SHAREHOLDERS

Typically, my letter to you would highlight Valley’s accomplishments, our vision forward and our progress in making Valley a progressive, efficient and innovative organization. Although we made tremendous strides toward achieving these strategic goals, 2020 wasn’t a normal year. Our operating environment, culture and even the world we live in looks drastically different than it did one year ago. So, this year I want to highlight how Valley lived up to its purpose as a regional bank and provided the critical support our customers, associates, investors and communities needed during an unprecedented crisis.

THE PANDEMIC

The year 2020 will be remembered as the year of the COVID-19 pandemic. When the global pandemic was declared, we were able to respond to the subsequent financial crisis in a meaningful way, demonstrating the unique value we bring to our customers. In the midst of a global health crisis, we were able to pivot quickly to put protocols in place that sought to ensure the safety of our customers and our more than 3,100 Valley associates. In just a few short weeks, we mobilized more than 90 percent of our non-branch staff to work remotely while continuing to serve our customers without significant disruption from the very start of the crisis.

As families in our local communities started to feel the financial crunch as a result of lockdowns, Valley delivered. To support our customers in need, we deferred almost $450 million in mortgage loans for over 1,100 customers and over $100 million in auto loans for more than 5,000 customers.

When the U.S. Small Business Administration’s Paycheck Protection Program (PPP) became available, our associates rolled up their sleeves and worked relentlessly to help businessowners acquire the funding they needed to survive this crisis. We dedicated a team of over 500 associates to implement an innovative online application portal and drive the success of this program. We also provided direct one on one support to each applicant to assist them in gaining access to funds that would help lessen the impact of the economic hardships they faced.

During the first two funding rounds of the PPP program, we originated more than $2.3 billion in PPP loans to approximately 13,000 small businesses, helping our clients and others retain jobs. Over 30 percent of these loans were made to female and minority-owned businesses. The median size of these loans was approximately $42,000, demonstrating our commitment to local small businesses throughout our footprint and elsewhere.

RECORD FINANCIAL PERFORMANCE

Despite a challenging economic backdrop resulting from previously unforeseen external factors, Valley generated strong 2020 financial results. Several years of transformative change gave us the ability to adapt to changing market conditions, capitalize on our strategic initiatives and achieve financial success. We achieved significant growth in diluted earnings per share and drove our annual efficiency ratio to the lowest level in our history. Total revenue of $1.3 billion and net income of $391 million represent new records for Valley. Book value per common share and tangible book value per common share increased by approximately 5 percent and 8 percent to $10.85 and $7.25, respectively, in 2020 as compared to 2019.

Deposit growth and the transformation of our funding base was a key highlight in 2020. Total deposits increased over 9 percent to $31.9 billion during the year. This growth was driven by non-interest bearing and low-cost transaction accounts which now comprise

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SHAREHOLDERS LETTER

“Total revenue of $1.3 billion and net income of $391 million represent new records for Valley.”

29 percent and 50 percent of our deposit base, respectively, up from 23 percent and 44 percent a year ago. Strong growth in these core accounts was partially offset by a 31 percent reduction in CD balances. This transition contributed to our net interest margin stability during the year and fueled our strong results.

Total loans increased over 8 percent in 2020, with balances standing at $32.2 billion at year end. The majority of our growth came from PPP originations. Credit quality has always been a hallmark of our institution. Despite a difficult operating environment, Valley’s credit performance continued to reflect its conservative underwriting standards in 2020. Non-accrual loans as a percentage of total loans were 0.58 percent at December 31, 2020. To help our customers navigate the COVID-19 pandemic, we granted deferrals on nearly $4 billion of loans, including $550 million to retail customers. As of December 31, 2020, our loans in active deferral had declined to just $361 million, representing 1.1 percent of total loans. As the economy deteriorated, we built our allowance for credit losses to 1.09 percent of total loans from 0.55 percent in 2019. Moving forward in 2021, we feel confident that our balance sheet is positioned to navigate the uncertain environment that we continue to face.

In 2020, we produced strong revenue growth in both net interest income and our non-interest focus areas. Net interest margin increased to 3.03 percent in 2020 as compared to 2.95 percent in 2019. This reflected a meaningful improvement in our funding costs resulting from the deposit transformation mentioned above. While total non-interest income declined due to a non-core $79 million real estate gain in 2019, our loan related gains and fees grew at a solid pace in 2020.

We continued to drive our efficiency ratio lower in 2020 as we generated revenue growth well in excess of operating expense growth. For the year ended December 31, 2020 our efficiency ratio of 49.6 percent was an improvement of 7.2 percent from the 56.8 percent reported in 2019. We remain focused on generating positive operating leverage with a relatively stable expense base supporting meaningful balance sheet and revenue growth.

The various financial components described above added up to a very successful year for Valley. Our 2020 earnings per diluted common share of $0.93 were up 7 percent from 2019. This impressive performance was achieved despite a $102 million increase to our provision on a year-over-year basis. Our return on average assets also improved to 0.96 percent from 0.93 percent, representing the highest level since 2007.

Our enhanced earnings power has contributed to strong growth in our capital ratios. At December 31, 2020 our total risk-based capital ratio was 12.64 percent up from 11.72 percent a year ago. We continue to be well-capitalized and positioned to execute on our strategic and growth initiatives going forward.

OUR COMMITMENT TO THE COMMUNITY REMAINS STRONG

COVID-19 had an incredible impact on the health and vitality of our community partners. That’s why Valley pledged over $2 million to nonprofit organizations impacted by COVID-19, specifically to organizations that focused on food insecurity, health, housing and small business. By working alongside our partners, the local business community and organizations dedicated to supporting our local neighborhoods, we’re confident we can emerge from this crisis stronger than ever. We’ve also developed a new Community Lending Group that will primarily serve women and minority-owned businesses across our footprint. Our highly successful Women in Business Program continues to grow exponentially, providing an opportunity for women at every phase of their career to network, inspire each other, share their stories and celebrate their successes.

During 2020 we formed an ESG Council and in the year ahead we will reaffirm our role as a responsible corporate citizen by seeking to incorporate Environmental, Social and Governance (ESG) considerations in many aspects of our business. We expect these ESG factors will support our long-term strategy, strengthen our risk management framework and add sustainable value to our organization.

EMBRACING A DIVERSE, INCLUSIVE AND EQUITABLE CULTURE

We recognize that the diversity of our associates brings a wealth of new ideas and different perspectives to our organization. By embracing a culture of diversity, equity and inclusion, we enhance our ability to bring new ideas to the table, raise new questions, innovate our practices and products, and gain new insights about the world around us. In 2019, Valley accelerated its journey to clarify its commitment to diversity, equity and inclusion (DEI), to build upon its organic DEI internal and external initiatives and to lay a foundation upon which we can leverage our diverse and inclusive workplace as a strategic advantage in the marketplace and in service to our community. In 2020, we appointed a Chief Diversity and Inclusion Officer, established Valley’s Associate Resource Group Program, and I signed on to the CEO ACTION for Diversity and Inclusion Program.

Most importantly, we are designing our DEI Governance Model and Framework to support Valley’s programs, processes, systems and culture, giving our associates opportunities to grow to their full capacity and potential. We recognize this

ii	Valley National Bancorp	Proxy Statement 2021

work will take time and a sustained commitment to moving forward. We also know that our focus on diversity, equity and inclusion will provide us with insights that will help us strengthen our connections with our communities and, ultimately, our ability to serve as a better partner.

A BRIGHTER FUTURE AWAITS US ALL

I began this letter by discussing the impact of this pandemic and the challenges it presents to our associates, customers and the communities we serve. Let me close with a more optimistic and hopeful note.

In 2020, we faced a myriad of challenges, including a global pandemic, social unrest, economic recession and unprecedented political turmoil. But we have not been sitting idle, waiting for life to return to normal. Rather, we met these challenges head on, stayed true to who we are as an organization, and accelerated plans that we believe will help us remain a premiere financial institution long into the future.

While these crises have their own unique challenges, I can assure you that we will do everything we can to serve our customers and support our communities in these difficult times and in the much better days that lie ahead—just as we’ve done for more than 93 years.

I want to express my sincere gratitude to our associates, customers and shareholders for your continued trust and confidence in us.

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OUR BUSINESS STRATEGY

OUR BUSINESS STRATEGY

OUR CORE STRATEGIES

COVID-19 has had a far-reaching impact on all our lives, and our bank was not immune to the effects of this global health crisis. Despite these disruptions, Valley’s mission—to give people and businesses the power to succeed—remains unwavering. If anything, this pandemic has forced us to consider new ways to accelerate our internal and external strategies and support all our stakeholders who have been impacted in varying degrees:

•	For our associates, the intersection of both work and home environments has led to a reassessment of their professional and personal priorities.

•	For our customers, the required use of alternative delivery channels has accelerated an industry trend while simultaneously reinforcing the value of the human element of banking.

•	For our communities, programs such as PPP demonstrate the value banks play in supporting critical foundational community needs.

•

For our shareholders, 2020 has been a reminder of the unpredictability of the banking industry. The year was characterized by volatility in the equity markets, and particularly in the markets for bank equities. By the end of 2020 most bank stock values had returned to close to pre-pandemic levels.

As a result, our strategic priorities for the coming year, while similar to our prior initiatives, reflect a greater sense of urgency and acceleration in order for Valley to provide financial relevance to our customers that is unmatched by our peers.

OUR CORE STRATEGIES

Maintain agility to create positive operating leverage while delivering an industry-leading efficiency ratio

We’re taking a balanced approach to improving efficiency and leveraging technology to glean data driven insights, build a scalable infrastructure, improve processes, remove redundancies and create a better customer experience. This strategy is helping us build a nimble and agile organization that continues to deliver optimized services through a variety of channels that meet our customers’ needs.

Drive fee diversification and revenue growth by being a trusted partner and offering a broad array of financial services

Diversifying revenue streams and capturing a greater share of our customers’ wallets are top priorities in 2021. We’re focusing on developing and delivering a diverse suite of financial products to our customers which will enable us to cross-sell beyond traditional banking services. We’re finding new ways to build stronger relationships by increasing customer touchpoints and leveraging innovative sales management tools. Successful execution of these strategies will enable Valley to deliver additional revenue streams and strengthen existing business.

Deliver consistent loan and deposit growth by leveraging our strong market position

Against the backdrop of a global health pandemic, a near-zero interest rate environment and general economic uncertainty, we delivered extraordinary results through a disciplined focus on responsible and sustainable growth in 2020. As we move forward, sustainable growth will require a relentless focus on improving the customer experience, leveraging Valley’s brand strength and a commitment to share our success with the communities we serve.

Build an enduring culture by enabling inclusion, empowerment, collaboration and innovation

Our success depends on the skills, experience and diversity of the talent we hire. Attracting, developing, and retaining the most qualified people is crucial to our long-term strategy. We are investing in our associates and fostering a more inclusive and diverse corporate culture that empowers associates and encourages collaboration and innovative thinking.

WE BELIEVE IN OUR STRATEGIES

As we move forward into 2021, we are building on the trust that our customers have placed in us and executing on our strategies and vision for long-term success. Despite the uncertainty of the COVID-19 pandemic and the headwinds of a volatile economic environment, we believe that we are well-positioned to deliver for all our stakeholders again in 2021.

iv	Valley National Bancorp	Proxy Statement 2021

1455 Valley Road Wayne, New Jersey 07470

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD, MONDAY, APRIL 19, 2021

TO OUR SHAREHOLDERS:

We invite you to the Annual Meeting of Shareholders of Valley National Bancorp (“Valley”) on Monday, April 19, 2021 at 3:00 p.m., Eastern Time to vote on the following matters:

1.	Election of 11 directors;

2.	An advisory vote on our named executive officer compensation;

3.	Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

4.	Approval of the Valley National Bancorp 2021 Incentive Compensation Plan; and

5.	A shareholder proposal if properly presented at the Annual Meeting.

This year’s Annual Meeting will be held in a virtual format through a live audio webcast. You will not be able to attend the Annual Meeting physically. We will provide the live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/VLY2021. After the meeting you will be able to access a recording of the Annual Meeting on the same website. For further information on how to participate in the meeting, please see Information About the Annual Meeting on page 67 in this Proxy Statement.

You will be permitted to submit live questions at the Annual Meeting just as if you were attending a physical meeting. Questions may be submitted beginning thirty minutes before the start of the Annual Meeting through www.virtualshareholdermeeting.com/VLY2021.

You will need the 16-digit control number printed on your notice, proxy card or voting instruction form in order to attend, vote and ask questions during the meeting.

The Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”), which contains instructions on how to access the notice of annual meeting, proxy statement and annual report on the Internet and how to execute your proxy, is first being mailed to holders of our common stock on or about March 8, 2021. This notice also contains instructions on how to request a paper copy of the proxy materials.

Only shareholders of record at the close of business on Monday, February 22, 2021 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please vote in accordance with the instructions provided in the E-Proxy Notice. If you receive paper copies of the proxy materials, you may execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the Internet. The prompt return of your proxy will save Valley the expense of further requests for proxies.

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2021 Annual Shareholder Meeting. Please refer to the section “Information About the Annual Meeting” on page 67 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote virtually at the 2021 Annual Shareholder Meeting, you do not need to mail in a proxy card.

If you accessed this proxy statement

through the Internet after receiving an

E-Proxy Notice, you may cast your vote by

telephone or over the Internet by following

the instructions in that Notice. If you

received this proxy statement by mail, you

may cast your vote by mail, by telephone or

over the Internet by following the

instructions on the enclosed proxy card.

We appreciate your participation and interest in Valley.

Sincerely,

Ira Robbins

Chairman, President and Chief Executive Officer

Wayne, New Jersey

March 8, 2021

Important notice regarding the availability of proxy materials for the 2021 Annual Meeting of Shareholders: This Proxy Statement for the 2021 Annual Meeting of Shareholders, our 2020 Annual Report to Shareholders and the proxy card or voting instruction form are available on our website at: http:www.valley.com/filings.html.

GENERAL INFORMATION

MEETING INFORMATION
DATE AND TIME:	LOCATION:	RECORD DATE:
Monday, April 19, 2021 3:00 p.m. Eastern Time	Virtual Meeting: This year’s meeting is a virtual shareholders meeting at www.virtualshareholdermeeting.com/VLY2021	February 22, 2021

HOW TO VOTE

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2021 Annual Meeting of Shareholders. Please refer to the section “How to Vote” on page 68 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote virtually at the 2021 Annual Shareholder Meeting, you do not need to mail in a proxy card.

To vote before the meeting, visit www.proxyvote.com. To vote at the meeting, visit www.virtualshareholdermeeting.com/VLY2021 You will need the control number printed on your notice, proxy card or voting instruction form.

If you received a paper copy of the proxy materials, dial toll-free (1-800-690-6903) or the telephone number on your voting instruction form. You will need the control number printed on your proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage- paid envelope.

On March 8, 2021, we began sending our shareholders a Notice Regarding the Internet Availability of Proxy Materials.

ITEM 1: ELECTION OF DIRECTORS

You are being asked to elect the following 11 candidates for director: Ira Robbins, Andrew B. Abramson, Peter J. Baum, Eric P. Edelstein, Marc J. Lenner, Peter V. Maio, Suresh L. Sani, Lisa J. Schultz, Jennifer W. Steans, Jeffrey S. Wilks and Dr. Sidney S. Williams, Jr. Each director nominee is standing for election to hold office until our next annual shareholder meeting and thereafter until his or her successor is duly elected and qualified. For additional information regarding our director nominees, see “Director Information” beginning on page 7 of this proxy statement. For a description of our corporate governance practices, see “Corporate Governance” beginning on page 18 of this proxy statement.

Our Board of Directors (“Board”) unanimously recommends that you vote

“FOR” each of these director nominees.

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PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

BOARD MEMBERS AND LEADERSHIP
10 OF OUR 11 DIRECTOR NOMINEES are independent; the Chief Executive Officer (“CEO”) is the only member of management who is nominated for election	30% of our board is comprised of directors who are female / self-identify as ethnically diverse, reflecting our commitment to diversity and inclusion

RECENT EMPHASIS ON DIRECTOR REFRESHMENT HAS RESULTED IN:

•  Active and empowered Independent Lead Director

•  Annual Board self-assessments conducted by the Chair of our Nominating and Corporate Governance Committee and our Independent Lead Director, involving both anonymous questionnaires and one on one meetings with directors

•  Active and empowered committee chairs, all of whom are independent

•  Executive sessions of non-management directors at each regular Board meeting and executive sessions of independent directors periodically

BOARD GOVERNANCE BEST PRACTICES

•	We appoint an Independent Lead Director if the role of the Chairman is combined with that of the CEO

•	The Board reviews its leadership structure annually as part of its self-assessment process

•

The Nominating Committee annually discusses the performance and position of the Independent Lead Director and makes recommendations to the independent directors who annually elect the Independent Lead Director. This year the Committee recommended that Andrew Abramson serve another year and that Eric Edelstein succeed him in that position in 2022

•	Responsibilities of the Independent Lead Director, who is appointed annually by our independent directors, include:

–  The responsibility to identify issues for Board consideration and assist in forming a consensus among directors;

–  The authority to call meetings of independent directors and non- management directors (including meetings not in connection with regular board meetings) and preside at all executive sessions of independent and non-management directors;

–  Establishing the agenda for all meetings and executive sessions of the independent directors and non- management directors, with input from other directors;

–  The authority to retain outside advisors who report directly to the Board, with the prior approval of the Board;

–  Serving as a liaison between the CEO and the independent and non-management directors and assisting the CEO and/or chairperson with establishing meeting agendas, meeting schedules and assuring sufficient time for discussion of agenda items; and

–  Leading the independent director assessment of the CEO.

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SHAREHOLDER ENGAGEMENT AND SHAREHOLDER ROLE IN GOVERNANCE

•	Regular outreach and engagement throughout the year by the Chair of our Nominating Committee, the Chair of our Compensation and Human Resources Committee, our CFO and General Counsel with shareholders regarding Company strategy, performance and corporate governance

•	Majority voting for directors with resignation policy in uncontested elections

•	Shareholders holding at least 25% of outstanding common stock may request a special meeting

•	Proxy access for shareholders holding 3% of outstanding common stock for three years

•	No supermajority vote provisions for amendments to Bylaws and Certificate of Incorporation or removing a director from office

•	No shareholder rights plan (commonly referred to as a “poison pill”)

•	Stock ownership requirements for directors

•	100% independence on major committees

•	Policies to prohibit hedging and pledging of Valley stock by directors and officers

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION (“SAY ON PAY”)

You are being asked to approve on an advisory basis the compensation of our named executive officers (“NEOs”). For additional information regarding our executive compensation program and our NEO compensation, see “Compensation Discussion and Analysis” beginning on page 34 of this proxy statement.

Our Board unanimously recommends that you vote “FOR” the advisory approval of the compensation of our Named Executive Officers disclosed in this proxy statement.

2020 FINANCIAL HIGHLIGHTS
Net Income $391 MILLION	Loans Increased $32.2 BILLION	Net Interest Income (FTE) $1.1 BILLION	Net Interest Margin 3.03% IN 2020

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PROXY STATEMENT SUMMARY

2020 FINANCIAL PERFORMANCE

•  Net income was $391 million, or $0.93 per diluted common share, compared to 2019 earnings of $310 million, or $0.87 per diluted common share;

•  Loans (inclusive of loans originated under the PPP Program) increased $2.5 billion, or 8.5 percent, to approximately $32.2 billion at December 31, 2020 from December 31, 2019;

•  Net interest income on a tax equivalent basis of $1.1 billion for 2020 increased $221 million as compared to 2019;

•  Our net interest margin on a tax equivalent basis increased 8 basis points to 3.03 percent for 2020 as compared to 2.95 percent for 2019;

•  Our total shareholder return was in the 54th percentile, of the banks within the KBW Index in 2020, and in the 73rd percentile for the three years ended December 31, 2020; and

•  Net loan charge-offs totaled $38.0 million for 2020, as compared to $15.9 million for 2019. Non-accrual loans represented 0.58 percent of total loans at December 31, 2020, compared to 0.31 percent of total loans at December 31, 2019.

THE COMPANY’S 2020 FINANCIAL PERFORMANCE IS SUMMARIZED BELOW: $ are in millions

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OUR 2020 COMPENSATION DETERMINATIONS

We believe that Valley’s executive compensation should be structured to balance the expectations of our shareholders, our other stakeholders and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following factors:

•	Pay is substantially aligned with performance: We assess our performance and strive to hold our NEOs, and, in particular, our CEO, Ira Robbins, accountable.

•	We benchmark our compensation package against our peer group: We inform our compensation decisions by measuring our practices against bank holding companies that are similar in size and complexity to Valley.

•	Balanced compensation structure: We employ a mixture of short-term and long-term financial rewards to our executives.

In February 2020 the Compensation Committee set the framework for our incentive compensation to be 50% based upon Company financial goals and 25% to be based upon the accomplishment of other Company strategic goals (the other 25% to be based on key individual performance goals) and did not adjust these goals after the pandemic erupted. Based on the achievement of these goals, the Compensation Committee:

•	Increased Mr. Robbins’ total direct compensation by $800,000 ($4,350,000 in 2020 vs. $3,550,000 in 2019), or approximately 22.5%, from last year and approximately 11% over his 2020 target compensation; and

•	Increased our other NEOs’ compensation by an average of approximately 9% from 2019 levels and approximately 6% over 2020 target compensation.

SAY ON PAY

The Compensation Committee and the Board value the input of our shareholders on our NEO compensation. At our 2020 Annual Shareholder Meeting, more than 97% of our shareholders supported our NEO compensation.

In response to feedback received from our shareholders, the Committee has made modest changes to our executive compensation program, while continuing what we believe are best practices in our industry. In order to further align our pay with the Company’s performance, we set the framework for our non-equity compensation for 2020 to be 50% based upon Company financial goals and 25% to be based upon the accomplishment of other Company strategic goals with the other 25% to be based on key individual performance goals.

ITEM 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2021. For additional information regarding the Audit Committee’s appointment of and the fees paid to KPMG LLP, see “Report of the Audit Committee” on page 57 and “Ratification of the Appointment of Independent Registered Public Accounting Firm “beginning on page 56 of this proxy statement.

Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.

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PROXY STATEMENT SUMMARY

ITEM 4: APPROVAL OF THE VALLEY NATIONAL BANCORP 2021 INCENTIVE COMPENSATION PLAN

You are being asked to approve a management proposal to adopt a new incentive plan to award equity and cash to our executive officers, employees and directors. By approving the plan, you would also approve a limit on director compensation of $500,000. For additional information regarding the proposal, see “Item 4: Approval of 2021 Incentive Compensation Plan” beginning on page 58 of this proxy statement.

Our Board unanimously recommends that you vote “FOR” the proposal as disclosed in this proxy statement.

We are submitting to our shareholders for approval the Valley National Bancorp 2021 Incentive Compensation Plan. The Plan will supersede the Valley National Bancorp 2016 Long-Term Stock Incentive Plan. We believe that the adoption of the Plan is necessary in order to allow us to continue to use equity awards, including performance awards. We believe that granting equity-based compensation to eligible officers, employees and non-employee directors is an effective means to promote the future growth and development of the Company. Equity awards, among other things, further align the interests of award recipients with Company shareholders and enable the Company to attract and retain qualified personnel.

The Plan provides for the issuance of up to 9 million shares of our common stock which we expect, based on our current “burn rate,” will be sufficient to grant equity awards for the next five years. In 2020 grants under the 2016 plan were made to 421 employees which was an increase from 305 employees awarded grants in 2019. Our Compensation Committee will administer the Plan and determine which employees will receive equity awards. The Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards, as well as cash-based incentive awards, under the Plan. In addition, by submitting the Plan to a vote, we are also asking you to approve an overall annual limit of $500,000 on cash and equity compensation paid to our non-employee directors.

ITEM 5: SHAREHOLDER PROPOSAL

You are being asked to vote on a shareholder proposal regarding an independent Chairman of the Board. For additional information regarding the proposal, see “Item 5: Shareholder Proposal” beginning on page 65 of this proxy statement.

Our Board unanimously recommends that you vote “AGAINST”

the shareholder proposal as disclosed in this proxy statement.

6	Valley National Bancorp	Proxy Statement 2021

ITEM 1: ELECTION OF DIRECTORS

DIRECTOR INFORMATION

Our Board is recommending 11 nominees for election as directors at our 2021 Annual Meeting of Shareholders. All nominees currently serve as directors on our Board. All nominees were elected by you at our 2020 Annual Meeting except Dr. Williams who joined the Board in October 2020. Dr. Williams was suggested as a nominee by our CEO. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size. The Board has no reason to believe any nominee is not available or will not serve if elected.

Each director is nominated to serve until our 2022 Annual Meeting and thereafter until a successor is duly elected and qualified.

Graham O. Jones, who has served on the Board since 1997, is not standing for re-election at the Annual Meeting. We thank Mr. Jones for his service and the important expertise he shared with the Board.

Kevin J. Lynch is also not standing for re-election at the Annual Meeting. Mr. Lynch joined the board in 2019 and we thank him for his assistance with the integration of Oritani Financial Corp. into the Company.

Board Selection

Our Nominating and Corporate Governance Committee (Nominating Committee) reviews and selects candidates for nomination to our Board in accordance with its charter.

The Nominating Committee reviews the Board’s composition at least annually to determine whether directors’ backgrounds and experiences align with our long-term corporate strategy and shareholder values. The Nominating Committee also takes into consideration the results of the Board’s self-evaluation, an annual process by which directors assess the performance and needs of both the Board and its committees. Based on its review, the Nominating Committee helps to identify and vet nominees who would make valuable contributions to the Board. The Nominating Committee seeks to identify diverse candidates possessing the desired qualities, skills and background. The Nominating Committee recommends candidates to the Board, which approves nominees to be voted upon by our shareholders.

In the last several years, the Nominating Committee has paid particular attention to board refreshment. The Nominating Committee believes that its recent actions demonstrate a continuing commitment to independence and oversight.
Since 2016:

The Board has elected a new President and CEO who is in his forties	Six directors (out of 13 directors in 2016) have left the Board, with two more leaving at the 2021 Annual Meeting	Six new directors were added to the Board, including one identifying as African American, one with a technology and information security background, and two women

The Nominating Committee focuses on the following key factors when recommending candidates:

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ITEM 1: ELECTION OF DIRECTORS

Our Corporate Governance Guidelines specify that a director is eligible for re-election if the director has not attained age 76 before the date of the annual meeting.

While the Nominating Committee does not have a specific diversity policy and does not focus on one of the above factors more than others, the Nominating Committee is committed to enhancing the diversity of our Board. The Nominating Committee believes that a balance of director diversity and tenure is a strategic asset to our investors. The range of our directors’ tenure encompasses directors who have historic institutional knowledge of the Company and the competitive environment, complemented by newer directors with varied backgrounds and skills. This robustness of our refreshment strategy combines experience and continuity with new perspectives. It is of critical importance to the Company that the Nominating Committee recruit directors who help achieve the goal of a well-rounded, diverse Board that functions respectfully as a unit.

The Nominating Committee considered a skills matrix that represents certain of the skills that the Committee identified as particularly valuable to the effective oversight of the Company and execution of its business. The following matrix shows those skills and the number of nominees having each skill, highlighting the diversity of skills on the Board. The matrix also shows the gender of each nominee as well as whether the nominee is ethnically diverse.

NOMINEES	TENURE	DIVERSITY	GENDER F/M

IRA ROBBINS, AGE: 46 President & Chief Executive Officer of Valley National Bancorp and Valley National Bank, Chairman of the Board	3 YRS		M	🌑			🌑	🌑	🌑

ANDREW B. ABRAMSON, AGE: 67 President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm)	26 YRS		M			🌑	🌑		🌑	🌑

PETER J. BAUM, AGE: 65 CFO and COO of Essex Manufacturing, Inc. (manufacturer, importer and distributor of consumer products)	9 YRS		M			🌑	🌑		🌑

ERIC P. EDELSTEIN, AGE: 71 Consultant	17 YRS		M	🌑			🌑		🌑

MARC J. LENNER, AGE: 55 Chief Executive Officer and Chief Financial Officer, Lester M. Entin Associates (a real estate development and management company)	13 YRS		M	🌑		🌑	🌑		🌑	🌑

PETER V. MAIO, AGE: 59 Consultant	1 YR		M		🌑		🌑	🌑	🌑	🌑

SURESH L. SANI, AGE: 56 President, First Pioneer Properties, Inc. (a commercial real estate management company)	13 YRS	🌑	M			🌑	🌑		🌑

LISA J. SCHULTZ, AGE: 59 Retired co-head of Capital Markets at Keefe, Bruyette & Woods (a financial services oriented investment bank)	2 YRS		F	🌑				🌑	🌑

JENNIFER W. STEANS, AGE: 57 President and CEO, Financial Investments Corporation, (a private asset management firm)	3 YRS		F	🌑		🌑	🌑	🌑	🌑	🌑

JEFFREY S. WILKS, AGE: 61 President and Chief Executive Officer of Spiegel Associates (a real estate ownership and development company)	8 YRS		M			🌑	🌑	🌑	🌑

DR. SIDNEY S. WILLIAMS JR., AGE: 52 Lead Pastor at Bethel Church; President and CEO of Crossing Capital Group	1 YR	🌑	M	🌑				🌑		🌑

8	Valley National Bancorp	Proxy Statement 2021

Director Biographies

The biography of each nominee is set out below and contains information regarding the nominee’s tenure as a director, his or her age, business experience, for at least the last five years, other public company directorships held during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should be nominated to serve as a director.

Mr. Robbins is President and CEO of Valley and approaches his role from a unique perspective. He joined Valley in 1996 as part of the Bank’s Management Associate Program and has grown along with the company. From college student to thought leader, his twenty-plus year career at Valley has seen him through several key positions where his invaluable contributions have helped shape Valley’s growth and success. As CEO, Mr. Robbins has led Valley into the future while keeping true to the company’s roots as a local bank. In an ever-evolving digital and mobile world, he and the rest of Valley’s leadership team strive to create a stronger, faster, more efficient and more responsive organization.

His vision for success is building a purpose-driven organization which includes embracing innovation, being customer-centric, promoting social responsibility, and empowering Valley’s associates. Mr. Robbins earned his Bachelor of Science degree in Finance and Economics from Susquehanna University, his MBA in Finance from Pace University, and is a graduate of the Stonier Graduate School of Banking. He is a Certified Public Accountant in New Jersey and a member of both the New Jersey Society of Certified Public Accountants and the American Institute of Public Accountants.

He serves on the board of the Jewish Vocational Service of MetroWest NJ (JVS) and is on the Morris Habitat for Humanity Leadership Council. Mr. Robbins takes great pride in community outreach and is an active supporter of several philanthropic organizations in his community as well.

IRA ROBBINS, AGE: 46 President & Chief Executive Officer of Valley National Bancorp and Valley National Bank, Chairman of the Board

Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York and is a licensed building contractor in the State of Florida. He is the co-founder and treasurer of the Cure Breast Cancer Foundation, Inc., a 501c(3) not-for-profit charity that supports innovation and groundbreaking breast cancer research. Mr. Abramson graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 40 years as a business owner, an investor and developer in real estate, he brings management, financial, and real estate market experience and expertise to Valley’s Board of Directors.

ANDREW B. ABRAMSON, AGE: 67 President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm)

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ITEM 1: ELECTION OF DIRECTORS

Mr. Baum joined Essex Manufacturing, Inc. in 1978 as an Asian sourcing manager. Essex Manufacturing, Inc. has been in business over 70 years and imports various consumer products from Asia. Essex distributes these products to large retail customers in the U.S. and globally. Mr. Baum graduated from The Wharton School at the University of Pennsylvania in 1978 with a B.S. in Economics. He brings over 45 years of business experience, including as a business owner for 25 years, as well as financial experience and expertise to Valley’s Board of Directors. Mr. Baum appears on CNBC (US & Asia) providing commentary on Asia developments.

PETER J. BAUM, AGE: 65 Chief Financial Officer and Chief Operating Officer, Essex Manufacturing, Inc. (manufacturer, importer and distributor of consumer products)

Mr. Edelstein brings in-depth knowledge of generally accepted accounting and auditing standards as well as a wide range of business expertise to our Board. He has worked with audit committees and boards of directors in the past and provides Valley’s Board of Directors with extensive experience in auditing and preparation of financial statements. With 32 years of experience as a practicing CPA and as a management consultant, Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp. He is also a former Executive Vice President and Chief Financial Officer of Griffon Corporation (a diversified manufacturing and holding company) and a former Managing Partner at Arthur Andersen LLP (an accounting firm). He was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. Mr. Edelstein received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University.

ERIC P. EDELSTEIN, AGE: 71 Consultant

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Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the company. He has experience in multiple areas of commercial real estate markets throughout the country (with a focus in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., an accounting firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business Administration and Accounting. With his financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

MARC J. LENNER, AGE: 55 Chief Executive Officer and Chief Financial Officer, Lester M. Entin Associates (a real estate development and management company)

Mr. Maio is a former Chief Information Officer at Ally Bank with responsibility for Customer Information, Analytics and Corporate Technology. Prior to joining Ally, he held various technology leadership positions at large financial services companies including CIT, Charles Schwab, and Fidelity Investments. Mr. Maio served on the Board of Advisors of the North Carolina Technology Association from 2015 to 2018. Mr. Maio holds a Bachelor of Science Degree in Economics from The Wharton School at the University of Pennsylvania and a Masters of Business Administration in Information Systems and International Business from the Stern School of Business at New York University. Most recently, Mr. Maio earned the Computer Emergency Response Team Certificate in Cybersecurity Oversight from the CERT Division of Software Engineering Institute at Carnegie Mellon University. With more than 35 years of technology experience in financial services firms, he brings to Valley’s Board of Directors in-depth experience in formulating and executing information technology strategy as well as experience of technology solution delivery driven from business-based vision.

PETER V. MAIO, AGE: 59 Consultant

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Mr. Sani is a former Real Estate associate at the law firm of Shea & Gould. As president of First Pioneer Properties, Inc., he is responsible for the acquisition, financing, developing, leasing and managing of real estate assets. He has over 30 years of experience in managing and owning commercial real estate in Valley’s lending market area. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. Mr. Sani brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

SURESH L. SANI, AGE: 56 President, First Pioneer Properties, Inc. (a commercial real estate management company)

Ms. Schultz retired as co-head of Capital Markets at Keefe, Bruyette & Woods, a Stifel Company, as of year-end 2018. She joined KBW as part of the merger between Stifel Financial and Keefe, Bruyette. Ms. Schultz joined Stifel as part of the merger between Stifel and Ryan, Beck & Co., where she was the Director of Equity and Fixed Income Capital Markets. During her tenure, she had primary responsibility for raising billions of dollars of capital for US depository institutions. She started her career at Drexel Burnham Lambert. Ms. Schultz received her Bachelor’s Degree from Simmons College in 1983. With Ms. Schultz’s experience, she brings expertise in strategic positioning, investor perspective, capital alternatives and the financial services markets to Valley’s Board of Directors.

LISA J. SCHULTZ, AGE: 59 Retired co-head of Capital Markets at Keefe, Bruyette & Woods (a financial services oriented investment bank)

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Ms. Steans is the President and CEO of the private asset management firm, Financial Investments Corporation (“FIC”), where she oversees private equity investments and the Steans Family Office operations. She was the former Chairman of USAmeriBancorp, Inc., until acquired by Valley in 2018. Her business affiliations are substantial, also serving as a Director of Vital Care Industries and on the Advisory Board for 5th Century Partners, Prairie Capital and Siena Capital Partners, and is on the Executive Committee of The Commercial Club of Chicago. Prior to joining Valley’s Board of Directors, Ms. Steans served as a Director of MB Financial (MBFI), a publicly traded regional bank holding company located in Chicago. She also served as a Director of Cole Taylor Bank and Taylor Capital before being acquired by MBFI. Ms. Steans is active in the nonprofit community, serving on several boards, including the Kellogg Advisory Board, RUSH University Medical Center, the Life Trustee of Ravinia and Treasurer of Navy Pier. She is also involved in many community organizations and ventures in the Greater Chicago Area. Ms. Steans brings a strong financial background, knowledge about banking strategy and a diverse background to Valley’s Board of Directors. She received a bachelor’s degree from Davidson College and her MBA from the Kellogg School of Management at Northwestern University. In 2013, she was named as one of American Banker’s 25 Most Powerful Women in Finance.

JENNIFER W. STEANS, AGE: 57 President and CEO, Financial Investments Corporation, (“FIC”), a private asset management firm

Mr. Wilks served as a director of State Bancorp, Inc. from 2001 to 2011 and was appointed to Valley’s Board of Directors in connection with Valley’s acquisition of State Bancorp, Inc., effective January 1, 2012. From 1992 to 1995, he was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior to that, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest Equity Corp., each an investment affiliate of NatWest USA. He serves on the board of directors of the New Cassell Business Association, is a member of the board of the Museum at Eldridge Street, is a member of the Board of City Parks Foundation and is a member of the board of directors of The Association for A Better Long Island. Mr. Wilks served as Director of the Banking and Finance Committee of the UJA—Federation of New York from 1991 to 2001. He earned his BSBA in Accounting and Finance from Boston University and brings experience in banking, finance, and investments to Valley’s Board of Directors.

JEFFREY S. WILKS, AGE: 61 President and Chief Executive Officer of Spiegel Associates (a real estate ownership and development company)

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Rev. Dr. Sidney S. Williams, Jr. has more than 30+ years of experience in corporate and community development, which enables him to contribute a diverse set of experiences and expertise to Valley’s Board of Directors. While working for first-tier investment banks, he participated in over $10 billion in public equity and debt offerings, acquisitions, mergers, joint ventures and intellectual property licensing. He earned his undergraduate degree from Howard University and his graduate degrees from the Wharton Business School, Wesley Theological Seminary and Payne Theological Seminary.

Dr. Williams is currently the lead pastor at Bethel Church, in Morristown, NJ, a historic African Methodist Episcopal Church. He is also the founder, President and CEO of Crossing Capital Group, Inc., a company which provides churches, seminaries, colleges and for profit social enterprises with help in organizational development, strategic planning and financial management.

DR. SIDNEY S. WILLIAMS, JR., AGE: 52 Lead Pastor at Bethel Church; President and CEO of Crossing Capital Group

The Valley Board unanimously recommends a vote “FOR”

the nominated slate of directors.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) MATTERS

We are cognizant of our role and impact on society as a responsible corporate citizen. That’s why we are working to integrate Environmental, Social and Governance (ESG) considerations in our business. We seek to align ESG factors with our risk management framework as we believe they add sustainable value to our organization. The Bank’s vision is to integrate sustainable practices throughout the Bank.

Our focus is on empowering our communities, providing the tools, support and resources necessary to achieve their goals. For us, being a local bank is about more than just expanding business opportunities. It’s about embracing our role as a leader for our communities’ success. For over 90 years, we’ve been committed to creating better banking opportunities for our customers and making positive contributions in our communities.

We have continued to work towards the four key pillars that guide our collaboration and investments in improving the social, economic and environmental conditions in the communities we serve as outlined below:

•	Promoting affordable homes

•	Inspiring innovation and entrepreneurship
•	Stimulating economic and community development

•	Encouraging all our associates to commit to local, impactful volunteerism

We believe that innovation and entrepreneurship contribute to thriving communities, especially when the businesses represent the people within those communities. In 2020, we celebrated diversity and inclusion in business as we completed another year of our partnership with the Minority Business Accelerator (MBA). This program is designed to assist Black and Hispanic business owners prepare for growth by helping them develop strategic, results-driven solutions, specific to their unique business needs. Additionally, we deepened our support of female leaders in our communities. As a partner of the Female Founders in FinTech, we support initiatives that give female founders of innovative technology startups access to capital, mentorship and partnership opportunities. Valley’s own Women in Business program serves to educate, connect and empower professional women, from entrepreneurs to executives, expanded throughout our entire footprint. In 2020, we held our inaugural Women in Business networking events in both New York and New Jersey.

14	Valley National Bancorp	Proxy Statement 2021

Environmental Social Governance (ESG) Council

Building upon our Corporate Social Responsibility foundation, we established an Environmental, Social and Governance (ESG) Council in 2020 with respect to ESG issues. The Council will help guide us to consider how environmental, social and sustainability issues impact Valley’s ability to achieve its long-term strategy while being socially responsible. The Council will determine the scope of Valley’s engagement for ESG and assist in establishing appropriate objectives and implement actions to achieve those objectives. Also, we have hired a workplace and sustainability strategy manager who is a significant participant in the Council.

There is no single framework for measuring ESG metrics. While acknowledging the competing standards with different focuses Valley is focused on the commercial bank standards from the Sustainability Accounting Standards Board and the Task Force on Climate-related Financial Disclosures. These standards provide a focus on sustainability.

We believe good corporate governance practices that foster diversity and inclusion, environmental stewardship, innovation and social and economic equity will promote sustainability for our stakeholders today and in the future.

ESG Oversight Responsibility

In early 2021, the Board received a report on ESG matters from our ESG Council after which they approved a charter change delegating ongoing oversight for our ESG program and strategy to the Nominating Committee. The Compensation Committee and the Risk Committee will be involved in issues that naturally fall within their areas of responsibility while the overall oversight of strategy will lie with the Nominating Committee.

Our COVID-19 Response

The health and safety of our associates, customers and community is extremely important to us. We instituted special personal and workplace hygiene measures to keep our associates and customers safe, executed CDC guidelines in our branches and provided appropriate personal protective equipment for associates and customers. We took measures to protect our associates and their families from the threat posed by the COVID-19 virus by implementing work from home and alternative work arrangements and supporting our associates financially. These measures included:

•	Implementing a business continuity plan, daily pandemic planning team meetings, and regular company-wide town hall meetings;

•	Associates were mandated to work at home if possible; at the height of the pandemic, 93% of non-branch employees were working remotely;

•	Initial closure of 85 branches (or 36% percent of our total branches) although all branches offered drive-up service or lobby service by appointment; all branches are now open subject to COVID-19 protocols

•	Payment of $2.2 million in bonuses to our hourly ($1,000 each) and part-time ($500 each) associates in the summer of 2020 followed by a $250 bonus in late fall 2020;

•	Payment of 100% of COVID-19 related medical costs of testing and treatment of covered employees and their families;
•	80 hours of additional paid time off offered to our associates for quarantine and sick time plus an additional 24 hours for childcare arrangements;

•	Assessing building density and providing reconfiguration of common spaces and work areas prior to associates entering our worksites;

•	Creating physical barriers, social distancing protocols, an inventory of protective gear, and sanitation protocols in line with CDC recommendations; and

•	Utilizing our Safe Workplace Application which allows Valley to provide contact tracing for all reported exposures and illnesses and give quarantine instruction and guidance when appropriate.

We worked hard for the businesses in the communities we serve that were hit hard by the pandemic. When the SBA’s Paycheck Protection Program (PPP) began, our associates rolled up their sleeves and worked day and night helping to get PPP loans funded for businesses and non-profits. In total we funded more than $2.3 billion in PPP loans to more than 13,000 small businesses, many to women and minority-owned businesses. We extended the application process for women and minority-owned businesses to ensure they had access to capital as well as the opportunity for direct communication with commercial lenders to walk them through the loan application process. We also worked with our clients on payment deferral solutions for their loans where appropriate, increased daily debit card limits and waived overdraft fees and CD withdrawal penalties.

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ITEM 1: ELECTION OF DIRECTORS

We protected our local communities by:

•	Implementing a community recovery CD program under which we donated $5 of every $1,000 deposited to our local communities impacted by COVID-19;

•	Targeting up to $2.5 million to provide funding to those nonprofits severely impacted by COVID-19. Our areas of focus were food insecurity, health, housing and small business, while continuing to support strategic community partners throughout our footprint;
•	Committing $2 million to the New Jersey Community Capital’s Garden State Relief Fund, further supporting lending to small business and non-profits which have been negatively impacted by COVID-19; and

•	Donating $575,000 to 14 food banks and pantries across our footprint to those in need.

Human Capital Management

We have been continuing to cultivate an inclusive and diverse corporate culture where empowered associates, collaboration and innovation thrive. Through our advances in technology; enhanced communication as well as developing and infusing key talent throughout the business, an engaged and positive culture that meets the needs of our employees and customers is emerging.

Within both our Talent Acquisition and Talent Development teams, our goal of attracting, developing, and retaining the most qualified people is crucial to all aspects of Valley’s activities and long-term success and is central to our long-term strategy.

•	Through our talent acquisition strategy, we continue to actively engage our senior business leaders in prioritizing their critical roles in coordination with their strategic talent initiatives;

•	Our annual talent review and succession planning process has created a broader understanding of our key talent and we are taking meaningful steps to provide development and experiences that test our high potential talent;

•	Our commitment to three flagship leadership development programs held in 2020 has provided guidance for our participating associates. These programs provided a solid foundation for introducing key leadership concepts—enabling many of our top performers to excel and expand their capabilities;

•	Our new manager development program has been rolled out to increase the capability and effectiveness of our leaders;
•	Through our recognition program efforts, our talent management team continues to monitor and proactively facilitate continued support of our leaders and colleagues on key service milestones to engage and show our appreciation for our associates;

•	We are committed to provide our associates the tools and ongoing professional development to attain their career goals through access to a wide range of courses and workshops that are current and relevant to the banking industry, their jobs, and careers; and

•	We have invested in the Valley Learning Management System which enables us to deliver content across our multi- state geography.

For the second consecutive year, Valley was recognized in Training Magazine’s 2021 Training Top 100, a worldwide ranking of organizations that excel at training and human capital development. Retaining key talent at Valley, keeping our employees engaged and outlining a career path for them plays an integral part in the success of our organization.

We also recognize that building an inclusive and high-performance culture requires an engaged workforce, where employees are motivated. We communicate with our employees in a number of ways, and we seek their input on a variety of subjects through our annual employee survey. In 2020, we received an 84% response rate with 75% of our employees stating that they would recommend Valley as a place to work. As we develop our human capital programs, our scores from our associates continue to improve across a variety of categories.

Diversity, Equity and Inclusion

We believe our associates are our greatest assets. We strive to foster a strong and inclusive culture that is committed to providing the quality service to our customers, the communities in which we operate and each other. We encourage all of our associates to expand their points of view, to be open-minded and to seek to understand our individual differences. Valley embraces and values the unique perspective each employee brings to the workplace. A diverse workforce enables us to create an inclusive environment from which collaboration, innovation and teamwork can tangibly influence business results.

In 2020, we hired a Chief Diversity and Inclusion Officer who oversees our continuing efforts to build a diverse and vibrant workforce. Additionally, we launched the Valley associate resource group program with our first three associate resource groups

16	Valley National Bancorp	Proxy Statement 2021

for our black, latinx, and female associates, respectively. Our CEO also signed the CEO Action for Diversity and Inclusion this year and pledged to take the following actions:

•	Making our workplace a trusting place to have complex, and sometimes difficult, conversations about diversity and inclusion;

•	Implementing and expanding unconscious bias education;

•	Sharing best—and unsuccessful—practices; and

•	Creating and sharing strategic inclusion and diversity plans with our board of directors.

Finally, Valley is proud to be ranked in the SSGA Gender Diversity Index. The companies in the Index are ranked within each sector by three gender diversity ratios. The SSGA Gender Diversity Index is designed to measure the performance of U.S. large capitalization companies that are gender diverse, which are defined as companies that exhibit gender diversity in their senior leadership positions. The Index seeks to provide exposure to US companies that demonstrate greater gender diversity within senior leadership than other firms in their sector.

Our Environmental Impact

Valley seeks ways to reduce the negative impacts on the environment. One of the ways Valley accomplishes this is to invest in sustainable designs in its retail branch locations. Sustainable design seeks to reduce negative impacts on the environment, as well as the health and comfort of building occupants, thereby improving building performance. The basic objectives of sustainability are to reduce consumption of non-renewable resources, minimize waste, and create healthy, productive environments.

We recently transformed and remodeled 12 retail branch locations which included sustainable elements. Each one of these branches has new furniture that contains recycled content, low-emitting materials and the ability to be recycled. Existing branch light fixtures were replaced with new energy-efficient LED light fixtures to conserve energy, lessen maintenance and to lower electrical costs. Worn out branch flooring was replaced with new carpet that contains pre and post-consumer recycled content. In addition, packing and shipping from various manufacturers was looked at from the vantage point of sustainability. Valley’s Design and Construction team is integrating more sustainable products in their standard buildouts and projects. Over the past two years, 185 signs across our footprint were upgraded to energy-efficient LED lighting. Full interior and exterior lighting conversions were also completed at our four corporate buildings in Wayne, NJ. In 2019, new environmental standards for carpentry and lighting design were implemented at 27 locations, covering a total of 14% of our four-state portfolio.

We strive to make loans to companies and customers that are making a positive contribution toward protecting our environment. Some recent examples of these loans include:

•	$4.5 million for hybrid or electric cars

•	$19.1 million to recyclers
•	$11.5 million to solar companies

Lastly, in 2020 we conducted a climate stress test including the effect on Valley of a category five hurricane impacting on our Florida market.

Community Reinvestment Act

We are proud that Valley received an Outstanding Community Reinvestment Act rating from the Office of the Comptroller of the Currency (OCC) in late 2019 for the years 2015 through 2018.

The Community Reinvestment Act requires banks to meet the credit needs of low- and moderate-income communities in which it operates. The rating is based upon an assessment of three categories: lending, investment, and services. Included in the assessment are bank practices such as mortgage lending, small business lending, community development lending, investments and services to communities, along with employee community involvement.

Valley established Regional Community Advisory Committees and our CEO and senior management received advice from advisory board members in each region and from community partners. Encouraged by our Board, senior management shaped a culture that embraces social responsibility.

CSR Report

Valley is committed to being transparent about reporting on our sustainability efforts. One way we do this is by publishing an annual Corporate Responsibility Report. The 2019 report is available on our website at valley.com/why-valley/our-community commitment.

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CORPORATE GOVERNANCE

We are committed to enhancing our corporate governance practices, which we believe help us sustain our success and build long-term value for our shareholders. Our Board of Directors oversees Valley’s strategic direction and the performance of our business and management. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the company and our stakeholders. We have committed to strong governance standards and to transparent financial reporting and effective internal controls. Periodically, these governance practices are reviewed by senior management, legal counsel and the Board.

Engagement

Our Board believes engagement with stakeholders helps us realize our goals.

Management and directors proactively engage with our shareholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including strategy and execution, board refreshment, compensation practices, risk oversight, sustainability and culture/human capital. The exchanges we and our Board have had with shareholders provide us with a valuable understanding of our shareholders’ perspectives and meaningful opportunities to share views with them. A brief description of our shareholder engagement efforts are outlined below.

WHO WE ENGAGE: • Institutional shareholders • Retail shareholders	HOW WE COMMUNICATE: • Annual Report • Proxy Statement • SEC Filings • Press Releases • Firm Website • Annual Corporate Social Responsibility Report

INSTITUTIONAL SHAREHOLDER OUTREACH BY DIRECTORS:

•  Hosted discussions with large Institutional shareholders

•  Extended invitations to institutional shareholders holding in the aggregate more than 20% or more of our shares to engage and responded to shareholder requests for engagement who were not extended an invitation

•  Our chairs of the Nominating and Corporate Governance Committee and Compensation and Human Resources Committee participated in these calls

•  Discussion Topics included:

–  Corporate Governance

–  Board Independence

–  Shareholder rights

–  ESG issues

HOW WE ENGAGE: • Quarterly earning calls • Investor conferences • Annual Shareholder Meeting • Shareholder Outreach Program

2020 ENGAGEMENTS:

•  Senior Management

–  Hosted over 100 investor interactions, including 23 calls, small dinners or merger related calls

–  Presented at 5 investor conferences

–  Our CEO presented at Valley’s 2020 annual meeting and is expected to do so again at this year’s annual meeting

On sustainability matters, we welcome the views of an even broader range of stakeholders who serve as critical partners in identifying our key sustainability areas of impact. We regularly engage with these stakeholders to assure that we understand their vantage points and concerns. This diverse engagement is designed to ensure that we are prioritizing issues that are important to both our stakeholders and our long-term business success. For example, through Valley’s Regional Community Advisory Committees, our CEO and senior executives engage with national consumer policy groups to discuss issues related to Valley’s products, policies, customer-facing practices, communications and public policy issues. We also engage with organizations on environmental and social issues and provide philanthropic support to a broad range of nonprofit organizations that work on issues that are important to Valley. Management shares insights and feedback from these relationships and engagements with the Board.

Our Board and senior management are committed to maintaining a strong corporate culture that instills and enhances a sense of purpose, participation and personal accountability on the part of all of Valley’s employees. Senior management, including our CEO, holds virtual “town halls” with our employees on a regular basis.

Our Board and senior leaders commit significant time meeting with our regulators. Frequent interaction helps us learn firsthand from regulators about matters of importance to them and their expectations of us. It also gives the Board and management a forum for keeping our regulators well-informed about Valley’s performance and business practices.

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Shareholder Rights

The Valley’s Certificate of Incorporation and By-laws provide shareholders with important rights, including:

•	Majority voting for directors with resignation policy in uncontested elections

•	Shareholders holding at least 25% of outstanding common stock may call a special meeting

•	Proxy access for shareholders holding 3% of outstanding common stock for three years
•	No supermajority vote provisions for amendments to Bylaws and Certificate of Incorporation or removing a director from office

•	No shareholder rights plan (commonly referred to as a “poison pill”)

Code of Conduct

Employees are trained annually on our Code of Conduct and Ethics and are required to speak up about misconduct and report suspected or known violations of the Code, or any law or regulation applicable to Valley’s business. We also provide procedures regarding the review and treatment of employee-initiated complaints, including the proper escalation of suspected or known violations of the Code, other Valley policy or the law. The Code prohibits retaliation against anyone who in good faith raises an issue or concern.

Employees can report any known or suspected violations of the Code in person or via the Ethics Hotline. The Hotline is anonymous and is maintained by an outside service provider.

Suspected violations of the Code, other Valley policy or the law are investigated by Valley and may result in an employee being cleared of the suspected violation or in an escalating range of actions, including termination of employment, depending upon the facts and circumstances. The Ethics Officer reports quarterly to the Audit Committee on ethics complaints from all sources.

Supplier Code of Conduct

Suppliers are expected to have high standards of business conduct, integrity, and adherence to the law. The Third Party Code of Conduct and Ethics applies to our suppliers, vendors, consultants, contractors, and other third parties working on behalf of Valley. The Code of Conduct communicates our expectations on a range of issues, including our suppliers’ responsibility to comply with laws and regulations and Valley’s obligations to its customers. The Code of Conduct is available under the Investor Relations section of our website at valley.com/why-vnb/company-information.

Board Leadership Structure and the Board’s Role in Risk Oversight

Independent Oversight Structure. Our Board believes that an independent oversight function is a foundation of corporate governance. Since 2014 we have utilized an Independent Lead Director to assure that the Board had independent leadership. We realize that some companies utilize an independent chairperson and others an Independent Lead Director or Presiding Director. We also believe the structure of independent leadership should be examined regularly. During 2020, our Board utilized an Independent Lead Director.

Risk Oversight. Our Board is currently comprised of 13 directors, of whom 11 are independent under NASDAQ guidelines. The Board has three standing independent committees with separate chairpersons—an Audit Committee, a Nominating and Corporate Governance Committee (Nominating Committee), and a Compensation and Human Resources Committee (Compensation Committee). We also have a Risk Committee with a separate independent chairman, which is responsible for overseeing risk management. In addition, our Audit Committee engages in oversight of financial statement risk exposures and our full Board regularly engages in discussions of risk management and receives reports on risk factors from our executive management, other Company officers and the chairman of the Risk Committee.

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ITEM 1: ELECTION OF DIRECTORS

Lead Director. The Board created the position of Independent Lead Director in 2014 and each year has appointed Mr. Abramson as its Independent Lead Director. In accordance with our Corporate Governance Guidelines, our independent directors elect the Independent Lead Director annually and the Independent Lead Director is selected from among our independent directors on an annual basis. The position is filled unless the Chairman is an independent director (presently not the case). Our non-management directors meet in executive session after every regular Board meeting and our independent directors meet in executive session periodically. These meetings are chaired by Mr. Abramson in his role as Lead Director. As provided in the Corporate Governance Guidelines, the Independent Lead Director, among other things:

•	Has the responsibility to identify issues for Board consideration and assist in forming a consensus among directors;

•	Has the authority to call meetings of independent directors and non-management directors (including meetings not in connection with regular board meetings) and preside at all executive sessions of independent and non- management directors;

•	Establishes the agenda for all meetings and executive sessions of the independent directors and non-management directors, with input from other directors;
•	Has the authority to retain outside advisors who report directly to the Board, with the prior approval of the Board;

•	Serves as a liaison between the CEO and the independent and non-management directors and assists the CEO and/ or chairperson with establishing meeting agendas, meeting schedules and assuring sufficient time for discussion of agenda items;

•	Leads the independent director assessment of the CEO; and

•	Is appointed annually by the independent directors.

The Nominating Committee engaged in a robust discussion in 2021 about Committee Chairs and the position of Independent Lead Director. Based upon this discussion, the Nominating Committee recommended to the independent directors that Mr. Abramson continue as Independent Lead Director until the 2022 Annual Meeting but that Eric Edelstein become Independent Lead Director thereafter.

Chairman/CEO Decision for 2021. For 2021, the Board determined to continue to combine the Chairman and CEO positions. Considering the performance of Mr. Robbins since he was appointed CEO, the Board believed that electing him as Chairman was appropriate. As explained previously the Board believes that independent Board leadership is provided by the Independent Lead Director in light of the position’s authority, responsibilities, and duties.

Annual Meeting Attendance. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2020, all directors attended our annual meeting.

Our Hedging Policy

We adopted a policy that prohibits hedging of Valley equity securities for directors, executives and officers with the title of First Senior Vice President and above. While there is no prohibition against employees who do not hold the title of First Senior Vice President or above hedging equity securities, these employees are prohibited from trading Valley securities while in possession of material non-public information. The anti-hedging policies are set forth in full below.

Short Sales. Directors and officers at the level of First Senior Vice President and above may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. Directors and officers at the level of First Senior Vice President and above may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Directors and officers at the level of First Senior Vice President and above also may not engage in such transactions privately.

Hedging Transactions. Directors and officers at the level of First Senior Vice President and above are prohibited from entering into hedging transactions or similar arrangements involving Company securities, such as equity swaps, collars, exchange funds and forward sale contracts. These hedging transactions allow an owner of securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.

Our Pledging Policy

Directors and executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan. If executive officers have Company stock pledged when they join the Company or become executive officers, they are required to report this to the Company’s Chief Financial Officer and are required to unwind the pledging as promptly as possible but in any event within three years. If directors

20	Valley National Bancorp	Proxy Statement 2021

have Company stock pledged when they join the board, the director is required to report this to the Company’s Chief Financial Officer and should unwind the pledging as promptly as possible but in any event within three years. The Nominating Committee upon request may exempt some or all of the pledged shares from this requirement in its discretion if the shares were pledged before the director and executive officer held that position. The prohibition on pledging securities applies to directors, executive officers, their spouses, children who share such person’s home and trusts if the director or executive officer is the trustee and sole beneficiary.

In January 2020, at the request of Ms. Steans, the Nominating Committee allowed her to continue pledging the shares she owned which were pledged at the time she became a director. The Committee considered the fact that she and her husband owned shares which were pledged while she was the Chair of USAmeriBancorp, Inc. which merged with Valley in 2018. Pursuant to the terms of the merger, shares were converted to Valley shares. When Ms. Steans became a director of our Company she owned 20,000 shares in her own name which were not and currently are not pledged. Shares Ms. Steans or her husband acquire after she became a director of Valley may not be pledged.

Joseph Chillura, who was the President and CEO of USAmeriBancorp, Inc., became an executive officer of Valley in 2020 and the Nominating Committee allowed him to continue to pledge the shares he owned at the time he became an executive officer. Shares Mr. Chillura or his wife acquire after he became an executive officer may not be pledged.

Except for Ms. Steans and Mr. Chillura, no executive officers or directors have any shares covered by the Policy pledged.

Political Contribution Policy

Valley, like all national banks, is prohibited by law from making contributions to candidates in federal, state and local elections. We apply the policy to our holding company and our subsidiaries. Valley does not contribute corporate funds to independent expenditure committees.

Valley belongs to national trade associations, state banking associations and local chambers of commerce that represent the interests of both the financial services industry and the broader business community. These organizations work to represent the industry and advocate on major public policy issues of importance to Valley and the communities we serve.

Private Aircraft Travel Policy

In 2020 the Board adopted a Private Aircraft Travel Policy to govern and provide for the use of private aircraft by Valley’s President and CEO, CFO and Chief Banking Officer during the COVID-19 public health emergency. The Board determined that private travel is necessary from a health perspective during the ongoing COVID-19 public health emergency. This policy will be in place during the COVID-19 public health emergency and for a period of 90 days following a declaration that the public health emergency is over by the President of the United States and by the Governors of the four states in which Valley operates. The Board will consider extending the business use of private aircraft after the COVID-19 public health emergency is over.

Under the terms of this policy, those specified Valley officers may utilize the private jet arrangement for individual business travel. Other executives may travel with the them under appropriate health conditions subject to approval by the CEO. The CEO may request that other senior executives be added as authorized users under this policy. Consideration will be given to succession planning when determining which authorized users are approved to travel together on the same private plane.

Only business travel for our executives is authorized under the policy. On occasion, our executive officers, while traveling for business, may be accompanied by family members or executives traveling from second home or vacations. For each such incidental traveler Valley requires the executive to pay an amount equal to the cost of one way first class commercial airfare to the destination, but no less than $750, plus any incremental cost incurred by Valley.

Prior to the implementation of this Policy, executive officers of Valley utilized both commercial and private aircraft travel between its New Jersey headquarters and its locations in Florida and Alabama. Private aircraft travel was used only where commercial aircraft travel was not efficient or convenient due to the infrequency of commercial flights or timing limitations.

Director Independence

The Board has determined that 11 of our current directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” for purposes of the independence standards of NASDAQ, and that all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors currently are: Andrew B. Abramson, Peter J. Baum, Eric P. Edelstein, Marc J. Lenner, Kevin J. Lynch, Peter V. Maio, Suresh L. Sani, Lisa Schultz, Jennifer W. Steans, Jeffrey S. Wilks and Dr. Sidney S. Williams, Jr.

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ITEM 1: ELECTION OF DIRECTORS

With respect to Mr. Wilks, in determining that he was independent, the Board recognized that his spouse benefits from leasing a branch to the Bank. As set forth in the section “Certain Transactions with Management”, the annual lease payments are made to a limited partnership from which Mr. Wilks’ spouse benefits. The limited partnership is part of a much larger entity from which Mr. Wilks’ spouse also benefits. The lease payments are less than 1/2 of 1% of the annual gross revenue of the larger organization. The annual lease payments are $190,000 a year, with no additional payments due from the Bank for real estate taxes, insurance or parking lot maintenance. This payment has remained fixed since Valley acquired the branch in a merger in 2011 and no annual increases are built in. Based upon these factors, the Nominating Committee and the Board reached the judgment this year and in the past that because the lease transaction was de minimis to Mr. Wilks, Mr. Wilks was “independent”. The Board has engaged with a number of institutional shareholders and while these shareholders viewed the interest as de minimis, we were advised that even such a de minimis interest was not advisable for a member of the Audit Committee and as a result Mr. Wilks does not serve on the Audit Committee.

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company falls within these categories is independent:

•	A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;

•	A deposit, trust, insurance brokerage, investment advisory, or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by Valley or its subsidiaries of any immediate family member of the director if the family member serves below the level of a senior vice president;

•	Annual contributions by Valley or its subsidiaries to any charity for which a director or his or her spouse serves on the board if the contributions do not exceed the greater of (i) $60,000 or (ii) 5% of the charity’s annual revenues in the calendar year;

•	Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do not serve as an executive officer of the business; or

•	Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $200,000 or five percent (5%) of the gross revenues of the business.

22	Valley National Bancorp	Proxy Statement 2021

•	The Board considered the following categories together with contributions to charitable organizations on which the director or his spouse served as a director and the information set forth under “Certain Transactions with Management,” for each director it determined was independent:

Name	Loans*	Trust Services/ Assets Under Management	Banking Relationship with VNB	Professional Services to Valley

Andrew B. Abramson**	Commercial and Residential Mortgages, Personal and Commercial Line of Credit	None	Checking, Savings, Certificate of Deposit	None

Peter J. Baum	Commercial Mortgage	None	Checking	None

Eric P. Edelstein	Residential Mortgage	None	Checking	None

Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	Trust Services	Checking, Money Market, Certificate of Deposit, IRA	None

Kevin J. Lynch	None	None	Checking, Money Market	None

Peter V. Maio	None	None	Checking, Certificate of Deposit, Money Market	None

Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None

Lisa J. Schultz	None	None	Checking, Money Market	None

Jennifer W. Steans	None	None	Certificate of Deposit, Money Market	None

Jeffrey S. Wilks	Commercial Mortgage, Personal Line of Credit	None	Checking	None

Dr. Sidney S. Williams, Jr.**	None	None	Checking	None

*	In compliance with Regulation O.

**	The Board also considered charitable contributions to entities the director is affiliated with.

Executive Sessions of Non-Management Directors

Valley’s Corporate Governance Guidelines require the Board to hold separate executive sessions for both independent and non-management directors. The Board holds an executive session at least once a year with only independent directors and holds an executive session with non-management directors after almost all Board meetings and also holds separate meetings periodically during the year. In each instance the Independent Lead Director is the presiding director for the session.

Shareholder and Interested Parties’ Communications with Directors

The Board of Directors has established the following procedures for shareholder or interested party communications with the Board of Directors or with the Independent Lead Director of the Board:

•	Shareholders or interested parties wishing to communicate with the Board of Directors, the non-management or independent directors, or with the Independent Lead Director should send any communication to Valley National Bancorp, Corporate Secretary, at 1455 Valley Road, Wayne, NJ 07470. Any such communication should state the number of shares owned by the shareholder.

•	The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman or to the Independent Lead Director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors in which case the Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.

Committees of the Board of Directors; Board of Directors Meetings

In 2020, the Board of Directors maintained an Audit Committee, a Nominating Committee, and a Compensation Committee. Only independent directors serve on these committees. In addition to these committees, the Company and the Bank also maintain several committees to oversee areas of Valley’s operations. These include a Risk Committee, an Investment Committee, a Trust Committee and an Operating Committee.

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ITEM 1: ELECTION OF DIRECTORS

Each director attended at least 92% of the meetings of the Board of Directors and of each committee on which he or she served for the year ended December 31, 2020. Our Board met 10 times during 2020.

The following table presents 2020 membership information for each of our Audit, Nominating, Compensation and Risk Committees and the number of meetings held by each committee during 2020.

Name	Audit	Nominating and Corporate Governance	Compensation and Human Resources	Risk

Andrew B. Abramson		X	X	(Chair)

Peter J. Baum	X	X

Eric P. Edelstein	(Chair)		X	X

Graham O. Jones				X

Marc J. Lenner		(Chair)	X

Kevin J. Lynch				X

Peter V. Maio	X			X

Suresh L. Sani		X	(Chair)

Lisa J. Schultz	X	X		X

Jennifer W. Steans	X		X

Jeffrey S. Wilks		X

2020 Number of Meetings*	5	5	6	6

*	Includes telephonic meetings.

Audit Committee

The Board of Directors has determined that each member of the Audit Committee is financially literate and that more than one member of the Audit Committee has the accounting or related financial management expertise required by NASDAQ. The Board of Directors has also determined that Mr. Edelstein, Ms. Schultz and Ms. Steans meet the SEC criteria of an “Audit Committee Financial Expert.” The Committee charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre- approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Other responsibilities of the Audit Committee pursuant to the charter include:

•	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

•	Reviewing with management and Valley’s independent registered public accounting firm Valley’s interim and year- end operating results including SEC periodic reports and press releases;

•	Considering the appropriateness of the internal accounting and auditing procedures of Valley;
•	Considering the independence of Valley’s independent registered public accounting firm;

•	Overseeing the internal audit function;

•	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

•	Reporting to the full Board on significant matters coming to the attention of the Audit Committee.

Nominating and Corporate Governance Committee

The Nominating Committee reviews the qualifications of and recommends to the Board candidates for election as directors of Valley, considers the composition of the Board, and recommends committee assignments. The Nominating Committee also reviews and as appropriate approves all related party transactions in accordance with our Related Party Transaction Policy. The Nominating Committee is responsible for approving and recommending to the Board our Corporate Governance Guidelines which include:

•	Director qualifications and standards;

•	Director responsibilities;

•	Director orientation and continuing education;

•	Limitations on Board members serving on other boards of directors;
•	Director access to management and records;

•	Criteria for the annual self-assessment of the Board, and its effectiveness; and

•	Responsibilities of the Independent Lead Director.

The Nominating Committee reviews recommendations from shareholders regarding corporate governance and director candidates and also oversees our ESG Council and ESG programs.

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Compensation and Human Resources Committee

The Compensation Committee determines CEO compensation, recommends to the Board compensation levels for directors and sets compensation for named executive officers (“NEOs”) and other executive officers. It also administers the 2016 Long-Term Stock Incentive Plan and makes awards pursuant to that plan.

In January 2021, in undertaking its responsibilities, the Compensation Committee received from the CEO recommendations (except those that relate to his compensation) for salary, cash bonus, and equity awards for NEOs and other executive officers. After considering the possible payments and discussing the recommendations with the CEO, reviewing data provided by its compensation consultant, in February 2021, the Compensation Committee approved the compensation of executive officers, other than the CEO. The Compensation Committee met in executive session with its compensation consultant and legal advisors without the CEO to decide on all elements of the CEO’s compensation, including salary, cash bonus and equity awards.

For stock awards to employees other than executives, a block of shares is allocated by the Compensation Committee. The individual awards are then allocated by the CEO and his executive staff to these non-executive officers and employees. Under authority delegated by the Compensation Committee, during the year, our CEO is authorized, within certain numerical limits, to make stock awards in specific circumstances including the following: special incentive awards for non-officers, retention awards, awards to new employees and grants on completion of advanced degrees.

Stock awards not specifically approved in advance by the Compensation Committee, but awarded under the authority delegated, are reported to the Compensation Committee at its next meeting at which time the Compensation Committee ratifies the action taken.

Risk Committee

The Risk Committee is responsible for:

•	Assisting our Board with oversight of the Company’s enterprise-wide risk management framework, including policies and practices established by management to identify, assess, measure and manage key risks facing the Company across all of the Company’s eight risk categories: strategic, compliance, operational, reputation, legal, credit, market, and liquidity risk;

•	Discussing with management the enterprise’s risk appetite and tolerance, and at least annually recommend to the full Board the statement of risk appetite and tolerance to be communicated throughout the Company;

•	Reviewing and approving annually the credit review plans and policies, and any significant changes to such plans, as appropriate;
•	Reviewing and recommending to the Board the Company’s liquidity risk tolerance at least annually, taking into account the Company’s capital structure, risk profile, complexity, activities and size. Senior management reports to the Risk Committee regarding the Company’s liquidity risk profile and liquidity risk tolerance at least quarterly; and

•	Overseeing the Company’s cybersecurity risk profile, top cybersecurity risks, enterprise cybersecurity program, customer privacy and key enterprise cybersecurity initiatives.

The Risk Committee includes Peter V. Maio, who has significant information security expertise. The Risk Committee oversees the assessment of cybersecurity risks associated with our vendors and our own system, including conducting phishing training exercises.

Compensation Consultants

In 2020, the Committee engaged Fredric W. Cook & Co. (“FW Cook”) as its compensation consultant. FW Cook was engaged to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Committee upon the recommendation of FW Cook and in relation to this data, provide an overview and comments on Valley’s executive compensation as well as director compensation. Also, FW Cook was requested to provide information relating to market trends in executive compensation matters. FW Cook has reviewed and provided comments on the compensation disclosures contained in this proxy statement.

Compensation and Risk Management

The Chief Risk Officer evaluated all incentive-based compensation for employees of the Company and reported to the Compensation Committee that none of our incentive-based awards individually, or taken together, was reasonably likely to have a material adverse effect on Valley. None of the compensation or incentives for Valley employees were considered as encouraging undue or unwarranted risk. The Compensation Committee accepted the Chief Risk Officer’s report.

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ITEM 1: ELECTION OF DIRECTORS

Committee Charters

The Audit Committee, Nominating Committee and Compensation Committee each operate pursuant to a separate written charter adopted by the Board. Each committee reviews its charter at least annually. All of the committee charters can be viewed at our website www.valley.com/charters. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

Nomination of Directors

Nominations of directors for election may be made at an annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors by our Board of Directors, or, as described in more detail below, by a shareholder of the Company who meets the eligibility and notice requirements set forth in our By-laws.

Shareholder Nominations Not for Inclusion in our Proxy Statement. Under our By-laws, to be eligible to submit a director nomination not for inclusion in our proxy materials but instead to be presented directly at the annual meeting, the shareholder must be a shareholder of record on both (i) the date the shareholder submits the notice of the director nomination to the Company and (ii) the record date for the annual meeting. The notice must be in proper written form and be timely received by the Company. To be in proper written form, the notice must meet all of the requirements specified in Article I, Section 3 of our By-laws, including specified information regarding the shareholder making the nomination and the proposed nominee. To be timely for our 2022 annual meeting, the notice must be received by our Corporate Secretary at our Wayne, New Jersey office no later than December 20, 2021 nor earlier than November 20, 2021. If the 2022 annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2021 annual meeting date, notice will be timely if it is received by the Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.

Shareholder Nominations for Inclusion in our Proxy Statement. Our By-laws provide that if certain requirements are met, an eligible shareholder or group of eligible shareholders may include their director nominees in the Company’s annual meeting proxy materials. This is commonly referred to as proxy access. The proxy access provisions of our By-Laws provide, among other things, that a shareholder or group of up to twenty shareholders seeking to include director nominees in our proxy materials must own 3% or more of our outstanding common stock continuously for at least three years. The number of proxy access nominees appearing in any annual meeting proxy statement cannot exceed the greater of two or 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of proxy access nominees would be the closest whole number below 20%. A nominee who is included in our proxy materials but withdraws from or becomes ineligible or unavailable for election at the annual meeting, or does not receive at least 25% of the votes cast for his or her election, will not be eligible for nomination by a shareholder for the next two annual meetings. The nominating shareholder or group of shareholders also must deliver the information required by our By-laws, and each nominee must meet the qualifications required by our By-laws.

Requests to include director nominees in our proxy materials for our 2022 annual meeting must be received by our Corporate Secretary at our Wayne, New Jersey office no earlier than October 9, 2021 and no later than November 8, 2021. If the 2022 annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2021 annual meeting date, notice will be timely if it is received by the Corporate Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.

Director Qualifications. The Board of Directors has established criteria for members of the Board. These include:

•	The maximum age for an individual to join the Board is age 65, except that such limitation is inapplicable to a person who, when elected or appointed, is a member of senior management, or who was serving as a member of the Board of Directors of another company at the time of its acquisition by Valley;

•	A director is eligible for reelection if the director has not attained age 76 before the time of the annual meeting of the Company’s shareholders. However, the Board in its discretion may extend this age limit for not more than one year at a time for any director, if the Board determines that the director’s service for an additional year will sufficiently benefit the Company;
•	Each Board member must demonstrate that he or she is able to contribute effectively regardless of age;

•	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

•	A majority of the Board members must maintain their principal residences in the states in which the Bank has branch offices or within 100 miles from the Bank’s principal office;

•

Except with the approval of the Nominating Committee for good cause shown, each Board member must own a minimum of 20,000 shares of our common stock of which 5,000 shares must be in his or her own name (or jointly

26	Valley National Bancorp	Proxy Statement 2021

with the director’s spouse) and none of these 20,000 shares may be pledged or hypothecated;

•	Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years, will not be nominated for re-election;

•	Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings, for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

•	Each Board member is expected to be above reproach in their personal and professional lives and their financial dealings with Valley, the Bank and the community;

•	If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as doubtful, the Board member shall resign upon the request of the Board. If a loan made to a director or guaranteed by a director is classified as substandard and not repaid within six months, the Board may ask the director to resign;

•	No Board member may serve on the board of any other bank or financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

•	Board members should understand basic financial principles and represent a variety of areas of expertise and diversity in personal and professional backgrounds and experiences;

•	Each Board member should be an advocate for the Bank within the community; and

•	To the extent it is convenient, it is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.

Shareholder Recommendations for Director Candidates. The Nominating Committee has adopted a policy regarding director candidates recommended by shareholders. The Nominating Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary no earlier than 180 days and no later than 150 days prior to the anniversary of the date of the preceding year’s mailing of the proxy statement for the annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2022, we must receive this notice on or after September 9, 2021 and on or before October 9, 2021.

The following factors, are considered by the Nominating Committee director candidates to the Board:

•	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	Whether the candidate would be considered a financial expert or financially literate as described in SEC and NASDAQ rules;

•	Whether the candidate would be considered independent under NASDAQ rules;

•	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;
•	Willingness to apply sound and independent business judgment;

•	Ability to work productively with the other members of the Board;

•	Availability for the substantial duties and responsibilities of a Valley director; and

•	Meets the additional criteria set forth in Valley’s Corporate Governance Guidelines.

As discussed above under “Item 1—Election of Directors—Director Information—Board Selection” diversity is one of the factors that the Nominating Committee considers in identifying nominees for director. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

Code of Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available and can be viewed on our website at www.valley.com/charters. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver from provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer or any other executive officer or a director on that website.

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ITEM 1: ELECTION OF DIRECTORS

We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance by the Board and its committees. The Corporate Governance Guidelines are available on our website at www.valley.com/charters.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Andrew B. Abramson, Eric P. Edelstein, Marc J. Lenner, Suresh L. Sani and Jennifer W. Steans. None of the members of the Compensation Committee, or their affiliates have engaged in transactions or relationships required to be reported under the compensation committee interlock rules promulgated by the Securities and Exchange Commission.

Certain Transactions with Management

Our related party transactions in which Valley or any of its subsidiaries is a participant and in which an executive officer, director or an immediate family member or the companies such persons may own or control or have a substantial ownership interest in (collectively “insiders”) are governed by our written related party transaction policy. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions. Insiders may use Valley’s services or may provide services to Valley, as we expect our directors and officers to use the services of Valley National Bank.

With respect to the use of the Bank’s services by insiders, loans to insiders by the Bank are governed by Regulation O. Regulation O requires that such loans: (i) be made on the same or substantially similar terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable loans to third parties, and (ii) not involve more than the normal risk of collectability. Regulation O also requires that such loans be approved by a majority of the directors with the director who is the borrower, or related to the borrower, not present or voting.

With respect to other bank services provided to insiders, those services are provided on the same terms and conditions as provided to third parties, with no Board approval required.

With respect to insiders providing products or services, these transactions are subject to the related party transaction policy. Under the related party transaction policy, transactions are referred for review and approval to the Nominating Committee. If the transaction presents a continuing relationship the activity is reviewed and, if appropriate, approved by the Committee. If the transaction is new, the Committee is charged with reviewing it and approving it if it is believed to be in the best interests of Valley. If a transaction is not approved, the services offered will not be used. If an ongoing transaction fails to be ratified it will, if possible, be cancelled in accordance with any contractual rights. The Audit Committee oversees compliance with the related party transaction policy.

The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans: (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates and collateral, as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

During 2020, Valley made payments for services to insider entities with which at least one director is affiliated; except as indicated, the payments were less than 5% of the entity’s gross revenue. Each of the following payments were approved, under our related party transaction policy.

•	During 2020, Valley and its borrowers made payments totaling approximately $187,146 for legal services to a law firm in which director Graham O. Jones is the sole equity partner. The fees represented 18% of the firm’s gross revenues.

Of the fees paid by Valley and its borrowers to Jones & Jones, $160,220 were for loan review services and approximately $26,926 were for collection proceedings.

With respect to loan closings, Valley sets the fees to be paid by a borrower when Jones & Jones acts as its review counsel in commercial real estate loan transactions which fees are subject to the acceptance by the borrower. In collection actions, the fee must be reasonable. Valley currently utilizes over 100 law firms for loan closings and collection efforts. Jones & Jones’ fees are comparable.

•

In 2011 Valley acquired State Bancorp, Inc. At the time of acquisition, State Bancorp leased a branch located in Westbury, New York. In connection with the acquisition of State Bancorp, the Boards of State Bancorp and Valley agreed that Mr. Wilks was to be elected to the Board of Valley National Bancorp. In connection with the merger of State Bancorp into Valley, effective January 1, 2012, Valley assumed the lease for the Westbury, New York branch. The lease provides for fixed rental payments of approximately $190,000 per year with no additional rent, such as real estate taxes, insurance and parking lot maintenance. The lease may be terminated at any time by the landlord upon

28	Valley National Bancorp	Proxy Statement 2021

not less than 130 days written notice. The lease payments are made to a limited partnership from which Mr. Wilks’ spouse benefits. The limited partnership is part of a much larger entity from which Mr. Wilks’ wife also benefits. Valley’s lease payments in 2019 represented less than 1/2 of 1% of the annual gross revenue of the larger organization.
•	Valley has always welcomed as new employees qualified relatives of our current employees. Currently, a number of our employees have relatives who also work for Valley. Valley employs the brother of Joseph Chillura, an executive officer of Valley, who in 2020 earned a salary of $250,000 plus a discretionary bonus.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC by certain deadlines. During 2020, Joseph Chillura filed a late Form 4 due to administrative error.

We believe all our other directors and executive officers complied with their Section 16(a) reporting requirements in 2020.

Compensation of Directors

The total 2020 compensation of our non-employee directors is shown in the following table. Each of these compensation components is described in detail below.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

Andrew B. Abramson(1)	$173,500	$60,000	$35,035	$2,368	$270,903

Peter J. Baum	109,250	60,000	3,785	2,368	175,403

Eric P. Edelstein(1)	123,500	60,000	14,998	2,368	200,886

Graham O. Jones	96,750	60,000	10,426	2,368	169,544

Marc J. Lenner(1)	111,500	60,000	12,751	2,368	186,619

Kevin J. Lynch	91,500	60,000	—	2,368	153,868

Peter V. Maio	90,000	60,000	—	2,368	152,368

Suresh L. Sani(1)	115,500	60,000	12,667	2,368	190,535

Lisa J. Schultz	102,750	60,000	—	2,368	165,118

Jennifer W. Steans	104,375	60,000	—	2,368	166,743

Jeffrey S. Wilks	108,500	60,000	3,998	2,368	174,866

Dr. Sidney S. Williams, Jr.(5)	19,500	0		0	19,500

(1)	Independent Lead Director or Committee Chairman (see Committees of the Board of Directors; Board of Directors Meetings on page 23 in this Proxy Statement).

(2)

Each non-employee director received a $60,000 restricted stock unit award (“RSUs”) as part of their annual retainer, granted on the date of the annual shareholders’ meeting. The number of RSUs was determined using the closing market price on the date prior to grant and vest on the earlier of the next annual shareholders’ meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, but not resignation from the Board.

(3)

Represents the change in the present value of pension benefits for 2020 under the Directors Retirement Plan considering the age of each director, a present value factor, an interest discount factor and time remaining until retirement. As disclosed below, the Board of Directors retirement plan was frozen for purposes of benefit accrual in 2013. The increase in the present value of the accumulated benefits as of December 31, 2020 is attributable to the decrease in the discount rate from 3.30% to 2.52%.

(4)	This column reflects the deferred cash dividends earned in 2020 on the restricted stock that is part of the director’s annual retainer, granted on the date of the annual shareholders’ meeting.

(5)	Dr. Williams joined the Board in October 2020.

Annual Board Retainer

Non-employee directors received an annual cash retainer of $50,000 per year, paid quarterly, plus an equity award of $60,000.

Board Meeting Fees

Non-employee directors also receive a Board meeting fee of $2,000 for each meeting of the Bank and Bancorp combined attended in person, by video conference or conference call. This year the Board also had two strategic planning meetings, each of which stretched over two days for which each director received $1,500 in total.

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ITEM 1: ELECTION OF DIRECTORS

Board Committee Fees and Committee Chair Retainer

Each of the Chairs of the Audit Committee, Compensation Committee and Risk Committee receives an annual retainer of $20,000. The Chair of the Nominating Committee receives an annual retainer of $12,500. Due to its increasing workload, including the new ESG oversight, the Board voted in January 2021 to increase the retainer for the Nominating Committee Chair to $20,000, as is paid to other Committee Chairs, starting after the 2021 Annual Meeting. The Independent Lead Director receives an annual retainer of $50,000. These retainers are to recognize the extensive time that is devoted to serve as Committee Chair or Independent Lead Director and to attend to committee matters, including meetings with management, auditors, attorneys and consultants and preparing committee agendas.

All non-management directors are paid $1,500 for attending each meeting of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee.

The Company and the Bank also have a number of committees in addition to Audit, Compensation, Nominating and Risk. These additional committees generally deal with oversight of various operating matters. These committee chairs receive a retainer of $12,500. There is an attendance fee of $1,500 for each committee meeting.

Director Equity Awards

Our 2016 Long-Term Stock Incentive Plan (the “2016 Plan”) provides for our non-employee directors to be eligible recipients of equity awards limited to not more than $300,000 annually per director. The 2016 Plan was approved by our shareholders. In January 2021, the Board approved the 2021 Incentive Compensation Plan (the “2021 Plan”) which will replace the 2016 Plan, subject to shareholder approval. The 2021 Plan will be voted on by our shareholders at this Annual Meeting. The 2021 Plan contains an annual overall limit of $500,000 on the total value of equity awards plus annual cash fees paid to our non-employee directors.

After our 2020 Annual Meeting, each non-management director received a $60,000 RSU award as part of their annual retainer. The RSUs were granted on the date of the Annual Meeting, with the number of RSUs determined using the closing market price on the date prior to grant. The RSUs vest on the earlier of the next annual meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, retirement (age 65 with 5 years of service) but not resignation from the Board.

Directors Retirement Plan

We maintain a retirement plan for non-employee directors which was frozen to new participants and for additional benefit accruals in 2013. The plan provides 10 years of annual benefits to participating directors with five or more years of service. The benefits commence after a director has retired from the Board and reached age 65. The annual benefit is equal to the director’s years of service through December 31, 2013, multiplied by 5%, multiplied by the final annual retainer paid to directors as of December 31, 2013 ($40,000). In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate. As a result of amendments to the plan adopted in 2013, participants no longer accrue further benefits and directors first elected after 2013 do not participate.

30	Valley National Bancorp	Proxy Statement 2021

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Directors and Executive Officers

The following table contains information about the beneficial ownership of our common stock at February 1, 2021 by each director and by each of our Named Executive Officers (“NEOs”) named in this proxy statement, and by directors and all executive officers as a group. The information is obtained partly from each director and by each NEO and partly from Valley.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)

Directors and Named Executive Officers:

Andrew B. Abramson	279,210	(3)	0.07%

Robert J. Bardusch	41,914		0.01

Peter J. Baum	58,530	(4)	0.01

Eric P. Edelstein	73,218		0.02

Michael D. Hagedorn	6,974		—

Thomas A. Iadanza	136,666		0.03

Ronald H. Janis	76,776	(5)	0.02

Graham O. Jones	796,522	(6)	0.20

Marc J. Lenner	246,968	(7)	0.06

Kevin J. Lynch	1,084,544	(8)	0.27

Peter V. Maio	20,000	(9)	—

Ira Robbins	219,969	(10)	0.05

Suresh L. Sani	73,181	(11)	0.02

Lisa J. Schultz	27,775		0.01

Jennifer W. Steans	4,405,739	(12)	1.09

Jeffrey S. Wilks	435,338	(13)	0.11

Dr. Sidney S. Williams, Jr.	135		—

Directors and Executive Officers as a group (22 persons)	8,825,806	(14)	2.18

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by the named person if he or she has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. The total includes unvested restricted stock but not unvested restricted stock units.

(2)

For purposes of calculating these percentages, there were 404,632,724 shares of our common stock outstanding as of February 1, 2021. For purposes of calculating each individual’s percentage of the class owned, the number of shares underlying stock options held by that individual are also taken into account to the extent such options were exercisable within 60 days.

(3)

This total includes 16,742 shares held by Mr. Abramson’s wife, 14,001 shares held by his wife in trust for his children, 9 shares held by a family trust of which Mr. Abramson is a trustee, 40,157 shares held by a family foundation, 10,401 shares held in a self-directed IRA, and 2,636 shares in a self-directed IRA held by his wife. Mr. Abramson disclaims beneficial ownership of shares held by his wife and shares held for his children.

(4)	This total includes 6,150 shares held by a trust for the benefit of Mr. Baum’s children of which Mr. Baum is the trustee.

(5)	This total includes 17,205 shares held by Mr. Janis’ wife.

(6)	This total includes 7,124 shares owned by trusts for the benefit of Mr. Jones’ children of which his wife is co-trustee.

(7)

This total includes 24,547 shares held in a retirement pension, 675 shares held by Mr. Lenner’s wife, 34,596 shares held by his children, 122,150 shares held by a trust of which Mr. Lenner is 50% co-trustee (Mr. Lenner is an indirect beneficiary of only 25% of the trust and disclaims any pecuniary interest in the ownership of the other portion of the trust), and 24,522 shares held by a charitable foundation.

(8)	This total includes 67,218 shares held jointly with Mr. Lynch’s wife and 1,017,326* shares purchasable pursuant to stock options exercisable within 60 days.

(9)	Mr. Maio purchased 20,000 shares shortly after his election to the Board on January 28, 2020.

(10)	This total includes 2,000 shares held by Mr. Robbins’ wife and 343 shares held in trusts for the benefit of Mr. Robbins’ nieces.

(11)	This total includes 5,705 shares held in Mr. Sani’s Keogh Plan, 5,705 shares held in trusts for the benefit of his children, 44,390 shares held in pension trusts of which Mr. Sani is co-trustee.

(12)

This total includes 729,700 shares held by Ms. Steans’ spouse, 211,468 shares held by her spouse in a trust, 868,890 shares held in a family trust of which Ms. Steans is a trustee, 1,176,374 shares held by a partnership of which Ms. Steans is one of three partners and 55,000 shares held in her IRA. Ms. Steans has 85,742 shares in her own name. The remaining 4,319,997 shares are pledged as security for loans.

(13)

This total includes 74,026 shares held by Mr. Wilks’ wife, 10,058 shares held by his wife in trust for one of their children, 2,747 shares held jointly with his wife for a family foundation, 20,346 shares as trustee for the benefit of their children, 12,187 shares as trustee for the benefit of his wife, 266,804

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ITEM 1: ELECTION OF DIRECTORS

shares held in estate created trusts for which Mr. Wilks and his wife are trustees and under which Mr. Wilks’ wife is a beneficiary. Mr. Wilks disclaims beneficial ownership of shares held by the estate created trusts.

(14)

This total includes 842,347 shares owned by 5 executive officers who are not directors or named executive officers. The total does not include shares held by the Bank’s trust department in fiduciary capacity for third parties.

Principal Shareholders

The following table contains information about the beneficial ownership at December 31, 2020 by persons or groups that beneficially own 5% or more of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)

BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	52,166,868	12.9%

The Vanguard Group(3) 100 Vanguard Blvd., Malvern, PA 19355	36,978,631	9.1%

Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, Texas, 78746	23,118,768	5.7%

(1)	For purposes of calculating these percentages, there were 404,632,724 shares of our common stock outstanding as of February 1, 2021.

(2)

Based on a Schedule 13G/A Information Statement filed January 26, 2021 by BlackRock, Inc. The Schedule 13G/A discloses that BlackRock has sole voting power as to 51,505,663 shares and sole dispositive power as to 52,166,868 shares, and shared voting power and shared dispositive power as to 0 shares.

(3)

Based on a Schedule 13G/A Information Statement filed February 10, 2021 by The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group has sole voting power as to 0 shares, shared voting power as to 391,053 shares, sole dispositive power as to 36,240,176 shares, and shared dispositive power as to 738,455 shares.

(4)

Based on a Schedule 13G Information Statement filed February 16, 2021 by Dimensional Fund Advisors LP. The Schedule 13G discloses that Dimensional Fund Advisors LP has sole voting power as to 22,636,960 shares, sole dispositive power as to 23,118,768 shares and shared voting and shared dispositive powers as to 0 shares.

32	Valley National Bancorp	Proxy Statement 2021

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Valley’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our NEOs, as disclosed in this proxy statement, commonly referred to as a “say-on-pay vote.” We currently hold an annual say-on-pay vote.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis section of this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2020 and early 2021.

The Company seeks shareholder approval of the compensation of the Company’s NEOs as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for NEOs. In 2020, over 97% of the shares voted on ”say-on-pay” proposal voted in favor of the Company’s executive compensation program.

The Valley Board unanimously recommends a vote “FOR” the non-binding approval of the compensation of the named executive officers as disclosed pursuant to the

SEC’s Compensation Disclosure Rules (including the Compensation Discussion and

Analysis, Compensation Tables and Related Narrative Discussion).

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our executive compensation program for the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers who were serving as executive officers at fiscal year-end (collectively, our “NEOs”). The Compensation Committee oversees all aspects of NEO compensation. The 2020 NEOs are:

Ira Robbins	Michael D. Hagedorn	Thomas A. Iadanza	Ronald H. Janis	Robert J. Bardusch

Summary of our Compensation Program

We believe that Valley’s executive compensation should be structured to balance the expectations of our shareholders, our other stakeholders and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following factors:

•	Pay is substantially aligned with performance: We assess our performance and strive to hold our NEOs, and, in particular, our CEO, Ira Robbins, accountable. In 2020, we successfully achieved many of the quantitative and qualitative goals that were set by the Board and Mr. Robbins despite the challenges faced by Valley and the banking industry due to the COVID-19 pandemic. The Compensation Committee did not adjust our NEOs’ 2020 performance targets or modify any outstanding equity awards as a result of the effects of COVID-19. As explained below, in a change from prior years, in February 2020 we set the framework for our incentive compensation to be 50% based upon Company financial goals and 25% to be based upon the accomplishment of other Company strategic goals (the other 25% to be based on key individual performance goals) and did not adjust these goals after the pandemic erupted.
•	We benchmark our compensation package against our peer group: We inform our compensation decisions by measuring our practices against bank holding companies that are similar in size and complexity to Valley. In particular, our performance based restricted stock unit awards vest in substantial part based on how the total return from our shares performed against the KBW Regional Bank Index (KBW Index), a leading bank stock index of 50 banks.

•	Balanced compensation structure: We employ a mixture of short-term and long-term financial rewards to our executives. The following table summarizes the key components of our compensation program for our NEOs and the purpose of each component:

SALARY Key features: Certain cash payment based on position, responsibilities and experience. Purpose: Offers a stable source of income.

NON-EQUITY INCENTIVE AWARDS

Key features: Certain cash payment based on position, responsibilities and experience.

Purpose: Intended to motivate and reward executives for short-term financial achievements.

TIME VESTED EQUITY AWARDS Key features: Equity incentives earned based on performance and vested over time. Purpose: Intended to create alignment with shareholders and promote retention.

PERFORMANCE EQUITY AWARDS

Key features: Equity incentives earned based upon performance and vested based on meeting performance targets.

Purpose: Intended to focus on achievement of company performance objectives, relative TSR and growth in tangible book value (as defined below).

Our Compensation Program

In February 2020, we repositioned our executive compensation program to put a greater emphasis on Valley’s financial and strategic performance as opposed to the individual performances of our executives. The Compensation Committee believes that this strategy more effectively aligns our executive compensation with the creation of value for our shareholders.

The Compensation Committee set the framework for our incentive compensation for 2020 to be 50% based upon Company financial goals, 25% based upon the accomplishment of Company strategic goals, and the other 25% to be based on key individual performance goals. At the Compensation Committee’s January and February 2021 meetings, the Compensation Committee engaged in a rigorous review of the Company’s 2020 financial performance, the Company’s strategic performance and each NEOs individual performance against specified goals set in February 2020. These objectives reflect Valley’s commitment to driving

34	Valley National Bancorp	Proxy Statement 2021

shareholder value through unwavering service to our clients, our employees and our community. The Compensation Committee measured each NEO’s performance against both Valley’s performance and each NEO’s individual objectives, while considering internal performance metrics and peer group comparisons.

2020 Financial Performance

As outlined above, the Compensation Committee’s incentive compensation decisions are weighted 50% based on Valley’s financial performance in 2020. This reflects the Compensation Committee’s belief that our executives should generally be rewarded in proportion to Valley’s recent financial performance. The most important financial metrics considered by the Compensation Committee were net revenue and after-tax earnings. In 2020, Valley achieved record net revenue of $1.3 billion and record after tax earnings of $391 million. Book value per common share and tangible book value per common share increased by 5 percent and 8 percent to $10.85 and $7.25, respectively, in 2020 compared to 2019. Other metrics that the Compensation Committee considered in making its incentive compensation decisions included:

•	An increase of total deposits in 2020 to $31.9 billion, a 9 percent increase;

•	Strong growth in non-interest bearing and low-cost transaction accounts;

•	Growth in total loans of 8 percent to $32.2 billion compared to 2019;

•	The ratio of non-accrual loans to total loans of 0.58% at December 31, 2020 despite the adverse effect of the COVID-19 pandemic;
•	An increase in our net interest margin from 2.95% in 2019 to 3.03% in 2020; and

•	A 49.6 percent efficiency ratio in 2020, which was an improvement of 7.2 percent on an absolute basis from 56.8 percent in 2019.

2020 Performance Against Strategic Goals

In addition to short term financial performance, the Compensation Committee looked at Valley’s attainment of specific strategic goals in setting executive compensation. The attainment of these strategic goals is designed to position Valley for long-term growth and generation of shareholder value. The Compensation Committee believes that the strategic targets developed and implemented by our CEO and other NEOs are crucial to the achievement of Valley’s long-term financial objectives. Valley’s compensation program is aligned with these long-term goals through our use of equity compensation, in particular our performance based equity awards. In 2020, Valley’s strategic objectives were:

•	Maintain Valley’s ability to create positive operating leverage while delivering an industry-leading efficiency ratio;

•	Drive fee diversification and revenue growth by being a trusted partner and offering a broad array of financial services;

•	Deliver consistent loan and deposit growth by leveraging our strong market position; and

•	Build an enduring culture by enabling inclusion, empowerment, collaboration and innovation.

The Compensation Committee believes that the attainment of each of these objectives will result in long-term success for our franchise and our stakeholders.

Individual Goals

Lastly, the Compensation Committee evaluates each NEO’s individual goals. For our CEO, these goals were set by the Board at the beginning of 2020. These included:

•	Development of the foundation for Valley’s relevancy going forward;

•	Ensuring the execution of technology initiatives;

•	Developing the foundation and strategy for revenue diversification;
•	Evaluating acquisition and expansion opportunities; and

•	Overseeing leadership succession and strengthening Valley’s talent base.

Mr. Robbins, our CEO, developed goals with each of the other NEOs that are complementary to the Company’s financial performance and strategic goals. The performance by each NEO against these goals were analyzed by our CEO and presented to the Compensation Committee with the CEO’s compensation recommendations.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Objectives

Our compensation program is designed to support our primary strategic objectives to drive sustainable growth, diversify income, reduce our operating costs and create scalable efficiency. The program is intended to attract, motivate and retain our executives, who are critical to the long-term success of our franchise, our shareholders and our other stakeholders. As outlined above, the three core principles which we believe will lead to a successful compensation program include:

•	Pay for Performance—the majority of the compensation of our NEOs is variable and “at risk” and tied to measurable financial and strategic goals that are designed to create long-term franchise value

•	Balanced compensation structure—we believe that the use of the appropriate mix of short-term, long-term and other compensation strongly aligns our executive pay with the interests of our shareholders and allows us to attract, motivate and retain our top executives.
•	Benchmarking against our peer group—the Compensation Committee assesses the competitiveness of our NEO compensation against our peers. Our performance based restricted stock unit awards vest in substantial part based on how the total return from our shares performed against the KBW Index

A substantial portion of our NEO compensation is variable. This is intended to both incentivize our executives and align pay with performance to the benefit of our shareholders.

The charts shown below illustrate the total compensation mix (using the 2020 year-end actual compensation for Mr. Robbins and the average compensation of the other NEOs):

Chief executive officer target total direct compensation mix	Other named executive officers target total direct compensation mix

As these charts demonstrate, a substantial amount of our NEOs’ total direct compensation is variable, at-risk and performance based. The largest component of total direct compensation for our NEOs is long-term incentives, as the Compensation Committee wants to encourage significant focus on long-term growth and shareholder value.

36	Valley National Bancorp	Proxy Statement 2021

Compensation Principles and Policies

What we do:

✓

Hold Past Termination: If an NEO terminates employment for any reason and such termination results in the acceleration of equity awards, 50% of the shares of common stock underlying those equity awards must be held for a period of 18 months following the date of termination.

✓

Clawback: For a period of 6 years after the date of the award, the Compensation Committee may (i) cancel unvested equity awards if there is a material restatement of our financial statements, or material misconduct by the executive which harms the Company financially, and (ii) recoup vested equity awards and previously paid cash awards in the event of intentional fraud or intentional misconduct by the executive.

✓

Stock Ownership: To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock. Officers may not sell any shares which they are awarded as compensation (other than shares withheld for taxes) until they meet our stock ownership requirements. The table below shows the minimum holdings required of each NEO. Shares held by spouse and minor children are counted against the requirement, as well as unvested time vesting restricted stock units.

NEO Minimum Stock Ownership Requirements

Title	Minimum Dollar Value of Required Common Stock Ownership
CEO	5 times base salary
Senior EVP	3 times base salary

What we don’t do:

✘	No Excise Tax Gross ups: We do not offer any excise tax gross ups for any executive change in control arrangements.

✘

No Single Trigger Change in Control Payments or Equity Vesting: Our change in control agreements and equity grant agreements (after 2019) provide that if there is a change in control, executive officers are not entitled to severance or accelerated vesting unless he or she is terminated from employment following the change in control, or resigns for good reason.

✘

No Hedging or Pledging: We adopted a policy prohibiting executive officers from entering into hedging and pledging transactions involving Valley’s common stock. The Board believes that such transactions, which have the effect of mitigating the risks and rewards of ownership, may result in the interests of management and shareholders of Valley being misaligned. Executive officers, with the approval of the Nominating Committee, may continue to pledge shares which were pledged when they became executive officers.

✘

No Excessive Risk Taking: We design our equity compensation plans in a manner that we believe does not encourage or foster excessive risk taking but instead aligns our NEOs financial interests with those of our shareholders.

2020 Say-on-Pay Vote

At the 2020 Annual Meeting of Shareholders, approximately 97% of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that our recent “say-on-pay” results reflect our commitment to providing our executives with compensation that is in alignment with our shareholders’ short and long-term interests. The results also favorably reflected our continuing outreach program to our large institutional shareholders and the changes that we made to our compensation program as a result of those conversations.

Our Compensation Process

Our Compensation Committee sets the compensation of our CEO and all our NEOs, as well as all executive officers. We met 6 times during 2020 and early 2021 to discuss NEO compensation for 2020 and target compensation in 2021. At Compensation Committee meetings, the Compensation Committee holds executive sessions at which our independent compensation consultant is present and provides advice.

The Compensation Committee has the authority to directly retain the services of independent compensation consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning all the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. FW Cook assists the Compensation Committee in defining Valley’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. FW Cook also assists the Compensation Committee with all aspects of

37

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

the design of our executive and director compensation programs. The Compensation Committee assessed the independence of FW Cook and concluded that no conflict of interest exists that prevents FW Cook from independently representing the Compensation Committee.

Mr. Robbins, our CEO, and some of our other NEOs attended portions of the meetings. Mr. Robbins presented and discussed with the Compensation Committee his recommendations for compensation for the NEOs and the executive team without the other NEOs present. Mr. Robbins neither made a recommendation to the Compensation Committee about his own compensation nor was he present when his compensation was discussed or set by the Compensation Committee. The Compensation Committee sets executive compensation with only Compensation Committee members and consultants present, after presentations by the CEO.

The Compensation Committee uses a balanced approach in making compensation-related decisions. The important factors the Compensation Committee considered this year include:

•	Management’s focus on the Company’s earnings enhancement and expense reduction program;

•	The attainment of our strategic goals designed to position the Company for long-term financial success;

•	Management’s reaction to the COVID-19 pandemic including the steps taken to assist our employees, customers and the communities in which we operate;
•	Our percentile rank in TSR relative to our peer companies and tangible book value growth;

•	Maintaining Valley’s strong commitment to credit quality; and

•	Recruiting, developing and engaging talent to deliver on Valley’s goals as well as plan for succession.

2020 Compensation Design

In determining our NEO’s 2020 compensation package, the Compensation Committee utilized a combination of base salary, equity awards and non-equity awards as detailed below.

Elements of Compensation

•	Salary. Salaries were determined by an evaluation of individual NEO responsibilities, compensation history, as well as a comparison to the salaries of our peers.

•	Non-Equity Incentive Awards. We awarded non-equity cash compensation based in substantial part on the 2020 financial results of Valley.
•	Time Vested Equity Awards. We awarded time vested restricted stock unit awards which vest pro rata on an annual basis over a three-year period.

•	Performance Equity Awards. We awarded performance-based awards. Consistent with prior years, awards granted in 2021 vest based on the Company’s adjusted Growth in Tangible Book Value and relative TSR performance against the KBW Index measured over a three-year performance period.

For each NEO, we set target equity and non-equity awards in February 2020 based on a percentage of the executive’s base salary. The actual awards were determined based on each NEO’s performance and the attainment of Company financial and strategic goals as well as individual goals.

Non-Equity Incentive Awards

The Compensation Committee set the following target non-equity incentive awards calculated as a percentage of such executive’s base salary as follows:

Title	Percentage
CEO	100% of base salary
Other NEOs	45% to 50% of base salary

38	Valley National Bancorp	Proxy Statement 2021

Equity Awards

The following table summarizes the overall design and mix of our annual long-term equity incentives granted in 2021:

Form of Award	Percentage of Total Target Equity Award Value	Purpose	Performance Measured	Earned and Vesting Periods

Time Vested Award	25%	Encourages retention. Fosters shareholder mentality among the executive team.	N/A	Vests on the first, second, and third anniversaries of the grant date.

Growth in Tangible Book Value Performance Award	45%	Encourages retention and ties executive compensation to our operational performance.	Growth in Tangible Book Value (as defined)	Earned and vests after three-year performance period based on Growth in Tangible Book Value.

TSR Performance Award	30%	Encourages retention and ties executive compensation to our long-term market performance.	Relative TSR	Earned and vests after three-year performance period based on TSR against the KBW Index.

The percentage mixes described in the chart above are based on the dollar value of the awards granted. In 2020, all equity awards were in the form of restricted stock units (“RSUs”). The dollar value is translated into a number of units using the closing price of our common stock the day before the effective date of the grant.

Time Vested Awards. 25% of the aggregate dollar value of their target annual equity awards granted in 2021 was in the form of time-based restricted stock unit awards. Once granted, the awards vest based solely on continued service with the Company, with one third vesting on each February 1st thereafter.

Growth in Tangible Book Value Awards. Growth in Tangible Book Value, when used in this CD&A, means year over year growth in tangible book value, plus dividends on common stock declared during the year, excluding other comprehensive income (“OCI”) recorded during the year. The Compensation Committee chose Growth in Tangible Book Value over a three-year period because it believes that this metric is a good indicator of the performance and shareholder value creation of a commercial bank. The adjustment for dividends allows the Compensation Committee to compare our performance to our peers which pay different amounts of dividends. The exclusion of OCI avoids changes in tangible book value not viewed as related to financial performance. Consistent with the terms of the award agreements for the restricted stock units and the 2016 Stock Plan (and, subject to approval by the shareholders of Valley, the 2021 Incentive Compensation Plan), the Compensation Committee has the authority to adjust the calculation of the Growth in Tangible Book Value for certain items that are one time in nature. The Compensation Committee uses this authority to avoid either penalizing or rewarding executives for certain decisions which may adversely or positively affect the Company’s short-term results. The Growth in Tangible Book Value Performance Awards are earned based on average annual Growth in Tangible Book Value during the years 2021 through 2023. Earned Growth in Tangible Book Value Performance Awards vest on February 1 after the end of the 3-year performance period following Compensation Committee certification of performance results. The number of shares that can be earned may range from 0% to 200% of the target, depending on performance (with linear interpolation between performance levels) as follows:

Average Annual Growth in Tangible Book Value 2021-2023	Percentage of Target Shares Earned
Below 10.50%	None
10.50% (Threshold)	50%
12.50% (Target)	100%
15.125% or higher (Maximum)	200%

In 2020, the Compensation Committee determined to raise each Threshold, Target and Maximum goal in order to align these goals with the Company’s current improved financial performance. Accordingly, the Threshold was raised to 10.75% from 10.35%, the Target was raised to 12.50% from 12.0%, and the Maximum was raised to 15.125% from 14.75%.

In January and February 2021, the Compensation Committee determined to reduce the Threshold goal slightly from 10.75%, which was the Threshold in the 2019 awards to 10.50% for the 2020 award. It also increased the maximum percentage of target shares earned from 175% to 200%. The Compensation Committee believes that the adjustments were appropriate because earnings momentum for commercial banks have been slowed due to the compressed net interest margin caused by record low interest rates and other adverse economic factors. This change is in line with increases to targets in past years when earnings momentum was improving for banks. The Compensation Committee also noted the increased difficulty faced in increasing tangible book value on a percentage basis as Valley is successful in increasing the absolute tangible book value. Based upon these factors the Compensation Committee believed it was appropriate to make a modest reduction in the Threshold and provide an increase in the Maximum payout which was recently increased to 15.125% from 14.75% for 2019 awards.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Growth in Tangible Book Value Performance Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash.

Growth in Tangible Book Value Payout For 2018-2020 Cycle. The table below shows how the performance-based equity awards based on Growth in Tangible Book Value granted in 2018 vested based upon the Company’s performance during 2018-2020. For these awards, the Threshold was 10.35%, the Target was 12% and the Maximum was 13.65%. The 2018 awards vested in January 2021 at Maximum performance (150% payout) due to achievement of three-year Growth in Tangible Book Value of 14.03%

Growth in Tangible Book Value

Grant Date	GITBV Performance in 2018	GITBV Performance in 2019	GITBV Performance in 2020	Cumulative Performance Measured to Year End 2020
1/28/2018	13.83%	14.93%	13.32%	14.03%

Relative TSR Performance Awards. 30% of the aggregate dollar value of the target annual equity awards granted for 2021 was in the form of RSUs to be earned based on the Company’s relative TSR for the 3-year performance period from January 2021 through December 2023 against the KBW Index (a TSR Performance Award). The KBW Index is used as a broad indicator of Valley’s relative market performance. Earned TSR Performance Awards vest at the end of the 3-year performance period and will be settled on February 1 following the end of the three-year performance period. The number of shares that may be earned ranges from 0% to 200% of the target, depending on performance (with linear interpolation between performance levels) as follows:

TSR	Percentage of Target Shares Earned
Below 25th percentile of peer group	None
25th percentile of peer group (Threshold)	50%
50th percentile of peer group (Target)	100%
87.5th percentile of peer group (Maximum)	200%

At its January 2020 meeting, the Compensation Committee made the determination to increase the Maximum performance level from the 75th percentile to the 87.5th percentile to further motivate outperformance and the creation of shareholder value, with a corresponding increase to the Maximum payout from 150% to 175% of the target number of shares. The maximum payout was further increased to 200% at the February 2021 meeting in recognition of the increase in TSR performance that the Company would have to achieve to qualify for the Maximum performance level.

If the Company has a negative TSR on an absolute basis at the end of the three-year performance period, then the maximum number of shares that could be earned, regardless of the Company’s TSR relative to its peer group, would be 100% of target. TSR Performance Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash.

TSR Payout For 2018-2020 Cycle. The Company’s cumulative TSR was negative 13.23% for the three-year period ended December 31, 2020. The percentile rank against Valley’s peer group was 72.91% for that time period. Accordingly, the 2018 TSR Performance Awards vested at 100% level. Although the percentile rank of 72.91% would have resulted in the 2018 Awards vesting at above Target level, the 2018 Awards were limited to Target due to the negative TSR performance on an absolute basis.

NEO Performance

Ira Robbins

The Compensation Committee assigned significant weight to the Company’s financial performance in assessing Mr. Robbins’ compensation awards. In particular, the Company met its earning goals despite a challenging year due to the COVID-19 pandemic. The Compensation Committee also noted excellent financial results achieved by the Company discussed briefly above on page 35 under “2020 Financial Performance.”

Mr. Robbins was viewed as having exceeded his individual goals and materially contributed to the Company’s substantial achievement of its strategic goals. In particular, the Compensation Committee considered Mr. Robbins’ leadership and his efforts to fundamentally transform the Company into a more competitive institution.

40	Valley National Bancorp	Proxy Statement 2021

The Compensation Committee credited Mr. Robbins for the successful development of the Company strategic plan and his diligence in ensuring that the plan is successfully deployed. The Compensation Committee noted the following key results in 2020 toward meeting the Company’s strategic goals:

•	Improved the Company’s SWAP program;

•	Invested in sources of non-interest income;

•	Enhanced the Company’s payments strategy;

•	Elevated the Company’s human capital strategy including developing its leadership and diversity programs;
•	Reduced operating expenses through facilities management, technology enhancements and talent management; and

•	Continued focus on ESG issues, which the Compensation Committee believes will serve the long-term interests of the Company’s shareholders.

The Committee believes that the Company substantially improved its financial performance in 2020 under Mr. Robbins’ leadership. The Company continued to grow tangible book value and maintain high credit quality while improving its efficiency ratio and implementing many new strategic initiatives. The Company’s outstanding efforts in making $2.3 billion in PPP loans to over 13,000 small businesses during the first two rounds of the PPP Program, as well as his efforts to provide support to the Company’s employees, customers and communities in light of the pandemic also were weighted heavily in the Company’s compensation decisions for Mr. Robbins.

Michael D. Hagedorn

Mr. Hagedorn joined the Company as CFO in July 2019. Since joining the Company, Mr. Hagedorn improved the quality of the Company’s financial reporting and improved investor outreach and board insight regarding its institutional investors. Mr. Hagedorn was primarily responsible for the Company’s revenue diversification strategies and established our loan and deposit pricing guidelines. Mr. Hagedorn re-assessed the Company’s treasury function including regulatory issues, alternative funding sources, and liquidity strategy.

Thomas A. Iadanza

The Compensation Committee believes that Mr. Iadanza was substantially responsible for the Company’s organic loan growth in 2020 (net of PPP loan originations). His team exceeded or met most of its financial goals including net income, loan origination and growth and non-interest income. Mr. Iadanza furthered the Company’s retail branch transformation and reduced our retail customer acquisition costs. Mr. Iadanza led the Company’s efforts to cross-sell its products and services and increase its business banking customer base.

Ronald H. Janis

As General Counsel, Mr. Janis is responsible for oversight of the Company’s compliance with federal and state laws and regulations. Mr. Janis and his legal team successfully controlled the Company’s legal budget through lower litigation and transactional expenses, including a focus on the use of technology to create greater efficiencies. Mr. Janis helped spearhead the Company’s ESG strategy, an area of increasing focus of the Company. Mr. Janis assisted the Board with corporate governance issues as well as with managing the relationship with the Company’s Fintech partners. Mr. Janis and his team also developed strategies intended to reduce the Company’s litigation exposure.

Robert J. Bardusch

Mr. Bardusch was primarily responsible for developing and implementing the Company’s technology roadmap and associated operational enhancements. Mr. Bardusch also led the Company’s efforts to improve our customer experience and, importantly, assist with the Company’s efficiency through numerous projects. Mr. Bardusch was tasked with establishing a technology marketing strategy and improving data analytics to improve the Company’s marketing capacity. The Compensation Committee believes that Mr. Bardusch’s efforts to develop the roadmap have been outstanding although the implementation of certain initiatives lagged original projections. Mr. Bardusch has overseen the implementation of multiple employee engagement initiatives and enhanced employee mobility and collaboration platforms, especially in light of the additional employees working remotely due to the COVID-19 pandemic.

Key Compensation Decisions and Actions

Summary

The Compensation Committee increased Mr. Robbins’ total direct compensation by $800,000 ($4,350,000 in 2020 vs. $3,550,000 in 2019), or approximately 22.5%, from last year. Mr. Robbins also earned $350,000, or approximately 8.8%, more than his target

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

total direct compensation of $4,000,000. More specifically, the Compensation Committee made the following compensation determinations with respect to Mr. Robbins:

•	Increased his non-equity incentive award to $1,150,000 for 2020 from $1,000,000 in 2019 (or 115% of target in 2020); and
•	Increased his total equity award to $2,200,000 from $1,650,000 for 2019 (or 110% of target in 2020).

The Compensation Committee believes that the compensation determination that it made reflects the Company’s financial performance in 2020. The increase in Mr. Robbins’ compensation was due to (i) the Company’s overall financial performance especially in light of the COVID-19 pandemic, (ii) the Company’s improvement in its three-year TSR in 2020, (iii) the positive strategic transformation the Company made in 2020 and continues to make, (iv) the outstanding leadership Mr. Robbins demonstrated in Valley’s participation in the PPP lending program and response to the COVID-19 pandemic, (v) the Company’s response to ESG issues and continued development of a comprehensive ESG program, and (vi) Mr. Robbins’ 2019 compensation was significantly below the peer group median.

Mr. Hagedorn earned $1,727,500 in 2020 total direct compensation, consisting of $590,000 in base salary, a $340,000 non-equity incentive award, and a total equity award of $797,500. The total direct compensation paid for 2020 represents a 20% increase from 2019 and a 7.3% increase over target compensation. Mr. Hagedorn joined the Company in 2019 and has implemented several new initiates and efficiencies as CFO.

Mr. Iadanza earned $1,880,000 in 2020 total direct compensation, consisting of $600,000 in base salary, a $400,000 non-equity incentive award, and a total equity award of $880,000. The total direct compensation paid for 2020 represents a 1.6% increase from 2019 and an 8.7% increase over target compensation. In particular, Mr. Iadanza’s non-equity award was 121% of target and his equity award was 110% of target. Mr. Iadanza’s compensation reflects his excellent overall performance, in particular his key role in growing the Company’s loans and deposits and implementing the Company’s PPP loan program in 2020.

Mr. Janis’ total direct compensation was $1,485,000, an increase of 2.6% from 2019 and in line with his 2020 target direct compensation.

Mr. Bardusch’s total direct compensation was $1,396,000, an increase of 11% from 2019 and 6.4% higher than his 2020 target direct compensation.

Salaries

Reflecting the difficult and uncertain macroeconomic circumstances facing our Company and the banking industry in general, none of our NEOs received an increase in base salary in 2021.

Non-Equity Incentive Awards

The non-equity incentive award for Mr. Robbins was $1,150,000. This compares to his $1,000,000 2019 award and his $1,000,000 target 2020 award. The Compensation Committee recognized Mr. Robbins’ extraordinary contribution to the Company’s success in 2020 by awarding him 115% of his 2020 non-equity award target.

Mr. Iadanza’s non-equity award was 121% of his 2020 target. Mr. Hagedorn was awarded a $340,000 non-equity award, or 115% of 2020 target. Mr. Janis and Mr. Bardusch were awarded non-equity awards at 105% and 110% of target respectively.

The following table shows the non-equity incentive awards for each NEO as well as the amount of the actual awards relative to target awards.

Non-Equity Incentive Awards

NEO	2019 Base Salary	2020 Target Non-Equity Award Amount	2020 Non-Equity Incentive Award Amount	2020 Target Non-Equity Award as % of Base Salary	2020 Non-Equity Incentive Award as % of Target
Ira Robbins	$1,000,000	$1,000,000	$1,150,000	100%	115%
Michael D. Hagedorn	590,000	295,000	340,000	50	115
Thomas A. Iadanza	600,000	330,000	400,000	55	121
Ronald H. Janis	515,000	257,500	270,000	50	105
Robert J. Bardusch	475,000	237,500	261,000	50	110

42	Valley National Bancorp	Proxy Statement 2021

Equity Incentive Awards

The table below shows the total equity awards for each NEO relative to target as well as the amount of the actual awards relative to target awards.

NEO	2020 Target Equity Incentive Award	Actual Equity Incentive Award for 2020	2020 Equity Incentive Award as a % of Target
Ira Robbins	$2,000,000	$2,200,000	110%
Michael D. Hagedorn	725,000	797,500	110
Thomas A. Iadanza	800,000	880,000	110
Ronald H. Janis	700,000	700,000	100
Robert J. Bardusch	600,000	660,000	110

The following table shows the time-based equity awards in both share amounts and dollar value.

NEO	Time Based Equity Awards	Value at Grant Date
Ira Robbins	46,809	$550,000
Michael D. Hagedorn	16,968	199,375
Thomas A. Iadanza	18,723	220,000
Ronald H. Janis	14,894	175,000
Robert J. Bardusch	14,043	165,000

The following table shows the performance-based equity awards issued to our NEOs and the grant date fair value of each award. Of these awards, 60% are subject to vesting based on the attainment of Growth in Tangible Book Value and the remaining 40% are based on relative TSR.

	Performance Based Equity Awards at Target			Performance Based Equity Awards at Maximum
Named Executive Officer	Based on TSR	Based on Growth in TBV	Total	Based on TSR	Based on Growth in TBV	Total
Ira Robbins	$660,000	$990,000	$1,650,000	$1,320,000	$1,980,000	$3,300,000
Michael D. Hagedorn	239,250	358,875	598,125	478,500	717,750	1,196,250
Thomas A. Iadanza	264,000	396,000	660,000	528,000	792,000	1,320,000
Ronald H. Janis	210,000	315,000	525,000	420,000	630,000	1,050,000
Robert J. Bardusch	198,000	297,000	495,000	396,000	594,000	990,000

Other Compensation

As of January 1, 2017, we established a deferred compensation plan for our NEOs and other selected executives. The deferral plan is intended to provide a retirement savings program for earnings above the limits of the qualified 401(k) Plan. The deferral plan has a similar employer match to the 401(k) Plan. Under the deferral plan, if for the calendar year the executive contributes the maximum to the 401(k) Plan, he or she may elect to defer up to 5% of his or her salary and bonus above the 401(k) limits and the Company will match the executive’s deferral amount up to the 5% limit. The deferral plan is described in more detail in “2018 Nonqualified Deferred Compensation—Deferral Compensation Plan”.

We also provide perquisites to senior officers. We offer them either a taxable monthly allowance or the use of a company-owned automobile. The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations. NEOs may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service. Commencing in 2017, the Compensation Committee determined that new executives will receive a taxable car stipend, not use of a company owned car, and this may be applied to existing executives as their cars come up for replacement.

We also support and encourage our customer facing executives to hold a membership in a local country club for which we pay admission costs, dues and other business-related expenses. We find that the club membership is an effective means of obtaining business as it allows executives to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid by the NEO. The club membership dues are included as perquisites in our Summary Compensation Table in accordance with SEC guidance.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

We also provide severance agreements and change in control agreements to our NEOs. The severance agreements provide benefits to our NEOs in the form of lump sum cash payments if they are terminated by Valley without cause. The terms of these agreements are described more fully in this Proxy Statement under “Other Potential Post-Employment Payments.” The change in control agreements provide for “double trigger” cash payments in the event of a change of control of Valley. These benefits provide the NEOs with income protection in the event employment is terminated without cause following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change in control transactions.

Effective for 2019 and thereafter, the Compensation Committee, based upon a recommendation from FW Cook, adopted a new program for our executive officers, including our NEOs, regarding change in control benefits. Under this new program, change in control benefits are as follows:

•	For the CEO, three times the sum of salary plus highest cash bonus in the last three years; and
•	For the other NEOs, two times (reduced from three times) the sum of salary plus highest cash bonus in the last three years.

In 2019, Messrs. Iadanza and Janis entered into new agreements to reduce their change in control benefits under the new program. Due to the nature of their existing agreements, the new agreements do not go into effect until January 1, 2023. Mr. Bardusch entered into a new agreement as his benefits were increased under the new program. Mr. Hagedorn entered into an agreement upon his appointment to Senior Executive Vice President and CFO.

Also, in connection with the new program, commencing in 2019 all equity awards provide for accelerated vesting only upon a “double trigger”; i.e., a change in control followed by a qualifying termination of employment.

A more detailed explanation of these and other matters are set forth in this Proxy Statement under “Other Potential Post-Employment Payments” on page 50.

Our Peer Group

In setting compensation for our executives, we compared total compensation, each compensation element, and Valley’s financial performance to a peer group. For purposes of determining 2020 compensation, our peer group consisted of 19 bank holding companies, each with assets within a reasonable range above and below Valley’s asset size. The Compensation Committee believes that this peer group is an appropriate group for comparison because they are, on average, similar in size and complexity to Valley.

Appendix A, on page A-1 lists all financial institutions in the peer group. The peer group consists of companies with assets between $23.0 billion and $73.9 billion and market capitalization between $2.1 billion and $7.2 billion.

The Compensation Committee compares the salaries, equity compensation and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies available from public data. The Compensation Committee refers to this peer group information when setting our CEO compensation and that of our other NEOs and generally targets CEO and NEO total compensation at levels that are at the median of our peer group.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to a company’s current of former chief executive officer, chief financial officer or other named executive officers.

The Compensation Committee has and expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT AND CERTIFICATION

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and those discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Suresh L. Sani, Committee Chairman

Andrew B. Abramson

Eric P. Edelstein

Marc J. Lenner

Jennifer W. Steans

44	Valley National Bancorp	Proxy Statement 2021

Summary Compensation Table

The following table summarizes all compensation in 2020, 2019 and 2018 earned by our Chief Executive Officer, Chief Financial Officer, and the three most highly paid executive officers (NEOs) for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

Ira Robbins	2020	$1,000,000	$2,285,938	$1,150,000	$165,153	$277,957	$4,879,048
President and CEO	2019	900,000	1,669,676	1,000,000	175,882	221,493	3,967,051
	2018	850,000	1,468,505	660,000	—	206,414	3,184,919

Michael D. Hagedorn	2020	590,000	828,657	340,000	—	55,167	1,813,824
Senior EVP and CFO	2019	590,000	733,648	125,000	—	131,401	1,580,049

Thomas A. Iadanza	2020	600,000	914,375	400,000	—	132,079	2,046,454
Senior EVP and Chief Banking Officer	2019	600,000	930,965	330,000	—	107,958	1,968,923
	2018	600,000	783,198	325,000	—	106,251	1,814,449

Ronald H. Janis	2020	515,000	727,340	270,000	—	83,564	1,595,904
Senior EVP and General Counsel	2019	515,000	708,340	231,750	—	66,104	1,521,194
	2018	515,000	685,306	206,000	—	90,006	1,496,312

Robert J. Bardusch	2020	475,000	685,781	261,000	—	73,820	1,495,601
Senior EVP and Chief Operating Officer	2019	475,000	807,155	182,000	—	48,908	1,513,063
	2018	450,000	538,447	150,000	—	44,170	1,182,617

(1)

Stock awards reported in 2020 reflect the grant date fair value of the restricted stock unit and performance based restricted stock unit awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee based on 2020 results. The grant date fair value of time based restricted stock unit awards reported in this column for each of our NEOs was as follows: Mr. Robbins, $550,000; Mr. Hagedorn, $199,375; Mr. Iadanza, $220,000; Mr. Janis, $175,000 and Mr. Bardusch $165,000. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year. The grant date fair value of performance based restricted stock units reported in this column for each of our NEOs is the target value. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest on February 1st following the three-year performance period. The value on grant date of the performance based restricted stock unit awards based upon performance goal achievement at target and maximum would be as follows:

Name	Target Value at Grant Date FV	Maximum Value at Grant Date

Ira Robbins	$1,735,938	$3,471,891

Michael D. Hagedorn	629,282	1,258,552

Thomas A. Iadanza	694,375	1,388,747

Ronald H. Janis	552,340	1,104,692

Robert J. Bardusch	520,781	1,041,573

(2)	For 2020, represents the non-equity incentive award paid in cash in 2021 based on 2020 performance.

(3)

Represents the change in the present value of pension benefits from year to year, taking into account the age of each NEO, a present value factor, and interest discount factor based on their remaining time until retirement. The increase in the present value of the accumulated benefits as of December 31, 2020 is attributable to the decrease in the discount rate from 3.30% to 2.52%.

(4)

All other compensation includes perquisites and other personal benefits paid in 2020 including automobile, actual dividends paid on vested restricted stock and restricted stock units, 401(k) contribution payments, 401(k) SERP contribution payments by Valley (including interest earned) and group term life insurance and club dues (see table below).

Name	Auto(1)	Actual Dividends Paid In 2020(2)	401(k)(3)	DCP(4)	GTL(5)	Club Dues	Other	Total

Ira Robbins	$11,966	$108,140	$14,250	$98,435	$1,710	$38,796	$4,660	$277,957

Michael D. Hagedorn	14,400	3,942	10,212	23,773	1,490		1,350	55,167

Thomas A. Iadanza	17,947	48,228	14,250	38,924	7,524		5,206	132,079

Ronald H. Janis	18,820	7,128	14,250	28,237	5,129	—	10,000	83,564

Robert J. Bardusch	3,704	28,128	14,250	21,387	2,193		4,158	73,820

(1)	Auto represents the cost to the Company of the portion of personal use of a company-owned vehicle by the NEO and parking (if applicable), during 2020.

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ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

(2)	Dividends paid on time and performance based restricted stock units vesting in 2020.

(3)

After one year of employment, the Company provides to all full time employees in the plan, including our NEOs, up to 100% of the first 4% of pay contributed and 50% of the next 2% of pay contributed. An employee must save at least 6% to get the full match (5%) under the 401(k) Plan.

(4)

Effective January 1, 2017, Valley established the Valley National Bancorp Deferred Compensation Plan for the benefit of certain eligible employees, see “Deferred Compensation Plan” under the “2018 Nonqualified Deferred Compensation” below. If the NEO utilizes the 401(k) to the maximum, for amounts over the maximum compensation amount allowed under the 401(k), the NEO may elect to defer 5% of the excess and the Company will match that deferral compensation.

(5)	GTL or Group Term Life Insurance represents the taxable amount for over $50,000 of life insurance for benefits equal to two times salary. This benefit is provided to all full time employees.

Grants of Plan-Based Awards

The following table represents the potential non-equity incentive awards of the NEOs for 2020 and grants of equity awards to the NEOs for 2020 performance made under the 2016 Stock Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock (#)(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Target	Maximum	Threshold	Target	Maximum

Ira Robbins	2/16/2021	$1,000,000	$2,000,000	70,213	140,426	280,852		$1,735,938
	2/16/2021						46,809	550,000

Michael D. Hagedorn	2/16/2021	295,000	590,000	25,452	50,904	101,808		629,282
	2/16/2021						16,968	199,375

Thomas A. Iadanza	2/16/2021	330,000	660,000	28,085	56,170	112,340		694,375
	2/16/2021						18,723	220,000

Ronald H. Janis	2/16/2021	257,500	515,000	22,341	44,681	89,362		552,340
	2/16/2021						14,894	175,000

Robert J. Bardusch	2/16/2021	237,500	475,000	21,064	42,128	84,256		520,781
	2/16/2021						14,043	165,000

(1)

The Compensation Committee set target awards for 2020 as follows: Mr. Robbins as CEO 100% of salary; Messrs. Hagedorn, Janis, Bardusch 50% of salary; and Mr. Iadanza 55% of salary. Awards were paid based upon achievement of company and individual goals. See “Compensation Discussion and Analysis.” The Compensation Committee awarded each NEO the cash amount reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2020. The Compensation Committee also granted each NEO an award of time-based restricted stock units under the 2016 Stock Plan (reported above under “All Other Stock Awards: Number of Shares of Stock”). The Compensation Committee also made grants to the NEOs under the 2016 Stock Plan in the form of performance based restricted stock units (reported above under “Estimated Possible Payouts Under Equity Incentive Plan Awards”). The threshold amounts reported above for the performance based restricted stock unit awards represent the number of shares that would be earned based on achievement of threshold amounts under both the growth in tangible book value and relative TSR performance metrics measured over the cumulative three-year performance period. See our Compensation Discussion and Analysis for information regarding these time-based restricted stock units and performance based restricted stock unit awards.

(2)	See grant date fair value details under footnote (1) of the Summary Compensation Table above.

Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest on February 1st following the completion of the three-year performance period. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year.

Dividends are credited on restricted stock and restricted stock units at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting and are subject to the same time based and performance based restrictions as the underlying restricted stock and units. Upon a “change in control,” as defined in the 2016 Stock Plan, all restrictions on shares of time based restricted stock will lapse and restrictions on shares of performance based restricted stock units will lapse at target, unless otherwise provided in the grant agreement. Changes were made to grants issued in 2019 and thereafter to implement “double trigger” vesting. As a result, vesting is no longer automatic upon a change in control. See below “2019 Action to Reduce Certain Change in Control and Retirement Benefits.”

The per share grant date fair values under ASC Topic 718 of each share of time based restricted stock unit and performance based restricted stock units (with no market condition vesting requirement) was $11.75 per share awarded on 2/16/2021. Performance based restricted stock units with market condition vesting requirements (i.e., TSR) awarded on 2/16/2021 had a $13.28 per share grant date fair value.

46	Valley National Bancorp	Proxy Statement 2021

Outstanding Equity Awards at Fiscal Year-End

The following table represents stock option, restricted stock and restricted stock unit awards outstanding for each NEO as of December 31, 2020 (including February 16, 2021 awards which were based on 2020 performance).

		Stock Awards(1)

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested(2)

Ira Robbins	2/16/2021	46,809	$456,388	280,852	$2,738,307
	2/11/2020	38,124	371,709	200,151	1,951,472
	2/12/2019	23,970	233,708	177,973	1,735,237
	2/1/2018	11,005	107,299	99,642	971,510

Total awards		119,908	$1,169,104	758,618	$7,396,526

Michael D. Hagedorn	2/16/2021	16,968	$165,438	101,808	$992,628
	2/11/2020	16,751	163,322	87,945	857,464
	8/1/2019	17,922	174,740

Total awards		51,641	$503,500	189,753	$1,850,092

Thomas A. Iadanza	2/16/2021	18,723	$182,549	112,340	$1,095,315
	2/11/2020	21,257	207,256	111,599	1,088,090
	2/12/2019	12,784	124,644	94,918	925,451
	2/1/2018	5,967	58,178	53,700	523,575

Total awards		58,731	$572,627	372,557	$3,632,431

Ronald H. Janis	2/16/2021	14,894	$145,217	89,362	$871,280
	2/11/2020	16,174	157,697	84,912	827,892
	2/12/2019	11,186	109,064	83,055	809,786
	2/1/2018	5,304	51,714	47,733	465,397

Total awards		47,558	$463,692	305,062	$2,974,355

Robert J. Bardusch	2/16/2021	14,043	$136,919	84,256	$821,496
	2/11/2020	13,863	135,164	91,267	889,853
	2/12/2019	8,789	85,693	65,256	636,246
	2/1/2018	3,182	31,025	29,832	290,862

Total awards		39,877	$388,801	270,611	$2,638,457

(1)

Restrictions on time based restricted stock and restricted stock unit awards (reported above under “Number of Shares or Units of Stock That Have Not Vested”) lapse at the rate of 33% per year commencing with the first year after of the date of grant.

Restrictions on performance based restricted stock unit awards (reported above under “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested”) lapse based on achievement of the performance goals set forth in the award agreement. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting and are subject to the same time based or performance based restrictions as the underlying restricted stock unit.

The award amount in the “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested” column represents the number of shares that may be earned based on maximum performance achievement over the cumulative three-year performance period with respect to both the growth in tangible book value and total shareholder return performance metrics, for the 2/1/2018 award, 2/12/2019 award, 2/11/2020 award and 2/16/2021 award.

(2)	At per share closing market price of $9.75 as of December 31, 2020.

47

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

2020 Stock Vested

The following table shows the restricted stock and restricted stock units held by our NEOs that vested in 2020, as well as performance-based awards which vested in early 2021 based on the three-year performance period ended December 31, 2020, and the value realized upon vesting. None of our NEOs exercised any options in 2020.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(*)

Ira Robbins	121,709	$1,334,849

Michael D. Hagedorn	8,960	66,931

Thomas A. Iadanza	64,830	711,078

Ronald H. Janis	54,652	599,644

Robert J. Bardusch	36,842	404,039

*

The value realized on vesting of restricted stock/units represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of restricted stock/units that vested by the fair market value of the underlying shares on the vesting date. Included above is the vesting of the final portion of the performance-based awards granted on 2/1/2018 for Mr. Robbins (91,339 shares), Mr. Iadanza (49,225 shares), Mr. Janis (43,756 shares) and Mr. Bardusch (27,346 shares). These shares vested based on achievement of the performance goals set forth in the award agreement based on the applicable growth in tangible book value conditions measured over the three-year performance period ending December 31, 2020. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting and are subject to the same time based or performance based restrictions as the underlying restricted stock/units.

2020 Pension Benefits

Pension Plan

Valley maintains a non-contributory, defined benefit pension plan (the “Pension Plan”) which was frozen effective January 1, 2014. The annual retirement benefit under the Pension Plan generally was (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base up to the annual compensation limit under the law, (iii) multiplied by the years of credited service (up to a maximum of 35 years). An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary. Employees hired on or after July 1, 2011, including Mr. Iadanza, Mr. Janis, Mr. Bardusch and Mr. Hagedorn, are not eligible to participate in the Pension Plan. As a result of amendments to the Pension Plan adopted in 2013, participants will not accrue further benefits and their pension benefits will be determined based on their compensation and service up to December 31, 2013.

Benefit Equalization Plan

Valley maintains a Benefit Equalization Plan (“BEP”) which provides retirement benefits in excess of the amounts payable from the Pension Plan for certain highly compensated executive officers, which was frozen effective January 1, 2014. Benefits are generally determined as follows: (i) the benefit calculated under Valley pension plan formula without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (ii) the individual’s pension plan benefit. Mr. Robbins is a participant in the BEP. Executives hired on or after July 1, 2011 including Mr. Iadanza, Mr. Janis, Mr. Bardusch and Mr. Hagedorn, are not participants in the BEP. As a result of amendments to the BEP adopted in 2013, participants will not accrue further benefits and their benefits will be determined based on their compensation for service and years of service up to December 31, 2013. Benefits under the BEP will not increase for any pay or service earned after such date except participants may be granted up to three additional years of service if employment is terminated in the event of a change in control. The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits as of December 31, 2020.

Name	Plan Name	# of Years Credited Service	Present Value of Accumulated Benefits ($)

Ira Robbins	VNB Pension Plan	17	$629,780

	VNB BEP	17	260,437

Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2021 based upon the accrued benefits under each plan as of December 31, 2020 and valued in accordance with the following principal actuarial assumptions: (i) post-retirement mortality in accordance with the Pre-2012 White Collar Tables, rolled back to 2006, projected

48	Valley National Bancorp	Proxy Statement 2021

generationally with Scale MP-2019, (ii) interest at an annual effective rate of 2.52% compounded annually, (iii) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2021) at which unreduced benefits would be payable assuming continuation of employment and (iv) for the BEP payment is based on an election by the participant and for the Pension Plan it is assumed that 60% of male participants will elect a joint and two-thirds survivor annuity and 40% will elect a straight life annuity.

Early Retirement Benefits

An NEO’s accrued benefits under the Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of vested service at the benefit commencement date equals or exceeds 80.

Late Retirement Benefits

Effective December 31, 2013, the BEP was amended to specify the manner in which actuarial increases would be applied to benefits for executives postponing retirement beyond April 1st of the year in which the executive reaches age 70 1⁄2.

401(k) Plan

Under the 401(k) Plan, Valley matches the first four percent (4%) of salary contributed by an employee each pay period, and 50% of the next 2% of salary contributed, for a maximum matching contribution of five percent (5%), with an annual limit of $14,250 in 2020.

2020 Nonqualified Deferred Compensation

Deferred Compensation Plan

Valley established the Valley National Bancorp Deferred Compensation Plan (the “Plan”) for the benefit of certain eligible employees in 2017. The Plan is maintained for the purpose of providing deferred compensation for selected employees participating in the 401(k) Plan whose contributions are limited as a result of the limitations on the amount of compensation which can be taken into account under the 401(k) Plan. Each of our NEOs participates in the Plan.

Participant Deferral Contributions. Each participant in the Plan is permitted to defer, for that calendar year, up to five percent (5%) of the portion of the participant’s salary and cash bonus above the limit in effect for that calendar year under the Company’s 401(k) Plan. The Compensation Committee has the authority to change the deferral percentage, but any such change only applies to calendar years beginning after such action is taken by the Compensation Committee. No deferrals may be taken until a participant’s salary and bonus for such calendar year is in excess of the limit in effect under the Company’s 401(k) Plan.

Company Matching Contributions. Each calendar year, it is expected the Company will match 100% of a participant’s deferral contributions under the Plan that do not exceed five percent (5%) of the participant’s salary and bonus. A Participant vests in the Company Matching Contribution after two years of participation in the Plan.

Earnings on Deferrals. Participants’ deferral contributions and company matching contributions will be adjusted at the end of each calendar year by an amount equal to the one-month LIBOR average for the applicable calendar year plus 200 basis points, multiplied by the balance in the participant’s notional account at the end of the calendar year.

Amount, Form and Time of Payment. The amount payable to the participant will equal the amount credited to the participant’s account as of his or her separation from service with Valley, net of all applicable employment and income tax withholdings. The benefit will be paid to the participant in a single lump sum within six months following the earlier of the participant’s separation from service with Valley or the date on which a change in control occurs, and will represent a complete discharge of any obligation under the Plan.

49

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

The following table shows each NEO’s deferred compensation plan activity during 2020 and in the aggregate:

Name	NEO Contribution in 2020	Valley’s Contribution in 2020*	Aggregate Earnings in 2020*	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2020

Ira Robbins	$86,712	$86,712	$11,724	—	$477,761

Michael D. Hagedorn	22,635	22,635	1,139	—	46,408

Thomas A. Iadanza	33,404	33,404	5,520	—	224,965

Ronald H. Janis	24,078	24,078	4,159	—	169,505

Robert J. Bardusch	19,513	19,513	1,874	—	76,356

*	Included in the Summary Compensation Table above, under “All Other Compensation” for 2020.

Other Potential Post-Employment Payments

Valley and the Bank are parties to severance and change in control arrangements with Messrs. Robbins, Hagedorn, Iadanza, Janis and Bardusch. The following discussion describes the agreements currently in place with each of our named executive officers.

Based upon a recommendation from FW Cook concerning current practices, the Compensation Committee endorsed a new program to bring consistency to change in control agreements for executives of the Company. The impact of the new program was to reduce potential benefits for many of the Company’s executives.

Under the new program, change in control severance benefits for executives are as follows:

•	Chief Executive Officer (CEO): Three times (3x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Senior Executive Vice Presidents (SEVP): Two times (2x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Executive Vice Presidents (EVP): Two times (2x) salary, plus a pro-rata bonus for year of termination.

•	Under all agreements the executive also receives a lump sum payment equal to the salary multiplier (3x or 2x) multiplied by his or her COBRA premium minus his or her required employee contribution.

Internal Revenue Code 280G imposes a 20% excise tax on an individual receiving “excess parachute payments” and disallows a deduction for the company paying excess parachute payments above a base level. To deal with tax issues, the change in control agreements provide for “net best” tax treatment. Under this treatment the executive’s severance benefits are cut back to eliminate any excess parachute payments unless the executive would end up with more after-tax income by paying the 20% excise tax. In the latter case, severance benefits are not cut back but the executive pays the 20% excise tax in addition to all federal and state income taxes.

Previously, severance benefits under change in control agreements were inconsistent based upon title and included a life insurance benefit that has been eliminated.

Under this new program, in 2019 Mr. Robbins, Mr. Iadanza and Mr. Janis entered into agreements to reduce their benefits by replacing existing change in control agreements with new agreements effective January 1, 2023. The delayed effective date for the reduced benefits was caused by the rolling three-year term in the existing agreements.

Mr. Bardusch entered into a change in control agreement with benefits under the new plan for SEVPs, effective January 2019. Mr. Hagedorn was provided with a change in control agreement in 2019 upon his appointment as CFO with the terms for a SEVP. The change in control agreements contain the same terms as the Company’s prior change in control agreements with the exception of the new program terms described above. Messrs. Robbins, Iadanza and Janis also have severance agreements.

As an additional part of the Compensation Committee’s new program, equity awards granted in 2019 and thereafter require a double trigger to vest upon a change in control. Under the new program, the award agreements provide there will not be an acceleration of vesting upon a change in control; equity awards will accelerate only if within two years after a change in control, the employee dies or there is a qualifying termination. A qualifying termination is (i) a termination without cause or, (ii) or a resignation for good reason under a change in control agreement or the change in control severance plan.

Furthermore, vesting of equity on a qualified retirement was reduced. Starting with awards granted in 2019, upon a qualified retirement, equity awards outstanding less than one year will vest pro rata based upon the number of full months that the award was outstanding divided by twelve. Awards outstanding more than one year will vest in full on retirement. Prior to 2019, awards vested in full on a qualified retirement.

50	Valley National Bancorp	Proxy Statement 2021

The description of benefits below describes the agreements that were in effect at December 31, 2020, as do the amounts set forth in the tables below.

Severance Agreement Provisions

The severance agreements of Messrs. Robbins, Iadanza, and Janis, provide, in the event of termination of employment without cause, a lump sum payment equal to twenty four months of base salary as in effect on the date of termination, plus the sum of one times his most recent annual cash bonus and a fraction of his most recent annual cash bonus calculated in the same manner referenced above. No severance payment is made under the severance agreements if the NEO receives severance under a change in control agreement (described below). Under Mr. Janis’ severance agreement, his equity awards would also vest as if he retired.

For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, or a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness.

Under the severance agreements with Messrs. Robbins, Iadanza and Janis, we provide these officers with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution normally made for the health-related benefits the officer was receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. Under the severance agreements with these officers, we also provide a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.

Under these agreements, each officer is required to keep confidential all confidential information that he obtained in the course of his employment with us and is also restricted from competing with us in certain states during the term of his employment with us and for a period after termination of his employment.

Change in Control (“CIC”) Agreement Provisions

Each NEO is a party to a CIC Agreement. For Mr. Bardusch and Mr. Hagedorn, the economic terms of those agreements are described above. With respect to Messrs. Robbins, Iadanza and Janis if the officer is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (i) the third anniversary of the CIC or (ii) the NEO’s death), the NEO would receive three times the highest annual salary and non-equity incentive received in the three years prior to the CIC. The NEOs would also receive payments for medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.” Certain of the CIC Agreements also provide for a lump sum cash payment upon termination due to death or disability during the contract period. Payments under the CIC Agreements are triggered by the specified termination events following a “change in control.” The events defined in the agreements as a change in control are:

•	Outsider stock accumulation. If we learn that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

•	Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

•	Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

•	Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people who were serving as our directors on the day before the first public announcement about the event;

•	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets;

•	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

•	Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in Board membership occurring within any period of two consecutive years that result in 40% or more of our Board members not being “continuing directors.” A “continuing director” is a Board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

51

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

“Cause” for termination of an NEO’s employment under the CIC Agreements means his willful and continued failure to perform employment duties, willful misconduct in office causing material injury to the Company, a criminal conviction, drug or alcohol abuse or excessive absence.

“Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

•	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change in control;

•	We demote the NEO or reduce his authority;

•	We reduce the NEO’s annual base compensation;

•	We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change in control, or we terminate any employee benefit plan in which the NEO participated before the change in control without providing another plan that confers benefits similar to the terminated plan;

•	We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location, or in the case of Mr. Janis, outside of 10 miles of his New York office;

•	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement; and

•	We terminate the NEO’s employment before the end of the contract period, without complying with all the provisions in the NEO’s CIC Agreement.

Parachute Payment Reimbursement

Valley has adopted a policy prohibiting tax “gross-up” payments. None of our executive officers are entitled to receive tax gross-up payments under their agreements. Mr. Robbins, Mr. Hagedorn, Mr. Iadanza, and Mr. Bardusch have a net best provision in their change in control agreements whereby they would be entitled to the greater after-tax benefit of either: (i) their full change in control payments and benefits less any 280G excise tax, the payment of which would be their responsibility, or (ii) their change in control payments and benefits cut back to the amount that would not result in 280G excise tax. Mr. Janis has a cut back provision which would bring his total 280G parachute payments to the Section 280G limit.

Pension Plan Payments

The present value of the benefits to be paid to Mr. Robbins following termination of employment over his estimated lifetime is set forth in the table below. Mr. Robbins receives three years additional service under the BEP upon termination without cause or resignation for good reason occurring during their change in control contract period. Present values of the BEP and Pension Plan were determined as of January 1, 2020 based on RP-2014 White Collar Tables projected generationally with Scale MP-2015, and interest at an annual effective rate of 4.30% compounded annually for the pension plan and the BEP.

Equity Award Acceleration

In the event of a termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse (for performance based restricted stock units, all restrictions will lapse with respect to the target amount of shares). In the event of a change in control if the NEO within two years thereafter resigns for good reason or is terminated without cause, the equity awards will vest (for performance based restricted stock units, all restrictions will lapse with respect to the target amount of shares). In the case of retirement (as defined), all restrictions will lapse on outstanding time-based restricted stock and stock unit awards, and performance based restricted stock unit awards will remain outstanding and vest in accordance with the original vesting schedule based on actual performance. However, with respect to awards granted in 2019 and thereafter, in the event of retirement awards outstanding for less than one year will only vest pro rata based on the number of months the award was outstanding divided by 12. For awards made under the 2016 Long-Term Stock Incentive Plan a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months or in some cases 24 months. Upon termination of employment for any other reason (other than termination due to disability which may be treated differently), NEOs will forfeit all shares whose restrictions have not lapsed unless otherwise provided.

Severance Benefits Table

The table set forth below illustrates the severance amounts and benefits that would be paid to each of the current NEOs, if he had terminated employment with the Bank on December 31, 2020, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) retirement or resignation; (iii) dismissal without cause; and (iv) dismissal without cause or resignation for good reason following a change in control of Valley on December 31, 2020. Upon dismissal for cause, the NEOs would receive only their salary through the date of termination and their vested BEP

52	Valley National Bancorp	Proxy Statement 2021

and pension benefits. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)

Ira Robbins

Amounts payable in full on indicated date of termination:

Severance—Salary component	$—	$—	$—	$1,800,000	$2,700,000

Severance—Non-equity incentive	—	—	—	1,000,000	3,000,000

Restricted stock awards	712,709	—	—	—	712,709

Performance restricted stock unit awards(1)	2,166,782	—	—	—	2,166,782

Deferred compensation	477,761	477,761	477,761	477,761	477,761

Welfare benefits lump sum payment	73,476	—	—	73,476	75,268

Automobile & club dues(2)	—	—	—	—	151,739

“Parachute Penalty” tax gross-up	N/A	N/A	N/A	N/A	N/A

Sub Total	3,430,728	477,761	477,761	3,351,237	9,284,259

Present value of annuities commencing on indicated date of termination:

Benefit equalization plan	—	—	—	—	167,010

Pension plan	507,687	507,687	507,687	507,687	507,687

Total	$3,938,415	$985,448	$985,448	$3,858,924	$9,958,956

Michael D. Hagedorn

Amounts payable in full on indicated date of termination:

Severance—Salary component(4)	$—	$—	$—	$56,731	$1,120,417

Severance—Non-equity incentive	—	—	—	—	250,000

Restricted stock awards	338,055	—	—	—	338,055

Performance restricted stock unit awards(1)	489,977	—	—	—	489,977

Deferred compensation(3)	23,204	23,204	23,204	23,204	46,408

Welfare benefits lump sum payment	—	—	—	2,701	34,563

Automobile & club dues(2)	—	—	—	—	43,045

“Parachute Penalty” tax gross-up	N/A	N/A	N/A	N/A	N/A

Sub Total	851,236	23,204	23,204	82,636	2,322,465

Present value of annuities commencing on indicated date of termination:

Benefit equalization plan	N/A	N/A	N/A	N/A	N/A

Pension plan	N/A	N/A	N/A	N/A	N/A

Total	$851,236	$23,204	$23,204	$82,636	$2,322,465

Thomas A. Iadanza

Amounts payable in full on indicated date of termination:

Severance—Salary component	$—	$—	$—	$1,200,000	$1,800,000

Severance—Non-equity incentive	—	—	—	330,000	990,000

Restricted stock awards	390,068	—	237,218	—	390,068

Performance restricted stock unit awards(1)	1,182,646	—	—	—	1,182,646

Deferred compensation	224,965	224,965	224,965	224,965	224,965

Welfare benefits lump sum payment	60,335	—	—	60,335	60,596

Automobile & club dues(2)	—	—	—	—	53,647

“Parachute Penalty” tax gross-up	N/A	N/A	N/A	N/A	N/A

Sub Total	$1,858,014	$224,965	$462,183	$1,815,300	$4,701,922

53

ITEM 2: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)

Present value of annuities commencing on indicated date of termination:

Benefit equalization plan	N/A	N/A	N/A	N/A	N/A

Pension plan	N/A	N/A	N/A	N/A	N/A

Total	$1,858,014	$224,965	$462,183	$1,815,300	$4,701,922

Ronald H. Janis

Amounts payable in full on indicated date of termination:

Severance—Salary component(5)	$—	$—	$—	$1,030,000	$345,620

Severance—Non-equity incentive	—	—	—	231,750	750,000

Restricted stock awards	318,471	—	—	—	318,471

Performance restricted stock unit awards(1)	963,856	—	—	—	963,856

Deferred compensation	169,505	169,505	169,505	169,505	169,505

Welfare benefits lump sum payment	51,982	—	—	51,982	53,913

Automobile & club dues(2)	—	—	—	—	56,257

“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	N/A

Sub Total	1,503,814	169,505	169,505	1,483,237	2,657,622

Present value of annuities commencing on indicated date of termination:

Benefit equalization plan	N/A	N/A	N/A	N/A	N/A

Pension plan	N/A	N/A	N/A	N/A	N/A

Total	$1,503,814	$169,505	$169,505	$1,483,237	$2,657,622

Robert J. Bardusch

Amounts payable in full on indicated date of termination:

Severance—Salary component	$—	$—	$—	$127,885	$950,000

Severance—Non-equity incentive	—	—	—	—	364,000

Restricted stock awards	251,882	—	—	—	251,882

Performance restricted stock unit awards(1)	971,324	—	—	—	971,324

Deferred compensation	76,356	76,356	76,356	76,356	76,356

Welfare benefits lump sum payment	—	—	—	3,027	38,479

Automobile & club dues(2)	—	—	—	—	11,073

“Parachute Penalty” tax gross-up	N/A	N/A	N/A	N/A	N/A

Sub Total	$1,299,562	$76,356	$76,356	$207,268	$2,663,114

Present value of annuities commencing on indicated date of termination:

Benefit equalization plan	N/A	N/A	N/A	N/A	N/A

Pension plan	N/A	N/A	N/A	N/A	N/A

Total	$1,299,562	$76,356	$76,356	$207,268	$2,663,114

(1)

Upon death, dismissal without cause upon a change-in-control, or resignation for good reason upon a change-in-control, unearned performance restricted stock awards immediately vest at the target amount.

(2)

Automobile and club dues include the present value of the continuation of the personal use of a company-owned vehicle by the NEO and driving services and parking (if applicable), and membership in a country club through the contract period following the change-in-control.

(3)

In case of death, retirement or resignation, or dismissal w/o cause, Mr. Hagedorn would only receive the contributions he made under the company’s deferred compensation plan. In the event of a change-in-control, the company contributions would vest immediately.

(4)

Mr. Hagedorn payments will be “cut back” in the event that his reducing payments and benefits received upon a CIC as it was determined to be worth more on an after tax basis than receiving the benefits in full. In the table above, the “Severance—Salary Component” has been reduced by $59,583 to reduce Mr. Hagedorn’s parachute payments to his 280G limit.

(5)

Mr. Janis’s payments will be “cut back” in the event that his parachute payments exceed his 280G limit. In the table above, the “Severance—Salary Component” has been reduced by $1,154,380 to reduce Mr. Janis’s parachute payments to his 280G limit.

54	Valley National Bancorp	Proxy Statement 2021

CEO Pay Ratio

Under SEC rules, we are required to disclose the pay ratio of our CEO to our median employee. The pay ratio disclosure below is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

Under SEC rules we may continue to use the same median employee for three years if we reasonably believe no change occurred that would significantly impact the pay ratio. Although there has been no change in our employee population or our employee compensation arrangements that we believe would significantly impact our pay ratio disclosure, the median employee we identified in 2019 left the Company’s employ in early 2020. As a result, we selected a new median employee whose compensation was substantially similar to the original median employee based on the same compensation measure we used to select the original median employee.

We identified the median employee by examining the 2020 total W-2 compensation, including 401(k) deferrals, for all individuals, excluding our CEO, who were employed by us on October 30, 2020. We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis as of that payroll date. We did not make any assumptions, adjustments or estimates with respect to such total W-2 reported compensation. We did not annualize the compensation for any full or part time employees that were not employed by us for all of 2020. We believe the use of total W-2 compensation, including 401(k) deferrals, for all employees is a consistently applied compensation measure that reasonable reflects the annual compensation of employees.

We calculated the annual total compensation for the median employee using the same methodology we used for the CEO, as set forth in the Summary Compensation Table.

The annual total compensation in 2020 for our median employee using this methodology was $63,627.

The annual total compensation in 2020 for our CEO using this methodology is shown in the Summary Compensation Table and was $4,879,048.

The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee in 2020 was 77 to 1.

55

ITEM 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment of the independent registered public accounting firm retained to audit the Company’s financial statements as well as monitoring the performance, qualifications and independence of that firm. The Audit Committee has appointed KPMG LLP (KPMG) as the independent registered public accounting firm for the Company in 2021. KPMG has served as the Company’s independent registered public accounting firm continuously since 2008.

Before reappointing KPMG for 2021, the Audit Committee considered KPMG’s qualifications as an independent registered public accounting firm. This included a review of KPMG’s performance in prior years, its knowledge of the company and its operations, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. In addition, the Audit Committee interviews and approves the selection of KPMG’s new lead engagement partner with each rotation.

The fees billed for services rendered to us by KPMG for the years ended December 31, 2020 and 2019 were as follows:

	2020	2019
Audit fees	$2,340,000	$2,167,500
Audit-related fees(1)	335,000	500,000
Tax fees(2)	—	29,591
Total	$2,675,000	$2,697,091

(1)	Fees paid for benefit plan audits, business combination, and a review of Form S-4 and Form S-8 registration statements and related expert consents.

(2)	Includes fees rendered in connection with tax services relating to state and local matters.

The Audit Committee maintains a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent registered public accountants to Valley. The policy requires that all services to be performed by KPMG, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent registered public accountants, and management may also present additional services for pre- approval.

All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit Committee pre- approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2020. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee requests that shareholders ratify the appointment of KPMG LLP.

The Valley Board unanimously recommends a vote “FOR”  ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for 2021.

56	Valley National Bancorp	Proxy Statement 2021

REPORT OF THE AUDIT COMMITTEE

February 26, 2021

To the Board of Directors of Valley National Bancorp:

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The following is the report of the Audit Committee with respect to the audited financial statements for fiscal year 2020. With respect to fiscal year 2020, the Audit Committee has:

•	reviewed and discussed Valley’s audited financial statements with management and KPMG;

•	discussed with KPMG the scope of its services, including its audit plan;

•	reviewed Valley’s internal control procedures;

•	discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, adopted by the Public Company Accounting Oversight Board;
•	received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence from management and Valley; and

•	approved the audit and non-audit services provided during fiscal year 2020 by KPMG.

Based on the foregoing review and discussions, the Audit Committee approved the audited financial statements to be included in our Annual Report on Form 10-K for fiscal year 2020.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2020 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2020 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment.

During the course of 2020, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2020 Annual Report on Form 10-K.

Eric P. Edelstein, Chairman

Peter J. Baum

Peter V. Maio

Lisa J. Schultz

Jennifer W. Steans

57

ITEM 4: APPROVAL OF 2021 INCENTIVE COMPENSATION PLAN

ITEM 4: APPROVAL OF 2021 INCENTIVE COMPENSATION PLAN

INTRODUCTION

On January 26, 2021, upon recommendation of the Compensation Committee (the “Committee”), the Board approved the Valley National Bancorp 2021 Incentive Compensation Plan (the “Plan”), subject to shareholder approval at the 2021 Annual Meeting. The Plan will supersede the Valley National Bancorp 2016 Long-Term Stock Incentive Plan (the “2016 Plan”), which is the only plan under which equity-based compensation may currently be awarded to our officers, other employees and non-employee directors. Awards currently outstanding under the 2016 Plan will remain outstanding under the 2016 Plan in accordance with their terms.

We believe that the adoption of the Plan is necessary in order to allow us to continue to use equity awards, including performance awards. We believe that granting equity-based compensation to eligible officers, employees and non-employee directors is an effective means to promote the future growth and development of the Company. Equity awards, among other things, further align the interests of award recipients with Company shareholders and enable the Company to attract and retain qualified personnel.

If the plan is approved by our shareholders, the Plan will become effective on April 19, 2021 (the “Effective Date”), and no further awards will be made under the 2016 Plan. If our shareholders do not approve the Plan, the 2016 Plan will remain in effect in its current form, subject to its expiration date. However, there will be insufficient shares available under the 2016 Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate eligible officers, employees, non-employee directors and consultants/advisors.

NON-EMPLOYEE DIRECTOR COMPENSATION APPROVAL

The Plan is also being submitted to our shareholders for approval to place a limit on the total value of cash and equity compensation that may be paid or granted to our non-employee directors each fiscal year. The Plan provides that the maximum value of awards granted during a single fiscal year under the Plan, taken together with any cash fees paid during such fiscal year for services on the Board, will not exceed $500,000 in total value for any non-employee director. In setting such a limit, the Board considered the effectiveness and reasonableness of the equity and cash compensation that we offer to our non-employee directors, the current and future responsibilities of our non-employee directors, whether such a limit provides sufficient flexibility to adjust non-employee director compensation in the future if such changes are necessary to remain competitive with our peers and the recommendation of FW Cook, our compensation consultant. We believe that such a limit allows us to stay within reasonable bounds of what the market requires in a competitive environment for qualified directors, while also imposing meaningful limits on the amount of compensation that may be awarded to our non-employee directors.

PROPOSED SHARE RESERVE

A total of 9,000,000 shares of common stock are reserved for awards granted under the Plan. The Plan’s reserve will be reduced by one (1) share for every one (1) share that is subject to an award granted under the 2016 Plan after December 31, 2020.

If any award granted under the Plan is forfeited, expires or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or is settled for cash (in whole or in part), then the shares subject to such award, to the extent of such forfeiture, expiration, non-issuance or cash settlement, will be added back to the Plan’s share reserve. In addition, with respect to any award granted under the Plan other than stock options or SARs, if any shares are tendered or withheld in satisfaction of tax withholding obligations, the tendered or withheld shares will likewise be added back to the Plan’s reserve.

With respect to awards granted under the 2016 Plan, if after December 31, 2020, any such award is forfeited, expires or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or is settled for cash (in whole or in part), then the shares subject to such award, to the extent of such forfeiture, expiration, non-issuance or cash settlement, will be added to the Plan’s share reserve. In addition, with respect to any award granted under the 2016 Plan other than stock options or SARs, if any shares are tendered or withheld in satisfaction of tax withholding obligations arising after December 31, 2020, the tendered or withheld shares will likewise be added back to the Plan’s reserve.

With respect to stock options and SARs granted under the Plan and the 2016 Plan, the following shares will not be added back to the share reserve under the Plan: (i) shares tendered or withheld in payment of the purchase price of an option, or any tax withholding obligation arising in connection with an option or SAR, (ii) shares subject to a SAR that are not issued in connection with its stock settlement on exercise, and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

58	Valley National Bancorp	Proxy Statement 2021

No more than 4,500,000 shares of common stock may be issued in the aggregate in respect of incentive stock options under the Plan. On February 1, 2021, the closing sales price per share of our common stock as reported on the Nasdaq Stock Market was $10.35.

Impact on Dilution and Fully-diluted Overhang

Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities.

The total fully-diluted overhang as of December 31, 2020 was 3.7%. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of December 31, 2020.

Our Board believes that the increase in shares of common stock available for issuance represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

Expected Duration of the Share Reserve

We expect that the share reserve under the Plan, if this proposal is approved by our shareholders, will be sufficient for awards for approximately five years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Plan’s reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

GOVERNANCE HIGHLIGHTS

The Plan incorporates numerous governance best practices, including:

•	No “liberal share recycling” of options or SARs.

•	Dividends and dividend equivalent rights, if any, on all other awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

•	Minimum 100% fair market value at grant exercise price for options and SARs.
•	No repricing of options or SARs and no cash buyout of underwater options and SARs without shareholder approval, except for equitable adjustments in connection with certain corporate transactions.

•	No “liberal” Change in Control definition or automatic “single-trigger” Change in Control vesting.

•	No “evergreen” share increases or automatic “reload” awards.

DATE OF PLAN EXPIRATION

The Plan will terminate on April 19, 2031, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

SHARE USAGE

The following table provides information on the annual share usage rate for the past three fiscal years. This rate measures the potential dilutive effect of our annual equity awards. The annual share usage rate expresses the number of shares granted annually as equity awards relative to the total number of shares of common stock outstanding by dividing the number of shares granted during the year by the weighted average number of shares outstanding for that year.

	2020	2019	2018	3-Year Average
Stock Options/Stock Appreciation Rights (SARs) Granted	0	0	0	—
Stock-Settled Time-Vested Restricted Shares/Units Granted	1,288,207	881,181	1,263,144	—
Weighted-Average Basic Common Shares Outstanding	403,754,356	337,792,270	331,258,964	—
Share Usage Rate	0.47%	0.42%	0.54%	0.47%

59

ITEM 4: APPROVAL OF 2021 INCENTIVE COMPENSATION PLAN

OVERHANG AS OF DECEMBER 31, 2020

The following table sets forth certain information as of December 31, 2020, unless otherwise noted, with respect to the Company’s existing equity compensation plans (including plans of acquired companies adopted by the Company in mergers):

Stock Options/SARs Outstanding	2,986,347
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$7.25
Weighted-Average Remaining Term of Outstanding Stock Options/SARs	1.2554 years
Total Stock-Settled Full-Value Awards Outstanding	3,642,360
Proposed share reserve under the 2021 Incentive Compensation Plan	9,000,000
Basic common shares outstanding as of the record date (February 22, 2021)	405,603,861

*

The proposed share reserve is subject to reduction for any awards granted under the 2016 Plan after December 31, 2020. As of December 31, 2020, there were 3,006,832 shares available for future grant under the 2016 Plan. Upon shareholder approval of the 2021 Incentive Compensation Plan, no further awards will be made under the 2016 Plan.

DESCRIPTION OF PLAN

The following description is qualified in its entirety by reference to the Plan document, a copy of which is attached as Appendix B and incorporated into this Proxy Statement by reference.

Administration

The Plan is administered by the Committee. Subject to the express provisions of the Plan, the Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award.

The Committee may delegate some or all of its power and authority under the Plan to the Board, a subcommittee of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate, except that that the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in the Plan of an officer or director subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such officer or director.

Eligibility

Participants in the Plan will consist of such officers, other employees, and non-employee directors of the Company and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Committee. Generally, employees at the level of First Vice President and above are eligible for annual awards and certain employees below the level of First Vice President receive awards on a discretionary basis. In 2020 and 2019, the Committee authorized awards to 421 and 305 employees, respectively. Of these employees, in 2020 and 2019, 136 and 72 employees, respectively, were below the level of First Vice President. We expect that the Committee will continue to make awards under the Plan in a manner generally consistent with awards granted in 2020 and 2019.

Dividends; Dividend Equivalents

In no event will dividends or dividend equivalents be paid with respect to options or stock appreciation rights under the Plan. Further, notwithstanding anything to the contrary, with respect to restricted stock, restricted stock units and performance awards, if such award provides for a right to dividends or dividend equivalents, any dividends or dividend rights will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

Stock Options and SARs

The Plan provides for the grant of stock options and SARs. The Committee will determine the conditions to the exercisability of each option and SAR.

Each option will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain options that expire during blackout periods. If the option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the exercise price will be the price required by the Internal Revenue Code.

60	Valley National Bancorp	Proxy Statement 2021

Each SAR will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain SARs that expire during blackout periods. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the base price of a SAR granted in tandem with an option (a “tandem SAR”) will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of common stock on the exercise date and the base price of the SAR.

All of the terms relating to the exercise, cancellation or other disposition of stock options and SARs (i) upon a termination of employment or service of a participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, are determined by the Committee. Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of common stock subject to such option or SAR.

Stock Awards

The Plan provides for the grant of Stock Awards. The Committee may grant a Stock Award as a restricted stock award, restricted stock unit award or unrestricted stock award. Unless otherwise specified in the award agreements, restricted stock awards and restricted stock unit awards are subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period. Unrestricted stock awards are not subject to any restriction periods or performance measures.

Unless the agreement relating to a restricted stock award specifies otherwise, the holder of such award shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends (to the extent the restricted award vests) and the right to participate in any capital adjustment applicable to all holders of common stock.

The agreement awarding restricted stock units will specify (1) whether such award may be settled in shares of common stock, cash or a combination thereof; and (2) whether the holder will be entitled to receive dividend equivalents.

All of the terms relating to vesting of a Stock Award, or the forfeiture and cancellation of a Stock Award (i) upon a termination of employment or service, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Committee and reflected in the award agreement.

Cash Awards

The Plan provides for the grant of cash-based awards which may be granted as an element of or a supplement to any other award under the Plan or as a stand-alone award. The terms and conditions relating to such cash-based awards shall be set forth in the applicable award agreement.

Performance Awards

The Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of common stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Prior to the settlement of a performance award in shares of common stock, the holder of such award has no rights as a shareholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment or service, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Committee and reflected in the award agreement.

Performance Measures

Under the Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of common stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Committee at the time of grant. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). The applicable performance measures may be applied on a pre- or

61

ITEM 4: APPROVAL OF 2021 INCENTIVE COMPENSATION PLAN

post-tax basis and may be adjusted to include or exclude the impact of one or more items that may affect or alter any performance measure, including, without limitation, restructuring or impairment charges, acquisitions or dispositions, foreign exchange, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Company or its financial statements, changes in law or accounting principles, or any other event as determined by the Committee.

CHANGE IN CONTROL

Subject to the terms of the applicable award agreement, in the event of a Change in Control (as defined in the Plan), the Compensation Committee may, in its discretion:

•	Require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be equitably substituted for some or all of the shares subject to an outstanding award;

•	Provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the restriction period applicable to some or all outstanding awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the performance period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the performance criteria applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level; and/or

•	Require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the aggregate number of shares then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the fair market value of a share as of the date of the Change in Control, over the exercise price or grant price per share subject to such option or SAR, (2) in the case of a performance-based award denominated in shares, the aggregate number of shares then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award have been satisfied or are deemed satisfied, multiplied by the fair market value of a share as of the date of the Change in Control, and (3) in the case of a performance-based award denominated in cash, the value of the award then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award have been satisfied or are deemed satisfied; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

No Repricing

The Committee may not, without the approval of shareholders, (i) reduce the purchase price or base price of any previously granted stock option or SAR, (ii) cancel any previously granted stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price or (iii) cancel any previously granted stock option or SAR in exchange for cash or another award if the purchase price of such stock option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation, in each case, other than in connection with a change in control or pursuant to the plan’s adjustment provisions.

Clawback of Awards

The awards granted under the Plan and any cash payment or shares of common stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or the rules of any primary securities exchange on which the Company’s shares of common stock are listed.

Effective Date, Termination and Amendment

The Plan will become effective as of the date of shareholder approval and will terminate as of the tenth anniversary of the date of such shareholder approval, unless earlier terminated by the Board. The Board may amend the Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including any rule of Nasdaq, and provided that no amendment may be made that seeks to modify the prohibition on repricing of stock options and SARs without shareholder approval under the Plan, or that materially impairs the rights of a holder of an outstanding award without the consent of such holder.

62	Valley National Bancorp	Proxy Statement 2021

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Stock Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction, subject to Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the lesser of (1) the excess of the amount realized upon that disposition over the exercise price, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

Stock Awards

A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares, plus the amount of any dividends received at such time. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

A participant who receives shares of common stock that are not subject to any restrictions under the Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

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ITEM 4: APPROVAL OF 2021 INCENTIVE COMPENSATION PLAN

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

Section 162(m) Implications

In general, there will be no tax consequences to us of awards or exercises of awards made pursuant to the Plan except that we will be entitled to a deduction when a participant has compensation income. Any such deduction for certain senior executives will be subject to the limitations of Section 162(m) of the Internal Revenue Code which provides that the Company will be denied a deduction for any compensation exceeding $1,000,000 for our chief executive officer, chief financial officer and other named executive officers and former executive officers, regardless of whether the compensation is performance-based compensation.

NEW PLAN BENEFITS

If the Plan is approved by our shareholders, awards under the Plan will be determined by the Committee in its discretion, and it is, therefore, not possible to predict the awards that will be made to particular participants in the future. For information regarding grants made to our named executive officers under the 2016 Plan for fiscal year 2020, please refer to the discussion beginning on page 46 under “Grants of Plan-Based Awards”. For information regarding grants made to our non-employee directors under the 2016 Plan for fiscal year 2020, please refer to the discussion beginning on page 29 under “Compensation of Directors”.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding our equity compensation plans as of December 31, 2020.

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights*	Weighted average exercise price on outstanding options and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	5,502,715	$7.25	3,006,832
Equity compensation plans not approved by security holders	—	—	—
Total	5,502,715	$7.25	3,006,832

*

Amount includes 2,986,347 options outstanding with a weighted average exercise price of $7.25 and 2,516,368 performance-based restricted stock units measured at maximum vesting at December 31, 2020. Amount does not include 413,701 outstanding restricted shares and 1,729,250 outstanding restricted stock units.

The Valley Board unanimously recommends a vote “FOR” The Valley National Bancorp 2021 Incentive Compensation Plan.

64	Valley National Bancorp	Proxy Statement 2021

ITEM 5: SHAREHOLDER PROPOSAL

Mr. Kenneth Steiner has advised the Company that he intends to propose a resolution at the 2021 Annual Meeting. Mr. Steiner has appointed John Chevedden, and/or his designee to act on his behalf in matters relating to the proposed resolution. In accordance with SEC rules, the text of the resolution and supporting statement appear below, printed verbatim from the submission.

For the reasons set forth in the Statement in Opposition immediately following this shareholder proposal, our Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL 5 – INDEPENDENT BOARD CHAIRMAN

Shareholders

Shareholders request that our Board of Directors adopt a policy, and amend our governing documents as necessary to require that the Chairman of the Board of Directors to be an independent member of the Board whenever possible including the next Chairman of the Board transition.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. This policy is not intended to violate any employment contract but recognizes that the Board has broad power to renegotiate an employment contract.

Support for proposals to appoint an independent board chair received 17% higher support at U.S. companies in 2020. Since management performance setbacks often result in higher support for this proposal topic, the mere submission of this proposal may be an incentive for the Chairman of the Board to perform better leading up to the 2021 annual meeting.

An independent Chairman is best positioned to focus on the reasons behind the decline in our stock price from $12 in 2018. The decline in our stock price from $12 since 2018 is evidence that Mr. Andrew Abramson in the Lead Director role is no substitute for an Independent Board Chairman.

Clearly our Chairman needs to focus on increasing the stock price (which has been lagging during a robust stock market) by enhancing the underlying core value of Valley National Bancorp.

It is also important to have an independent board chairman to help make up for the 2020 devaluation of shareholder meetings with the widespread substitution of online shareholder meetings using the pandemic as a steppingstone. Online meetings are so easy for management that management will never want to return to in-person shareholder meetings.

With tightly controlled online shareholder meetings everything is optional. For instance management reporting on the status of the company is optional. Also answers to questions are optional even if management misleadingly asks for questions to be typed on a computer screen. And Valley National Bancorp management thinks that an acceptable answer to a shareholder question during an online meeting is to give directions on how a shareholder can research the answer—what arrogance!

Goodyear management even hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive criticism.

Plus AT&T management would not even allow the proponents of shareholder proposals to read their proposals by telephone at the 2020 AT&T online annual meeting during the pandemic.

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17/aft-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Online shareholder meetings also give management a blank check to make false statements. For instance management at scores of 2020 online annual meetings falsely stated that there were no more shareholder questions. Shareholders were powerless to point out that their questions were not answered.

Please vote yes:

Independent Board Chairman – Proposal 5

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ITEM 5: SHAREHOLDER PROPOSAL

Board of Directors Statement in Opposition to Shareholder Proposal 5 to amend Valley’s governing documents as necessary to require that the Chairman of the Board of Directors to be an independent member of the Board.

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board recognizes that an independent Board is critical to its role of oversight and representing the interests of shareholders. The Board also recognizes the significance of board refreshment to effective corporate governance.

The Board believes that its results demonstrate a continuing commitment to independence and oversight. Since 2016:

•	The Board has elected a new President and CEO who is in his forties;

•	Six directors (out of 13 directors in 2016) have left the Board, with two more leaving at the 2021 Annual Meeting; and

•	Six new directors were added to the Board, including one identifying as African American, one with a technology background, and two women.

In addition:

•	Our total shareholder return for the past three years compared to the banks in the KBW Index is in the 73rd percentile: and
•	The Company held its first virtual annual meeting on May 1, 2020 and received no criticism about how it handled questions from shareholders or the presentation of a shareholder proposal.

The proposal requests a specific means to achieve an independent Board—namely an independent chairperson.

The Board believes it is important to preserve flexibility in choosing the best leadership structure for an independent board to maintain effective oversight of the Company. The directors believe that maintaining a strong, independent board may take different forms. An independent Lead Director is crucial if the chairperson is not independent. The Board currently combines the role of chairperson and CEO. The independent directors do not believe the combined Chair/CEO position weakens independent corporate governance or impedes the Board’s ability to provide effective independent oversight. An independent chairperson is not a measure of independent board leadership.

The Board currently believes that independent Board leadership is effectively provided by the election by the independent directors of an independent Lead Director. As provided in the Corporate Governance Guidelines, the Lead Director:

•	Has the responsibility to identify issues for Board consideration and assist in forming a consensus among directors;

•	Has the authority to call meetings of independent directors and non-management directors (including meetings not in connection with regular board meetings) and preside at all executive sessions of independent and non- management directors;

•	Establishes the agenda for all meetings and executive sessions of the independent directors and non-management directors, with input from other directors;
•	Has the authority to retain outside advisors who report directly to the Board, with the prior approval of the Board;

•	Serves as a liaison between the CEO and the independent and non-management directors and assists the CEO and/or chairperson with establishing meeting agendas, meeting schedules and assuring sufficient time for discussion of agenda items;

•	Leads the independent director assessment of the CEO; and

•	Is appointed annually by the independent directors.

Separately, no prevailing empirical evidence supports the merits of independent chairs.

The Valley Board unanimously recommends a vote “AGAINST” the shareholder proposal.

66	Valley National Bancorp	Proxy Statement 2021

INFORMATION ABOUT THE ANNUAL MEETING

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors for use at our 2021 Annual Meeting and at any adjournment or postponement of the meeting. This year’s Annual Meeting will be held in a virtual format through a live audio webcast.

In light of the continuing COVID-19 pandemic, the Board of Directors has opted, as with the 2020 Annual Meeting, to hold a virtual-only Annual Meeting. For health and safety reasons, the Board believes that holding an in-person meeting is not in the best interests of Valley’s employees, directors and shareholders. The Board believes that the virtual format used for the 2020 Annual Meeting was successful.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on February 22, 2021, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/VLY2021, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. You may log on to proxyvote.com and enter your Control Number.

You will be permitted to submit live questions at the Annual Meeting just as if you were attending a physical meeting. Questions may be submitted starting thirty minutes before the start of the Annual Meeting through www.virtualshareholdermeeting.com/VLY2021. We expect to allow up to 40 minutes to answer questions during the Annual Meeting, including those answered during the “official business” portion of the Annual Meeting and the “Q&A” portion of the Annual Meeting. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to three questions, one asked with respect to the “official business” portion of the Annual Meeting and two asked with respect to the “Q&A” portion of the Annual Meeting. It will help us if questions are succinct and cover only one topic per question. In addition, Valley will adhere to the following policies:

•	Only questions from shareholders will be answered during the Annual Meeting;

•	Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together;
•	Depending on the volume of questions received, questions submitted will be addressed generally in the order received as time allows; and

•	If the volume of questions exceeds the time allotted for the meeting, responses to such additional questions will be posted on our investor relations’ website and remain posted for at least two weeks.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately thirty minutes before the meeting.

This proxy statement is first being made available to shareholders on or about March 8, 2021.

E-PROXY

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials to certain shareholders over the Internet. Most shareholders are receiving by mail an E-Proxy Notice, which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive a paper copy of the proxy materials or electronic copy of the proxy materials by e-mail for future meetings.

Shareholders who are current employees of Valley or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Shareholders who elect to receive paper copies of the proxy materials will receive these materials by mail.

The 2021 notice of annual meeting of shareholders, this proxy statement, the Company’s 2021 annual report to shareholders and the proxy card or voting instruction form are referred to as our “proxy materials”, and are available electronically at the following website: http:www.valley.com/filings.html.

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INFORMATION ABOUT THE ANNUAL MEETING

SHAREHOLDERS ENTITLED TO VOTE

The record date for the meeting is Monday, February 22, 2021. Only holders of common stock of record at the close of business on that date, or their valid proxy holders, are entitled to vote at the virtual meeting or by proxy.

On the record date there were 405,603,861 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

HOUSEHOLDING

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470, telephone (973) 305-3380 or e-mail her at tzarkadas@valley.com. If your shares are held in “street name”, you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or set of proxy materials.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Ms. Zarkadas at the address or telephone number above. If your shares are held in “street name”, you should contact the broker or other intermediary who holds the shares on your behalf.

PROXIES AND VOTING PROCEDURES

Your vote is important and you are encouraged to submit your proxy promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends—that is:

•	Item 1 – FOR the election of each of the 11 nominees for director named in this proxy statement;

•	Item 2 – FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	Item 3 – FOR the ratification of the appointment of KPMG LLP;
•	Item 4 – FOR approval of the Valley National Bancorp 2021 Incentive Compensation Plan; and

•	Item 5 – AGAINST the shareholder proposal.

HOW TO VOTE

We are offering you four alternative ways to vote your shares:

During the Annual Meeting. If you wish to vote in person at the virtual Annual Meeting, you can do so by going to www.virtualshareholdermeeting.com/VLY2021. during the live audio webcast. Have the information that is printed on your E-Proxy Notice or proxy card available and follow the on-screen instructions.

By Internet. If you wish to vote using the Internet, you can access the web page at www.proxyvote.com and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone. Have your proxy card available when you access the web page.

By Telephone. If you wish to vote by telephone, call toll-free 1-800-690-6903 from any touch-tone telephone and follow instructions. Have your E-Proxy Notice or proxy card available when you call.

By Mail. To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the envelope provided as soon as possible.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your earlier proxy if you follow the instructions provided below in the section and “Revoking Your Proxy”.

68	Valley National Bancorp	Proxy Statement 2021

If you are an employee or former employee of the Company and hold our shares in our Savings and Investment Plan (401(k) plan), you will receive a separate proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction form for the plan trustee. The plan trustee will vote plan shares for which voting instructions are not received in the same proportion as the shares for which instructions were received under the plan.

REVOKING YOUR PROXY

You can revoke your proxy at any time before it is exercised by:

•	Delivery of a properly executed, later-dated proxy; or
•	A written revocation of your proxy.

A later-dated proxy by mail or written revocation must be received before the meeting by the Corporate Secretary of the Company, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your proxy as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede any prior proxies.

QUORUM REQUIRED TO HOLD THE ANNUAL MEETING

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner. Brokers do not have discretionary power to vote on the following items absent instructions from the beneficial owner: the election of directors, the advisory vote on executive compensation, the adoption of the Valley National Bancorp 2021 Incentive Compensation Plan or the shareholder proposal.

REQUIRED VOTE

•	To be elected to a new term, directors must receive a majority of the votes cast (the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” the nominee). Each director has executed a resignation letter which becomes effective if he or she does not receive a majority of the votes cast in an election that is not contested and the Board votes to accept the resignation. Abstentions and broker non-votes are not counted as votes cast and have no effect on the election of a director. If there is a contested election (which is not the case in 2021), directors would be elected by a plurality of votes cast at the Annual Meeting.

•	The advisory vote on executive compensation will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome.

•	The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions are not counted as votes cast and will have no effect on the outcome.

•	The vote to approve the Valley National Bancorp 2021 Incentive Compensation Plan will be approved if a majority of the votes cast are voted FOR such proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome.

•	The shareholder proposal will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no impact on the outcome

METHOD AND COST OF PROXY SOLICITATION

This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the SEC and NASDAQ, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying Equiniti (US) Services LLC a fee of $8,000 plus out of pocket expenses to assist with solicitation of proxies.

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OTHER MATTERS

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to vote by Internet or telephone or sign the enclosed proxy and return it in the enclosed envelope. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors

Wayne, New Jersey

March 8, 2021

A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2020 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at the following link: http:www.valley.com/filings.html

70	Valley National Bancorp	Proxy Statement 2021

APPENDIX A

VALLEY NATIONAL BANCORP

Valley Peer 19

Company	Ticker	Net Income (in thous.)	Total Revenue (in thous.)	Total Assets (in thous.)	Market Capitalization (in mil.)

BankUnited, Inc.	BKU	$197,853	$884,979	$35,010,493	$3,237.0

Cullen/Frost Bankers, Inc.	CFR	331,151	1,441,455	42,391,317	5,496.0

F.N.B. Corporation	FNB	286,006	1,216,638	37,354,351	3,055.0

Fulton Financial Corporation	FULT	178,040	858,595	25,906,733	2,065.0

Hancock Whitney	HWC	(45,174)	1,266,951	33,638,602	2,950.0

Investors Bancorp, Inc.	ISBC	221,580	815,150	26,023,159	2,618.0

New York Community Bancorp, Inc.	NYCB	511,109	1,161,222	56,306,120	4,894.0

Old National Bancorp	ONB	226,409	835,368	22,960,622	2,738.0

PacWest Bancorp	PACW	(1,237,574)	1,160,618	29,498,442	3,008.0

People’s United Financial, Inc.	PBCT	572,600	2,068,500	63,444,800	5,491.0

Prosperity Bancshares	PB	528,904	1,162,267	34,059,275	6,421.0

Signature Bank	SBNY	528,359	1,594,340	73,888,344	7,247.0

Sterling Bancorp	STL	225,769	1,000,483	29,820,138	3,469.0

Synovas Financial	SNV	373,695	2,019,261	54,366,086	4,792.0

Texas Capital Bancshares, Inc.	TCBI	66,289	1,054,342	37,726,096	3,003.0

Umpqua Holdings Corporation	UMPQ	(1,523,420)	1,294,528	29,235,175	3,334.0

United Bankshares, Inc.	UBSI	289,023	1,044,519	26,184,247	4,186.0

Webster Financial Corporation	WBS	220,621	1,176,670	32,590,690	3,802.0

Wintrust Financial	WTFC	292,990	1,644,096	45,080,768	3,468.0

Valley National Bancorp	VLY	390,606	1,301,936	40,686,076	3,938.0

A-1

APPENDIX B

VALLEY NATIONAL BANCORP

2021 INCENTIVE COMPENSATION PLAN

I.    INTRODUCTION

1.1.

Purposes. The purposes of the Valley National Bancorp 2021 Incentive Compensation Plan (as amended from time to time, the “Plan”) are (i) to align the interests of the Company’s shareholders and the recipients of Awards under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees and Non-Employee Directors, and (iii) to motivate such persons to act in the long-term best interests of the Company and its shareholders.

1.2.	Certain Definitions.

(a)

“Award” shall mean any options to purchase Shares in the form of Incentive Stock Options or Nonqualified Stock Options, SARs in the form of Tandem SARs or Free-Standing SARs, Stock Awards in the form of Restricted Stock, Restricted Stock Units or Unrestricted Stock, Performance Awards and Other Cash-Based Awards granted under the Plan.

(b)

“Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by the eligible person to whom it has been so granted. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(c)	“Blackout Period” shall have the meaning set forth in Section 3.1(b).

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Change in Control” shall have the meaning set forth in Section 7.7(b).

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)

“Committee” shall mean the Compensation and Human Resources Committee of the Board, or a subcommittee thereof, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of The Nasdaq Stock Market LLC or, if Shares are not listed on The Nasdaq Stock Market LLC, within the meaning of the rules of the principal stock exchange on which Shares are then traded; provided, however, that the “Committee” in regard to exercising any authority and responsibility to grant awards under the Plan to participants who are Non-Employee Directors and to make or take, as the case may be, all required or appropriate determinations and actions in respect of such grants shall mean the Nominating and Corporate Governance Committee of the Board or another Board committee and/or the Board itself, if so determined by the Board.

(h)	“Common Stock” shall mean the common stock, no par value per share, of the Company, and all rights appurtenant thereto.

(i)	“Company” shall mean Valley National Bancorp, a New Jersey corporation, and its successors by operation of law.

(j)	“Continuing Directors” shall have the meaning set forth in Section 7.7(b).

(k)	“Control Person” shall have the meaning set forth in Section 7.7(b).

(l)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m)

“Fair Market Value” shall mean, unless otherwise determined by the Committee from time to time, the closing transaction price of a Share as reported on the Nasdaq Global Select Market on the date as of which such value is being determined or, if Shares are not listed on the Nasdaq Global Select Market, the closing transaction price of a Share on the principal national stock exchange on which Shares are traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if Shares are not listed on a national stock

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APPENDIX B

exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

(n)

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, Shares (which may be Restricted Stock) or, to the extent provided in the applicable Award Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

(o)

“Incentive Stock Option” shall mean an option to purchase Shares that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

(p)	“Non-Control Transaction” shall have the meaning set forth in Section 7.7(b).

(q)	“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

(r)	“Non-qualified Stock Option” shall mean an option to purchase Shares which is not an Incentive Stock Option.

(s)	“Other Cash-based Award” shall mean a cash-denominated award granted under Section 6.1 of the Plan.

(t)

“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

(u)

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the Shares subject to such Award, or, in the case of a Restricted Stock Unit Award or Performance Award, to the holder’s receipt of the Shares subject to such Award or of payment with respect to such Award. Such criteria and objectives may be one or more of the following company-wide or subsidiary, division, operating unit or individual measures, including without limitation: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; increase in shareholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total shareholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; book value, tangible book value or growth in book value or tangible book value, interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, or any other objective or subjective measures determined by the Committee. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or an index of other companies (or a combination of such past and current performance). The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude one or more components of any performance measure, including, without limitation, restructuring or impairment charges, acquisitions or dispositions, foreign exchange, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

(v)

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an Award shall be measured and (ii) the conditions to vesting applicable to an Award shall remain in effect.

(w)	“Prior Plan” shall mean the Valley National Bancorp 2016 Long-Term Stock Incentive Plan, as amended from time to time.

(x)

“Restricted Stock” shall mean Shares which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

(y)	“Restricted Stock Award” shall mean an award of Restricted Stock under the Plan.

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(z)

“Restricted Stock Unit” shall mean a right to receive one Share or, in lieu thereof, the Fair Market Value of such Share in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

(aa)	“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under the Plan.

(bb)

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such Award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

(cc)

“Retirement” with respect to employees means, except as otherwise set forth in the applicable Award Agreement, the retirement from active employment with the Company, but only if such person meets one of the requirements contained below in either clause (i), clause (ii) or clause (iii).

(i)                the person has a minimum combined total of Years of Service and age equal to eighty (80); and the person is age fifty-five (55) or older; or

(ii)                the person has a minimum of five (5) Years of Service; and the person is age sixty-five (65) or older; or

(iii)                the person has a minimum of ten (10) Years of Service; and the person is age sixty (60) or older, and in the case of (i), (ii) and (iii) only if the person provides thirty (30) days prior written notice to the Company of the retirement.

For Non-Employee Directors, the term “Retirement” shall mean the date on which the Director ceases to be a member of the Board after both attaining age sixty-five (65) and completing at least five (5) years of service on the Board.

(dd)	“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

(ee)

“Shares” shall mean the shares of the Company’s Common Stock. If there has been an adjustment or substitution pursuant to Section 7.6, the term “Shares” shall also include any shares of stock or other securities that are substituted for the Common Stock or into which the Common Stock is adjusted pursuant to Section 7.6.

(ff)	“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

(gg)

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

(hh)

“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock.

(ii)	“Surviving Corporation” shall have the meaning set forth in Section 7.7(b).

(jj)

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, Shares (which may be Restricted Stock) or, to the extent provided in the applicable Award Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of Shares subject to such option, or portion thereof, which is surrendered.

(kk)	“Tax Date” shall have the meaning set forth in Section 7.4.

(ll)	“Ten Percent Holder” shall have the meaning set forth in Section 3.1(a).

(mm)	“Unrestricted Stock” shall mean Shares which are not subject to a Restriction Period or Performance Measures.

(nn)	“Unrestricted Stock Award” shall mean an Award of Unrestricted Stock under the Plan.

(oo)

“Years of Service” shall mean each twelve consecutive month period commencing on the participant’s employment date, after which he or she remains employed by the Company or an affiliate. Partial years of

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APPENDIX B

service will not be considered. For the avoidance of doubt, Years of Service for an individual who becomes an employee in connection with an asset or stock purchase, merger, or other corporate transaction involving his or her prior employer (an “Acquired Entity”) will not include the period of employment with the Acquired Entity.

1.3.

Administration. This Plan shall be administered by the Committee. The Committee shall have full power and authority in its sole discretion, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select eligible persons to whom Awards may from time to time be granted; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each participant; (iii) determine the number of Shares or dollar value to be covered by each Award; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in cash, Shares, or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property, and other amounts payable with respect to an Award made under the Plan shall be deferred, either automatically or at the election of the participant; (vii) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (viii) determine whether, to what extent, and under what circumstances any Award shall be canceled or suspended; (ix) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (x) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner, and to the extent, that the Committee shall deem desirable to carry it into effect; (xi) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xii) determine whether any Award (other than a Stock Option or SAR) will have dividend equivalents; and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

The Committee shall in its sole discretion, subject to the terms of the Plan, interpret the Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on any person receiving or claiming Awards.

The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in the Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4.

Eligibility. Participants in the Plan shall consist of such officers, other employees, and Non-Employee Directors of the Company and persons expected to become officers, other employees, and Non-Employee Directors of the Company as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in the Plan at any time shall not require the Committee to select such person to participate in the Plan at any other time. Except as provided otherwise in an Award Agreement, for purposes of the Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.

1.5.

Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

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II.    SHARES AVAILABLE

2.1

Initial Share Reserve. Subject to adjustment as provided in Section 7.6 below, 9,000,000 Shares shall initially be available for all Awards under the Plan, less one (1) Share for every one (1) Share granted under any Prior Plan after December 31, 2020. Subject to adjustment as provided in Section 7.6, no more than 4,500,000 Shares in the aggregate may be issued under the Plan in connection with Incentive Stock Options. After the effective date of the Plan (as provided in Section 7.1), no awards may be granted under any Prior Plan.

2.2

Permitted Addbacks to Share Reserve. If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2020 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for Awards under Section 2.1 of the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after December 31, 2020, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under Section 2.1 of the Plan; provided, however, that Shares that again become available for issuance under the Plan pursuant to the preceding clause (ii) shall not increase the numbers of shares that may be granted under the Plan in connection with Incentive Stock Options.

2.3

No Recycling of Options or SARs. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the shares authorized for grant under Section 2.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2020, an option under the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs or, after December 31, 2020, options or stock appreciation rights under the Prior Plan, (iii) Shares subject to a SAR or, after December 31, 2020, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2020, options under the Prior Plan.

2.4

Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 2.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

2.5

Source of Shares. Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued Shares, authorized and issued Shares reacquired and held as treasury shares or otherwise or a combination thereof.

2.6

Director Limit. The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid during the fiscal year to the Non-Employee Director in respect of such Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

III.    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

3.1.

Stock Options. The Committee may, in its discretion, grant options to purchase Shares to such eligible participants as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

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APPENDIX B

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable:

(a)

Number of Shares and Purchase Price. The number of Shares subject to an option and the purchase price per share purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b)

Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten (10) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant; provided, further, that with respect to a Nonqualified Stock Option, if the expiration date of such option occurs during any period when the participant is prohibited from trading in securities of the Company pursuant to the Company’s insider trading policy or other policy of the Company or during a period when the exercise of such option would violate applicable securities laws (each, a “Blackout Period”), then the period during which such option shall be exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period (to the extent permitted by Section 409A of the Code); provided, further that no extension will be made if the purchase price of such Option at the date the initial term would otherwise expire is above the Fair Market Value. The Committee may, in its sole discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole Shares.

(c)

Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 7.4, have been paid (or arrangement made for such payment to the Company’s satisfaction).

3.2.

Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable:

(a)

Number of SARs and Base Price. The number of SARs subject to an Award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such

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Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b)

Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten (10) years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option; provided, further, if the expiration date of an SAR occurs during any Blackout Period, then the period during which such SAR shall be exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period (to the extent permitted by Section 409A of the Code); provided, further that no extension will be made if the base price of such SAR at the date the initial term would otherwise expire is above the Fair Market Value. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole Shares and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 4.3(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a shareholder of the Company as determined pursuant to Section 4.3(c). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a shareholder of the Company with respect to the Shares subject to such SAR.

(c)

Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until any withholding taxes thereon, as described in Section 7.4, have been paid (or arrangement made for such payment to the Company’s satisfaction).

3.3.

Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable Award Agreement.

3.4.

No Repricing. The Committee may not without the approval of the shareholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another Award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a Share on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 7.6.

3.5.

Dividend Equivalents. Notwithstanding anything in an Award Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of Shares subject to such option or SAR.

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APPENDIX B

IV.    STOCK AWARDS

4.1.

Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

4.2.

Terms of Unrestricted Stock Awards. The number of Shares subject to an Unrestricted Stock Award shall be determined by the Committee. Unrestricted Stock Awards shall not be subject to any Restriction Periods or Performance Measures. Upon the grant of an Unrestricted Stock Award, subject to the Company’s right to require payment of any taxes in accordance with Section 7.4, a certificate or certificates evidencing ownership of the requisite number of Shares shall be delivered to the holder of such Award or such shares shall be transferred to the holder in book entry form.

4.3.

Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)

Number of Shares and Other Terms. The number of Shares subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b)

Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of the Shares subject to such Award (i) if the holder of such Award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the Shares subject to such Award (x) if the holder of such Award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)

Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 7.5, indicating that the ownership of the Shares represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 7.4, the restrictions shall be removed from the requisite number of any Shares that are held in book entry form, and all certificates evidencing ownership of the requisite number of Shares shall be delivered to the holder of such Award.

(d)

Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such Award shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends subject to Section 1.5, and the right to participate in any capital adjustment applicable to all holders of Common Stock.

4.4.

Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)

Number of Shares and Other Terms. The number of Shares subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b)

Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such Award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied

B-8	Valley National Bancorp	Proxy Statement 2021

or met in whole or in part during a specified Performance Period, and for the forfeiture of the Shares subject to such Award (x) if the holder of such Award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met in whole or in part during a specified Performance Period.

(c)

Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such Award may be settled in Shares or cash or a combination thereof and (ii) subject to Section 1.5 , whether the holder thereof shall be entitled to receive dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of Shares subject to such Award. Prior to the settlement of a Restricted Stock Unit Award, the holder of such Award shall have no rights as a shareholder of the Company with respect to the Shares subject to such Award.

4.5.

Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such Award upon a termination of employment with or service to the Company of the holder of such Award, whether by reason of disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable Award Agreement.

V.    PERFORMANCE AWARDS

5.1.	Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

5.2.

Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)

Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b)

Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met in whole or in part during the specified Performance Period and for the forfeiture of such Award if the specified Performance Measures are not satisfied or met in whole or in part during the specified Performance Period.

(c)

Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such Award may be settled in Shares (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 4.3(c) and the holder of such Restricted Stock shall have such rights as a shareholder of the Company as determined pursuant to Section 4.3(d). Prior to the settlement of a Performance Award in Shares, including Restricted Stock, the holder of such Award shall have no rights as a shareholder of the Company.

5.3.

Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such Award upon a termination of employment with or service to the Company of the holder of such Award, whether by reason of disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable Award Agreement.

VI.    OTHER CASH-BASED AWARDS

6.1.

Other Cash-Based Awards. The Committee may grant cash-based Awards to such eligible persons as may be selected by the Committee that provide the opportunity to earn or receive cash payments. Other Cash-Based Awards may be granted as an element of or a supplement to any other Award under the Plan or as a stand-alone Award. The terms and conditions relating to Other Cash-Based Awards shall be set forth in the applicable Award Agreement.

B-9

APPENDIX B

VII.    GENERAL

7.1.

Effective Date and Term of Plan. This Plan shall be submitted to the shareholders of the Company for approval and, if approved, shall become effective as of the date of such shareholder approval. This Plan shall terminate on the tenth anniversary of the date on which the Company’s shareholders approve the Plan, unless earlier terminated by the Board; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination. Awards hereunder may be made at any time prior to the termination of the Plan.

7.2.

Amendments. The Board may amend the Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s shareholders if (i) shareholder approval is required by applicable law, rule or regulation, including any applicable rule of The Nasdaq Stock Market LLC, or (ii) such amendment seeks to modify Section 3.4 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding Award without the consent of such holder.

7.3.

Non-Transferability. No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an Award, each Award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void.

7.4.

Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Agreement may provide that (i) the Company shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the Award.

7.5.

Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder and may impose a similar restriction on book entry shares.

7.6.

Adjustment. In the event of any equity restructuring that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award (including the number and class of securities subject thereto) and the terms of each outstanding Performance Award (including the number and class of securities subject thereto), shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options

B-10	Valley National Bancorp	Proxy Statement 2021

and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

7.7.	Change in Control

(a)	Subject to the terms of the applicable Award Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i)

provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Unit Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the Performance Period applicable to some or all outstanding Awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding Awards shall be deemed to be satisfied at the target or any other level;

(ii)

require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board in accordance with Section 7.6; and/or

(iii)

require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the aggregate number of Shares then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the purchase price or base price per Share subject to such option or SAR, (2) in the case of a Stock Award or a Performance Award denominated in Shares, the aggregate number of Shares then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 7.7(a)(i), multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (3) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 7.7(a)(i); (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(b)	For purposes of the Plan, a “Change in Control” means, unless otherwise provided in an Award Agreement, the occurrence of any one of the following events:

(i)

when any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an affiliate of the Company or a Subsidiary or an employee benefit plan established or maintained by the Company, a Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities (a “Control Person”);

(ii)

the consummation of (A) a transaction, other than a Non-Control Transaction, pursuant to which the Company is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation, (B) a sale or disposition of all or substantially all of the Company’s assets or (C) a plan of liquidation or dissolution of the Company; or

(iii)

if during any period of two (2) consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof or, following a Non-Control Transaction, a majority of the board of directors of the Surviving Corporation; provided that any individual whose election or nomination for election as a member of the Board (or,

B-11

APPENDIX B

following a Non-Control Transaction, the board of directors of the Surviving Corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

For purposes of this paragraph: (I) the Company will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of the Company or any successor to the Company; (II) “Non-Control Transaction” means a transaction in which the Company is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation pursuant to a definitive agreement providing that at least a majority of the directors of the Surviving Corporation immediately after the transaction are persons who were directors of the Company on the day before the first public announcement relating to the transaction; (III) “Surviving Corporation” means (A) in a transaction in which the Company becomes the subsidiary of another corporation, the ultimate parent entity of the Company or the Company’s successor, and (B) in any other transaction pursuant to which the Company is merged with or into another corporation, the surviving or resulting corporation in the merger or consolidation.

7.8.

Deferrals. The Committee may determine that the delivery of Shares or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

7.9.

No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in the Plan. Neither the Plan nor any Award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

7.10.

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

7.11.

Designation of Beneficiary. To the extent permitted by the Company, a holder of an Award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding Award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

7.12.

Governing Law. This Plan, each Award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New Jersey and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.13.

Foreign Employees. Without amending the Plan, the Committee may grant Awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

B-12	Valley National Bancorp	Proxy Statement 2021

7.14.

Awards Subject to Clawback. The Awards granted under the Plan and any cash payment or Shares delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company has adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

B-13

VALLEY NATIONAL BANK

FOR RETURNED BAD ADDRESS

C/O PROXY SERVICES

P.O. BOX 9163

FARMINGDALE, NY 11735

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VLY2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D32340-P47778	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VALLEY NATIONAL BANCORP

The Board of Directors recommends you vote FOR the following proposals:

1. ELECTION OF 11 DIRECTORS:	For	Against	Abstain

1a. Andrew B. Abramson	☐	☐	☐

1b. Peter J. Baum	☐	☐	☐

1c. Eric P. Edelstein	☐	☐	☐

1d. Marc J. Lenner	☐	☐	☐

1e. Peter V. Maio	☐	☐	☐

1f. Ira Robbins	☐	☐	☐

1g. Suresh L. Sani	☐	☐	☐

1h. Lisa J. Schultz	☐	☐	☐

1i. Jennifer W. Steans	☐	☐	☐

1j. Jeffrey S. Wilks	☐	☐	☐

1k. Dr. Sidney S. Williams, Jr.	☐	☐	☐

	For	Against	Abstain

2. An advisory vote on named executive officer compensation;	☐	☐	☐

3. Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2021;	☐	☐	☐

4. Adoption of the Valley National Bancorp 2021 Incentive Compensation Plan; and	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

5. A shareholder proposal if properly presented at the Annual Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

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D32341-P47778

VALLEY NATIONAL BANCORP PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MONDAY, APRIL 19, 2021 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANDREW B. ABRAMSON, ERIC P. EDELSTEIN and SURESH L. SANI and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned’s name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held via live audio webcast at www.virtualshareholdermeeting.com/VLY2021, on Monday, April 19, 2021 at 3:00 p.m., Eastern Time, and at any adjournment thereof for all matters as indicated upon the reverse side, and at their discretion, upon other matters that may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on this proxy; FOR proposals 2, 3 and 4; and AGAINST proposal 5. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side.)